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INDEX TO DELTA PLC CONSOLIDATED FINANCIAL STATEMENTS
TABLE OF CONTENTS 3

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED APRIL 7, 2010

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities became effective under the Securities Act of 1933, as amended. We are not using this preliminary prospectus supplement and the accompanying prospectus to offer to sell or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-165926

Prospectus Supplement
(To Prospectus dated April 7, 2010)

$250,000,000

Valmont Industries, Inc.

                           % Senior Notes Due

        The notes will mature on                   , 20              . We will pay interest on the notes each                   and                   . The first interest payment will be made on                   , 2010.

        We may redeem some or all of the notes at any time at the price described under the heading "Description of the Notes and Guarantees - Optional Redemption." There is no sinking fund for the notes.

        The notes will be fully and unconditionally guaranteed by all of our subsidiaries that guarantee our revolving credit facility. The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness, including all other unsubordinated debt securities that may be issued under the indenture from time to time outstanding.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        Investing in the notes involves risks. See "Risk Factors" beginning on page S-7.

	Price to Public(1)		Underwriting Discounts and Commissions		Proceeds to Us (Before Expenses)
Per note		%		%		%
Total	$		$		$

(1)
Plus accrued interest, if any, from                   , 2010.

        The underwriters expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., on or about April                    , 2010, against payment in immediately available funds.

Joint Book-Running Managers

Credit Suisse	BofA Merrill Lynch

The date of this prospectus supplement is                   .

        You should rely only on the information contained or incorporated by reference in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained or incorporated by reference in this document may only be accurate on the date of this document.

 NOTICE TO NEW HAMPSHIRE RESIDENTS

        NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OF QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information contained in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

        It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under the caption "Where You Can Find More Information" in the accompanying prospectus and under the captions "Where You Can Find More Information" and "Incorporation of Certain Information By Reference" in this prospectus supplement.

        Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to "Valmont," "Company," "we," "us" and "our" refer to Valmont Industries, Inc. and its subsidiaries, and references in this prospectus supplement to "Delta" refer to Delta plc and its subsidiaries. We refer to Valmont and its subsidiaries, including Delta and its subsidiaries, after the completion of the Acquisition as the "combined company."

        References in this prospectus supplement to the "Acquisition" refer to the pending acquisition by Valmont of 100% of the issued and to be issued ordinary share capital of Delta at the offer price of 185 pence in cash for each Delta share.

        In this prospectus supplement, references to "$," "U.S. dollars" and "dollars" are to the lawful currency of the United States and references to "£," "pounds sterling," "pounds" and "pence" are to the lawful currency of the United Kingdom.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended ("Exchange Act"). You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

        You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide website that contains reports, proxy statements and other information about issuers like Valmont who file electronically with the SEC. The address of the site is http://www.sec.gov. Delta is not a reporting company under the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate information into this prospectus supplement "by reference," which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement. These documents contain important information about Valmont and its financial condition, business and results.

        We are incorporating by reference the filings of Valmont listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange

ii

Act on or after the date of the filing of this prospectus supplement and prior to the termination of the offering; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 26, 2009 (including the portions of our proxy statement for our 2010 annual meeting of shareholders incorporated by reference therein); and

  •
  our Current Reports on Form 8-K filed with the SEC on March 9, 2010 and April 6, 2010.

        You may obtain any of these documents from the SEC at the SEC's Internet website at http://www.sec.gov. You may also obtain a free copy of any of these filings from us by telephoning or writing to us at the following address and telephone number:

Valmont Industries, Inc.
One Valmont Plaza
Omaha, Nebraska 68154
Attention: Corporate Secretary
Telephone: (402) 963-1000

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, OR TO WHICH WE HAVE REFERRED YOU, IN MAKING YOUR DECISIONS WHETHER TO INVEST IN THE NOTES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SUPPLEMENT IS DATED                                    , 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE APPLICABLE DOCUMENT, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS SUPPLEMENT.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

        Certain statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus may constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which the Company operates, as well as management's perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this prospectus supplement and the accompanying prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company's actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in the Company's reports to the SEC, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included or incorporated by reference in this prospectus supplement or the accompanying prospectus is made as of the date of this prospectus supplement, the accompanying prospectus or the incorporated document, as applicable, and the Company does not undertake to update any forward-looking statement except as required by applicable law or regulation.

iii

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary highlights information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference herein that are described under "Where You Can Find More Information" and "Incorporation of Certain Information By Reference" and any other documents to which we have referred.

 Valmont Industries, Inc.

        We are a diversified global producer of fabricated metal products and are a leading producer of steel and aluminum pole and tower structures in our engineered support structures segment and steel and concrete pole structures in our utilities support structures segment, and are a global producer of mechanized irrigation systems in our irrigation segment. We also provide metal coating services, including galvanizing, painting and anodizing in our coatings business.

        Our pole and tower structures sold through our engineered support structures segment support outdoor lighting and traffic control fixtures and wireless communication equipment. Our pole structures sold through our utilities support structures segment support electrical transmission and distribution lines and related power distribution equipment. Our irrigation segment produces mechanized irrigation equipment that delivers water, chemical fertilizers and pesticides to agricultural crops. Customers and end-users of our products include state and federal governments, contractors, utility and telecommunications companies, manufacturers of commercial lighting fixtures and large farms as well as the general manufacturing sector.

        We are a Delaware corporation with principal executive offices at One Valmont Plaza, Omaha, Nebraska 68154. Our telephone number is (402) 963-1000 and our Internet website is www.valmont.com. Except for the documents incorporated by reference in this prospectus supplement and the accompanying prospectus as described under the "Incorporation of Certain Information By Reference" heading in this prospectus supplement and under the "Where You Can Find More Information" heading in the accompanying prospectus, the information and other content contained on our website are not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider them to be a part of this prospectus supplement or the accompanying prospectus.

Recent Developments: Offer to Acquire Delta plc

        On March 4, 2010, we announced that our wholly-owned subsidiary, Valmont Group Pty Ltd, which we refer to as "Valmont Group," would commence a cash offer for all of the issued and to be issued ordinary share capital of Delta. The offer, which was made on March 10, 2010, is 185 pence in cash for each Delta share, valuing the entire existing ordinary share capital of Delta at approximately £284.5 million, or approximately $439.0 million based on an average exchange rate of $1.543 / £ contained in foreign currency hedging transactions we executed in connection with the Acquisition. Valmont Group intends to finance the offer with the net proceeds from the sale of the notes and cash or, if the note offering is not completed, committed debt financing which will be provided by affiliates of the underwriters.

        We announced on April 1, 2010 that we agreed to the payment by Delta of a second interim dividend of 4.8 pence per Delta ordinary share for Delta's year ended December 31, 2009 in lieu of any final dividend. This amount is in addition to the offer price of 185 pence per Delta share. We have also confirmed that the offer price is now final and will not be increased, except that Valmont Group reserves the right to increase the offer price in the event of an announcement of an offer or a possible offer for Delta shares by a third party offeror or potential offeror, or in any other competitive situation.

        Valmont Group has received an irrevocable undertaking to accept the offer from Delta's largest shareholder, Aberforth Partners LLP, in respect of 16,973,785 Delta shares, representing approximately 11% of the issued ordinary share capital of Delta.

        The current offer period expires on April 19, 2010. The closing of the Acquisition is expected to occur after the closing of this offering and is not a condition to this offering.

        We believe the Acquisition represents an opportunity for us to add:

  •
  highly complementary businesses to our existing businesses and significantly expand our footprint outside the United States, in fast-growing Asian markets and Australia's strong resource driven economy; and

  •
  new growth platforms, particularly in road safety and access systems.

        See "Acquisition of Delta plc—Overview of the Acquisition" for additional information on the offer to acquire Delta.

Delta plc

        Delta is an international group headquartered in the United Kingdom and listed on the London Stock Exchange (LSE: DLTA) with manufacturing operations employing over 2,500 people in Australia, Asia, South Africa and the United States. Delta's businesses include engineered steel products, galvanizing services and manganese materials. Delta's engineered steel products businesses produce power transmission and distribution, lighting and telecommunications poles, industrial grating and access systems, road safety barrier systems, architectural sunscreen systems and forged steel grinding media. Delta's galvanizing services businesses provide hot-dip galvanizing services at plants in Australia, Asia and the United States. Delta also reclaims zinc from ash and dross, and produces zinc alloys and oxides. Delta's interests in manganese materials businesses comprise substantial shareholdings in Delta EMD, a company listed on the Johannesburg Stock Exchange and a leading global supplier of electrolytic manganese dioxide for use in the manufacture of disposable batteries, and in Manganese Metal Company, a leading global supplier of manganese metal for use in the production of steel, aluminum and electronic components.

        For the year ended December 31, 2009, Delta had revenue and operating profit of £333.0 million and £50.4 million, respectively. For the same period, the engineered steel products, galvanizing services and manganese materials segments produced 66%, 23% and 11% of revenue, respectively, with over 80% of total revenue generated in the Australasia and South-East Asia region.

        Delta is incorporated in Great Britain as a public limited company with its registered office (principal executive office) at Bridewell Gate, 9 Bridewell Place, London, England, EC4V 6AW.

        See "Acquisition of Delta plc—Overview of Delta plc" for additional information on Delta.

The Offering

        The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more detailed description of the notes, please refer to the section entitled "Description of the Notes and Guarantees" in this prospectus supplement and the section entitled "Description of Debt Securities and Guarantees" in the accompanying prospectus.

Issuer	Valmont Industries, Inc.
Notes Offered	$ aggregate principal amount of notes.
Maturity	The notes will mature on , 20 .
Interest Rate	The notes will bear interest at % per year,
Interest Payment Dates	and of each year, commencing on , 2010.
Ranking
The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness, including all other unsubordinated debt securities that may be issued under the indenture from time to time outstanding. The indenture does not restrict the issuance by us or our subsidiaries of senior unsecured indebtedness. See "Description of the Notes and Guarantees."
Guarantees
The notes will be fully and unconditionally guaranteed by the guarantors, which currently consist of the same subsidiaries that guarantee our revolving credit facility. The notes will cease to be guaranteed by a subsidiary if such subsidiary is released from its guarantees of our other indebtedness and such other guarantees have been released other than through discharges as a result of payment by such subsidiary on such guarantees.
Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 or integral multiples of $1,000 in excess thereof.
Further Issuances
We may create and issue additional notes ranking equally and ratably with the notes offered by this prospectus supplement in all respects and having the same terms, so that such further notes will be consolidated and form a single series with the notes offered by this prospectus supplement.
Optional Redemption
We may redeem the notes, in whole or in part, at any time and from time to time at 100% of their principal amount plus a make-whole premium. See "Description of the Notes and Guarantees—Optional Redemption."
Change of Control Offer	If a Change of Control Triggering Event (as defined herein) occurs, we will be required to make an offer to purchase the notes. See "Description of the Notes and Guarantees—Change of Control Offer."

Certain Covenants	The indenture governing the notes contains covenants that restrict our ability, with certain exceptions, to: (i) incur debt secured by liens; and (ii) engage in sale and leaseback transactions. See "Description of the Notes and Guarantees—Material Covenants."
Use of Proceeds
We expect to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $ from this offering. The net proceeds will be used to finance the Acquisition. Closing of the Acquisition will occur after, and is not a condition to, completion of this offering. If the Acquisition is not completed, we intend to use the net proceeds for general corporate purposes, including debt repayment. See "Use of Proceeds."
Risk Factors
Investing in the notes involves risk. See "Risk Factors" beginning on page S-7 of this prospectus supplement and in the documents incorporated by reference herein for a discussion of certain risks you should consider in connection with an investment in the notes.

Summary Historical Financial Data of Valmont Industries, Inc.

        The following table sets forth summary historical financial data of Valmont as of the dates and for the periods indicated. We have derived the summary historical consolidated statement of operations data for the fiscal years ended December 26, 2009, December 27, 2008 and December 29, 2007 and the summary historical consolidated balance sheet data as of December 26, 2009 and December 27, 2008 from the audited consolidated financial statements of Valmont contained in our Annual Report on Form 10-K for the fiscal year ended December 26, 2009 and incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived the summary historical consolidated statement of operations data for the fiscal years ended December 30, 2006 and December 31, 2005 and the summary historical consolidated balance sheet data as of December 29, 2007, December 30, 2006 and December 31, 2005 from consolidated financial statements of Valmont.

        You should read the information contained in this table in conjunction with the historical audited consolidated financial statements of Valmont, the accompanying notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operation" contained in our Annual Report on Form 10-K for the fiscal year ended December 26, 2009, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Fiscal Years Ended
	December 26, 2009	December 27, 2008	December 29, 2007	December 30, 2006	December 31, 2005
	(in thousands, except per share amounts)
Statement of Operations Data:
Net sales	$1,786,601	$1,907,278	$1,499,834	$1,281,281	$1,108,100
Gross profit	532,014	510,484	399,845	326,726	278,295
Operating income	237,994	228,591	155,626	110,085	82,863
Earnings before income taxes and equity in earnings of nonconsolidated subsidiaries	226,084	205,519	140,169	96,319	64,373
Net earnings attributable to Valmont Industries, Inc.	150,562	132,397	94,713	61,544	39,079
Basic earnings per share	5.80	5.13	3.71	2.44	1.61
Diluted earnings per share	5.73	5.04	3.63	2.38	1.54
Cash dividends per share	0.580	0.495	0.410	0.370	0.335
Cash Flow Data:
Net cash flows from operations	349,520	52,575	110,249	59,130	133,777
Net cash flows from investing activities	(43,595)	(194,077)	(70,233)	(36,735)	(30,354)
Net cash flows from financing activities	(198,400)	108,753	(1,017)	(6,946)	(93,829)
Other Financial Data:
EBITDA(1)	$283,964	$260,474	$191,635	$146,029	$122,317
Cash paid for interest	16,661	18,099	17,522	17,151	19,303
Depreciation and amortization	44,748	39,597	35,176	36,541	39,392
Capital expenditures	44,129	50,879	56,610	27,898	35,119
Balance Sheet Data (at end of period):
Cash and cash equivalents	$180,786	$68,567	$106,532	$63,504	$46,867
Working capital(2)	458,605	475,215	350,561	277,736	229,161
Total assets	1,302,169	1,326,288	1,052,613	892,310	802,042
Total debt, including current maturities	160,482	338,032	223,248	221,137	232,340
Total Valmont Industries, Inc. shareholders' equity	786,261	624,131	510,613	401,281	328,675
Supplemental Data:
Ratio of earnings to fixed charges(3)	11.67	9.86	7.52	5.67	3.79

(1)
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) is one of our key financial ratios in that it is the basis for determining our maximum borrowing capacity at any one time. Our bank credit agreements contain a financial covenant that our total interest-bearing debt not exceed 3.75x EBITDA for the most recent twelve-month period. If this covenant is violated, we may incur additional financing costs or be required to pay the debt before its maturity date. EBITDA is not a measure of financial performance or liquidity under accounting principles generally accepted in the United States of America (U.S. GAAP) and, accordingly, should not be considered in isolation or as a substitute for net earnings, cash flows from operations or other income or cash flow data prepared in accordance with U.S. GAAP or as a measure of our operating performance or liquidity. The calculation of EBITDA is as follows:

	Fiscal Years Ended
	December 26, 2009	December 27, 2008	December 29, 2007	December 30, 2006	December 31, 2005
	(in thousands, except per share amounts)
Net cash flows from operations	$349,520	$52,575	$110,249	$59,130	$133,777
Interest expense	15,760	18,267	17,726	17,124	19,498
Income tax expense	72,894	70,213	44,020	30,820	24,348
Deferred income tax (expense) benefit	(7,375)	4,502	1,620	11,027	1,946
Noncontrolling interest	(3,379)	(3,823)	(2,122)	(1,290)	(1,052)
Equity in earnings / (losses) in nonconsolidated subsidiaries	751	914	686	(2,665)	106
Stock-based compensation	(6,586)	(4,736)	(3,913)	(2,598)	(646)
Payment of deferred compensation	267	1,260	9,186	-	-
Changes in assets and liabilities, net of acquisitions	(136,944)	123,866	16,278	34,213	(52,647)
Other	(944)	(2,564)	(2,095)	268	(3,013)

EBITDA	$283,964	$260,474	$191,635	$146,029	$122,317

(2)
Working capital represents the difference between total current assets and total current liabilities.

(3)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges include interest on indebtedness and that portion of rental expense that we believe to be representative of interest.

RISK FACTORS

        Investing in the notes involves various risks, including the risks described below and in the documents we incorporate by reference herein. You should carefully consider these risks and the other information contained in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business operations, financial condition and liquidity.

Risk Factors Relating to the Delta Acquisition

Failure to acquire a significant percentage of the Delta shares will affect our ability to acquire 100% of the Delta shares, which could reduce or delay the net income benefits to the combined company.

        We are seeking to acquire 100% of the shares of Delta by means of an offer. To effect a compulsory acquisition of the remaining Delta shares, we will need to first obtain at least 90% of the Delta shares to which the offer relates. Unlike domestic U.S. corporations, an English corporation cannot merge with another corporation with the approval of a majority shareholder vote. The current offer period expires on April 19, 2010. As of the date of this prospectus supplement, we had not received acceptances for 90% of the Delta shares. We cannot be certain that we will obtain at least 90% of the Delta shares during any offer period. Therefore, we may not be able to implement a compulsory acquisition of the remaining Delta shares. Furthermore, if we do not receive acceptances representing 75% of Delta's outstanding share capital we may not control sufficient voting rights to delist Delta unilaterally from the Official List and from trading on the London Stock Exchange; it may take longer and be more difficult to acquire 100% of the Delta shares; and the full amount of the net income benefits identified for the combined company may not be obtained or may only be obtained over a longer period of time. In addition, if we end up owning less than 100% of Delta, we may not be able to carry out certain intra-company transactions with Delta and its subsidiaries on favorable terms, or at all. This may adversely affect our ability to achieve the expected amount of net income benefits.

We have made certain assumptions relating to the Acquisition that may prove to be materially inaccurate.

        We have made certain assumptions relating to the Acquisition. Our assumptions may be inaccurate, including as the result of the failure to realize the expected benefits of the Acquisition, higher than expected transaction and integration costs as well as general economic and business conditions that could adversely affect the combined company following the completion of the Acquisition. For example, our offer price for the Delta shares represents an enterprise value that is more than £100 million over Delta's net book value. Accordingly, we will likely record a substantial amount of goodwill and other intangible assets as a result of the Acquisition. In the event that industry, competitive or technological factors become unfavorable, we may incur future impairment of the value of goodwill and other intangible assets acquired through the Acquisition.

If there are significant, unforeseen difficulties integrating the business operations of Valmont and Delta, they could adversely affect the business of the combined company.

        The Acquisition is substantially larger than any of our previous acquisitions. We intend, to the extent possible, to integrate our operations with those of Delta, which will require the time, effort, attention and dedication of management resources and may distract management from their other responsibilities. Our goal in integrating these operations is to increase revenues through enhanced growth opportunities. However, we may encounter difficulties integrating our operations with Delta's operations, including with respect to coordinating geographically separate organizations, coordinating production, marketing and sales functions and consolidating corporate and administrative infrastructures, which may strain our administrative, operational and financial resources. If such difficulties are significant, this could adversely affect the business of the combined company.

We may incur higher than expected integration, transaction and acquisition-related costs.

        We expect to incur a number of non-recurring costs associated with combining the operations of the two companies, including potential upgrades related to information technology integration, accounting migration and other activities necessary to handle financial reporting, tax and regulatory compliance. These non-recurring costs are not reflected in the pro forma condensed combined financial data included in this prospectus supplement. We will also incur legal, accounting and transaction fees and other costs related to the offer. Some of these costs are payable regardless of whether the offer is completed. In addition, some of these costs could be higher than we anticipate, which could reduce the net benefits of the transaction and impact our results of operations.

        Please see "—Failure to acquire a significant percentage of the Delta shares will affect our ability to acquire 100% of the Delta shares, which could reduce or delay the net income benefits to the combined company."

The combined company will be more exposed to currency exchange rate fluctuations and fluctuations in the price of raw materials in foreign markets as, following completion of the Acquisition, there will be an increased proportion of assets, liabilities, costs and earnings in foreign markets and denominated in foreign currencies.

        As a result of the completion of the Acquisition, the financial results of the combined company will be more exposed to currency exchange rate fluctuations and fluctuations in the price of raw materials in foreign markets, and an increased proportion of our assets, liabilities, costs and earnings will be in foreign markets and denominated in non-U.S. dollar currencies.

        The combined company will present its financial statements in U.S. dollars and will have a significant proportion of net assets and income in non-U.S. dollar currencies, primarily the Australian dollar, Euro, Chinese renminbi and South African rand. The combined company's financial results and capital ratios will therefore be more sensitive to movements in foreign exchange rates. In addition, the combined company will be exposed to the volatility of worldwide and local market prices of additional raw materials such as steel, zinc and manganese ore and to the prices of electricity and natural gas in the markets where Delta has manufacturing facilities, including Asia, South Africa, Australia and New Zealand. A depreciation of non-U.S. dollar currencies relative to the U.S. dollar or an increase in the price of raw materials in foreign markets could have an adverse impact on the combined company's financial results.

The combined company will be more exposed to the risks of doing business in foreign markets.

        We are an international manufacturing company with operations around the world. At December 26, 2009, we operated over 50 manufacturing plants, located on five continents, and sold our products in more than 100 countries. In 2009, approximately 25% of our total sales were either sold in markets or produced by our manufacturing plants outside of North America. We have operations in geographic markets that have recently experienced political instability, such as the Middle East, and economic uncertainty, such as Argentina. We also have a significant manufacturing presence in China. We expect that international sales will continue to account for a significant percentage of our net sales into the foreseeable future. Accordingly, our foreign business operations and our foreign sales and profits are subject to the following potential risks:

  •
  political and economic instability where we have foreign business operations, resulting in the reduction of the value of, or the loss of, our investment;

  •
  recessions in economies of countries in which we have business operations, decreasing our international sales;

  •
  difficulties and costs of staffing and managing our foreign operations, increasing our foreign operating costs and decreasing profits;

  •
  difficulties in enforcing our rights outside the United States for patents on our manufacturing machinery, poles and irrigation designs;

  •
  increases in tariffs, export controls, taxes and other trade barriers reducing our international sales and our profit on these sales; and

  •
  acts of war or terrorism.

        As a result, we may lose some of our foreign investment or our foreign sales and profits may be materially reduced because of risks of doing business in foreign markets. In 2009, approximately 85% of Delta's total sales were either sold in markets or produced by manufacturing plants outside of North America. If we are successful in our attempt to acquire Delta, these risks will be heightened due to the concentration of Delta's operations in Australia, Asia and South Africa.

Our level of indebtedness following the completion of the Acquisition will be substantial and will effectively reduce the amount of funds available for other business purposes.

        As of December 26, 2009, we had approximately $172.4 million of total indebtedness. In connection with the Acquisition, we currently expect to incur up to approximately $385.3 million of incremental indebtedness to finance the Acquisition. In addition, we will have approximately $119.9 million of additional available borrowings under our revolving credit facility, which may be used for the Acquisition or other corporate purposes. Interest costs related to the notes and other debt we may incur to finance the Acquisition will be substantial. Our increased level of indebtedness could reduce funds available for additional acquisitions, capital expenditures or other business purposes, impact our ratings, restrict our financial and operating flexibility or create competitive disadvantages compared to other companies with lower debt levels.

        Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other cash requirements, we may be required, among other things:

  •
  to seek additional financing in the debt or equity markets;

  •
  to refinance or restructure all or a portion of our indebtedness, including the notes;

  •
  to sell selected assets or businesses; or

  •
  to reduce or delay planned capital or operating expenditures.

        Such measures might not be sufficient to enable us to service our debt and meet our other cash requirements, including the notes. In addition, any such financing, refinancing or sale of assets might not be available at all or on economically favorable terms.

The unaudited pro forma condensed combined financial data in this prospectus supplement is presented for illustrative purposes only and does not purport to be indicative of what our actual financial position or results of operations would have been had the Acquisition been completed on the dates indicated.

        The unaudited pro forma condensed combined financial data reflects adjustments and assumptions, which are based upon preliminary estimates to allocate the purchase price to Delta's net assets, rendering these types of adjustments and assumptions difficult to make with complete accuracy. The purchase price allocation reflected in this prospectus supplement is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Delta as of the date of the completion of the Acquisition. In addition, subsequent to the Acquisition completion date, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this prospectus supplement. Please see "Unaudited Pro Forma Condensed Combined Financial Data" for more information.

We will assume an underfunded pension liability as part of the Acquisition and the combined company may be required to increase funding of the plan and/or be subject to restrictions on the use of excess cash.

        Delta is the sponsor of a defined benefit pension plan that, as of December 31, 2009, covered approximately 7,200 members in the United Kingdom, most of whom are inactive and retired former employees. At December 31, 2009, this plan was, for accounting purposes, underfunded by approximately £71.2 million. Although this underfunded position and the current agreement with the trustees of the pension plan for annual funding until March 31, 2018 of approximately £6.3 million in respect of the funding shortfall and approximately £1.0 million in respect of administrative expenses were considered in determining the offer price for Delta shares, the underfunded position may adversely affect the combined company as follows:

  •
  Laws and regulations normally require a new funding plan to be agreed every three years, with the next few funding plan to be agreed with the plan trustees by June 30, 2013. Changes in actuarial assumptions, including future discount, inflation and interest rates, investment returns and mortality rates, may increase the underfunded position of the pension plan and cause the combined company to increase its funding levels in the pension plan to cover underfunded liabilities.

  •
  The pension plan is regulated in the United Kingdom and trustees represent the interests of covered workers. Laws and regulations could create an immediate funding obligation to the pension plan which could be significantly greater than the £71.2 million assumed for accounting purposes as of December 31, 2009 and calculated by reference to the cost of buying out liabilities on the insurance market, and could impact the ability to use Delta's existing cash or the combined company's future excess cash to grow the business or finance other obligations. The use of Delta's cash and future cash flows beyond the operation of Delta's business or the satisfaction of Delta's obligations would require negotiations with the trustees and regulators.

Delta may have unknown liabilities or liabilities which exceed our estimates. Any such liabilities could adversely affect the financial position of the combined company.

        Delta has been in existence for over 100 years. It has operated a number of businesses over its history, including manufacturing businesses. These businesses may have associated with them various potential liabilities including, but not limited to, product liability, environmental, tax, liabilities relating to businesses previously divested by Delta and other potential liabilities that could adversely affect the financial position of the combined company. We will assume these liabilities if we acquire Delta. While we have evaluated and continue to evaluate what we believe to be the most significant of these liabilities, it is possible that certain unknown liabilities could be realized and other liabilities (including those that we have fully evaluated and those that we have not fully evaluated) may exceed our estimates once we have acquired Delta. Further adjustments may be made to our preliminary pro forma purchase price accounting adjustments based on the completion of the final valuation of the Acquisition and other reviews. Specifically, following the closing of the Acquisition, we will complete a valuation of Delta's fixed assets and intangible assets and evaluation of contingent liabilities, and our final valuation may include the realization or quantification of contingent liabilities that are currently not included in the preliminary pro forma purchase price adjustments, which could adversely affect the financial position of the combined company.

Risks Factors Relating to the Offering

An active trading market for the notes may not develop.

        There is currently no public market for the notes, and we do not currently plan to list the notes on any national securities exchange or arrange for their quotation on an automated quotation system. In addition, the liquidity of any trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for these notes, prevailing interest rates, ratings assigned to the notes, time remaining to the maturity of the notes, outstanding amount of the notes, the market for similar securities, prospects for other companies in our industry and changes in our consolidated financial condition, results of operations or prospects. A liquid trading market in the notes may not develop, which could decrease the amounts you would otherwise receive upon a sale or disposition of the notes.

The notes are the unsecured obligations of Valmont Industries, Inc. and its subsidiaries that guarantee the notes. The notes are not obligations of our other subsidiaries and will be structurally subordinated to creditor claims against these non-guarantor subsidiaries. Structural subordination increases the risk that we will be unable to meet our obligations on the notes.

        The notes are exclusively the obligations of Valmont Industries, Inc. and its subsidiaries that guarantee the notes. The notes are not obligations of our other subsidiaries. A substantial portion of our operations are conducted through these non-guarantor subsidiaries. As a result, our cash flow and ability to service our debt, including the notes, depends, in part, upon the earnings of our non-guarantor subsidiaries and the distribution to us of earnings, loans or other payments by such non-guarantor subsidiaries.

        Our subsidiaries are separate and distinct legal entities. Certain of our subsidiaries will not guarantee the notes and are under no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Payments to us by our subsidiaries will also be contingent upon such subsidiaries' earnings and business considerations and may be subject to legal and contractual restrictions. As of December 26, 2009, we had approximately $493.9 million of total liabilities on a consolidated basis. Of this amount, our non-guarantor subsidiaries had approximately $135.1 million of liabilities (including trade payables and excluding intercompany debt) to which the notes will be structurally subordinated.

        Our right to receive any assets of any of our non-guarantor subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of the creditors of such non-guarantor subsidiaries, including senior and subordinated debt holders and bank and trade creditors. In addition, even if we were a creditor of any of our non-guarantor subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of such non-guarantor subsidiaries and any indebtedness of such non-guarantor subsidiaries senior to that held by us.

Federal and state laws allow courts, under certain circumstances, to void guarantees and require note holders to return payments received from guarantors.

        The notes will be guaranteed, jointly and severally, by certain of our current and future direct and indirect subsidiaries. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance and fraudulent transfer laws if a bankruptcy or insolvency proceeding or a lawsuit is commenced by or on behalf of us or one of our subsidiary guarantors or by our unpaid creditors or the unpaid creditors of one of our subsidiary guarantors. Under these laws, a court could void the obligations under the guarantee, subordinate the guarantee of the notes to that subsidiary guarantor's other debt or take other action detrimental to the holders of the notes and the guarantees of the notes, if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  •
  issued the guarantee to delay, hinder or defraud present or future creditors; or

  •
  received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee; and

  •
  was insolvent or rendered insolvent by reason of issuing the guarantee;

  •
  was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature.

        In those cases where our solvency or the solvency of one of our subsidiary guarantors is a relevant factor, the measures of insolvency will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a party would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing indebtedness, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its indebtedness as it becomes due.

        We cannot be sure as to the standard that a court would use to determine whether or not a party was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the subsidiary guarantors' other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. The indenture governing the notes provides that the guarantees will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the subsidiary guarantor without rendering such guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The notes will be subject to the prior claims of any future secured creditors.

        The notes are unsecured obligations, ranking effectively junior to our outstanding secured indebtedness and any additional secured indebtedness we may incur. As of December 26, 2009, we had less than $1.0 million of secured indebtedness. Accordingly, the notes will be subordinated to the extent we or our subsidiaries have or will obtain secured borrowings. The indenture governing the notes permits us to incur secured debt under specified circumstances and permits our foreign subsidiaries that do not guarantee the notes to incur secured debt without restriction. If we incur any such additional secured debt, our assets securing any such indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon any acceleration of the notes, our assets that secure other indebtedness will be available to pay obligations on the notes only after all other such debt secured by those assets has been repaid in full. Any remaining assets will be available to you ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

The indenture governing the notes contains negative covenants. The limitation on liens and sale/leaseback covenants do not apply to certain of our subsidiaries and contain exceptions that would allow us and our subsidiaries to grant liens or security interests with respect to our assets, rendering the holders of the notes structurally or contractually subordinated to new lenders. The indenture governing the notes does not contain any financial covenants.

        The indenture governing the notes contains negative covenants. The limitation on liens and sale/leaseback covenants apply to us, but not to certain of our subsidiaries. As a result, such subsidiaries will not be restricted under the indenture from granting liens or security interests with respect to all or any of their assets without having to provide similar liens or security to the holders of the notes, or from entering into sale/leaseback transactions. Exceptions to the limitation on liens covenant would allow us and our subsidiaries to incur substantial additional amounts of indebtedness, and to grant liens or security interests in connection with those borrowings. The indenture governing the notes does not contain any financial covenants.

The provisions of the notes will not necessarily protect you in the event of certain highly leveraged transactions.

        Upon the occurrence of a Change of Control Triggering Event (as defined herein) you will have the right to require us to repurchase the notes as provided in the indenture governing, and on the terms set forth in, the notes. However, the Change of Control Triggering Event provisions will not afford you protection in the event of certain highly leveraged transactions that may adversely affect you. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us generally will not constitute a Change of Control (as defined herein) that would potentially lead to a Change of Control Triggering Event. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus supplement. If any such transaction were to occur, the value of your notes could decline.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event, which would result in an event of default under your notes.

        We will be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time, which agreements may provide that a Change of Control Triggering Event constitutes an event of default or prepayment under such other indebtedness. Our failure to make such a repurchase would result in an event of default under your notes.

Ratings of the notes may change and affect the market price and marketability of the notes.

        Our long term senior unsecured debt has been rated Ba1 and BBB- by Moody's Investors Service, Inc. and Standard & Poor's Ratings Services, respectively. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. Credit ratings are not a recommendation to buy, sell or hold any security and may be revised or withdrawn at any time by the issuing agency. There is no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency's judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions. Holders of notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the notes offered hereby (estimated at $            before offering expenses but after deducting the underwriting discounts) to finance the Acquisition and, to the extent that any proceeds remain thereafter, for general corporate purposes. We intend to use alternative funding sources, including our existing borrowing arrangements, to the extent that the net proceeds from the sale of the notes are not sufficient to finance the Acquisition and have placed certain cash proceeds of borrowings under our revolving credit facility into an escrow account for such purposes. The closing of the Acquisition will occur after, and is not a condition to, completion of this offering. In the event we do not complete the Acquisition, we intend to use the net proceeds from the sale of the notes for general corporate purposes, including debt repayment. See "Acquisition of Delta plc."

        The estimated sources and uses of funds for the Acquisition are shown in the table below. Actual amounts will vary from estimated amounts depending on several factors.

Sources		Uses
(amounts in millions)		(amounts in millions)
Revolving credit facility	$135.2	Acquisition of Delta(1)(2)	$448.5
Notes offered hereby	250.0	Transaction costs(3)	19.7
Cash	83.0

Total sources	$468.2	Total uses	$468.2

(1)
The offer is 185 pence in cash for each Delta share, valuing the entire existing ordinary share capital of Delta at approximately £284.5 million. The acquisition price of $448.5 million was determined using an exchange rate of $1.56 / £, the exchange rate we used to assess the Acquisition, and consists of £284.5 ($443.8) million for the existing ordinary share capital of Delta and £3.0 ($4.7) million for the assumed exercise of existing options and awards under Delta plans. We have entered into foreign currency hedging transactions with an average exchange rate of $1.543 / £ in order to limit our exposure to any exchange rate fluctuation related to the Acquisition. The actual exchange rate will not be determined until the closing of the Acquisition.

(2)
In the event we do not complete the Acquisition, we intend to use the net proceeds from the sale of the notes for general corporate purposes, including repayment of $150 million aggregate principal amount of our 6.875% Senior Subordinated Notes due May 1, 2014.

(3)
Reflects our estimate of fees and expenses associated with the Acquisition and this offering, including underwriting discounts, financing fees, advisory fees and other transaction costs. See "Unaudited Pro Forma Condensed Combined Financial Data."

CAPITALIZATION TABLE

        The following table sets forth our capitalization on a consolidated basis as of December 26, 2009. We have presented our capitalization:

  •
  on an actual basis; and

  •
  on a pro forma as adjusted basis to reflect:

  •
  the issuance of notes offered hereby;

  •
  the completion of the Acquisition, as if the closing of the Acquisition had occurred on December 26, 2009; and

  •
  the use of gross proceeds from the issuance of notes offered hereby if we complete the Acquisition, as described under the caption "Use of Proceeds."

        You should read the following table along with our financial statements and the accompanying notes to those statements, together with management's discussion and analysis of financial condition and results of operation, contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and the unaudited pro forma condensed combined financial data included in this prospectus supplement under the caption "Unaudited Pro Forma Condensed Combined Financial Data."

	As of December 26, 2009
	Actual	Pro Forma As Adjusted
	(amounts in millions)
Cash	$180.8	$322.7

Debt
Revolving credit facility	$-	$135.2	(1)
Bridge loan facility	-	-
% Senior Notes due	-	250.0
6.875% Senior Subordinated Notes due 2014	150.0	150.0
Industrial development bonds	8.5	8.5
Other	13.9	14.0

Total debt	172.4	557.7
Noncontrolling interest	22.0	68.8
Total Valmont Industries, Inc. shareholders' equity	786.3	769.6

Total capitalization	$980.7	$1,396.1

(1)
Includes $19.7 million as our estimate of fees and expenses associated with the Acquisition and this offering, including underwriting discounts, financing fees, advisory fees and other transaction costs. See "Unaudited Pro Forma Condensed Combined Financial Data."

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The unaudited pro forma condensed combined financial data set forth below gives effect to the Acquisition and the issuance of notes offered hereby by the application of the pro forma adjustments to the historical consolidated financial statements of Valmont. The unaudited pro forma condensed combined financial data should be read in conjunction with the audited historical consolidated financial statements and notes of Valmont and the accompanying notes to the unaudited pro forma condensed combined financial data.

        The unaudited pro forma condensed combined balance sheet as of December 26, 2009 gives effect to the Acquisition and the issuance of notes offered hereby as if they had occurred on such date. The unaudited pro forma condensed combined statement of operations gives effect to the Acquisition and the issuance of notes offered hereby as if they occurred as of December 28, 2008, the beginning of Valmont's 2009 fiscal year. The unaudited pro forma condensed combined financial data do not purport to represent what Valmont's results of operations or financial position would have been if the Acquisition had occurred as of the dates indicated or what such results will be for any future periods. The actual results in the periods following the Acquisition may differ significantly from that reflected in the unaudited pro forma condensed combined financial data for a number of reasons including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed combined financial data and actual amounts, completion of a final valuation of the Acquisition and other reviews, including a valuation of Delta's fixed assets and intangible assets, evaluation of contingent liabilities and changes in exchange rates. In addition, no adjustments have been made for non-recurring costs related to the Acquisition, including potential upgrades related to information technology integration, accounting migration and other activities necessary to handle financial reporting, tax and regulatory compliance.

        The unaudited pro forma condensed combined financial data have been prepared giving effect to the Acquisition, which is accounted for as a purchase business combination in accordance with FASB Accounting Standards Codification 805, "Business Combinations." The total purchase price for Delta was allocated to the net assets based upon preliminary estimates of fair value. The purchase price allocations for the Acquisition are preliminary and further refinements are likely to be made based on the results of final valuations and consideration of fair values.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that Valmont believes are reasonable, which assumptions are described in the accompanying notes. The unaudited pro forma condensed combined statement of operations excludes certain non-recurring charges that will be incurred in connection with the Acquisition, including an inventory fair value step-up from the Acquisition expected to increase cost of sales by $3.6 million in Valmont's 2010 fiscal year and transaction costs incurred by Valmont which are expected to increase selling, general and administrative expenses by $16.7 million in Valmont's 2010 fiscal year.

        The financial information of Delta plc has been extracted from the historical financial statements of Delta which were prepared in accordance with International Financial Reporting Standards as adopted by the IASB (IFRS) which is a method of accounting different from accounting principles generally accepted in the United States of America (U.S. GAAP) and prepared in pounds sterling. Unaudited adjustments have been made to present the Delta IFRS information under U.S. GAAP. After application of U.S. GAAP adjustments, the pounds sterling amounts have been translated to U.S. dollars using historic exchange rates.

Unaudited Pro Forma Condensed Combined Balance Sheet

Fiscal Year Ended December 26, 2009

	Valmont Industries, Inc. ($)	Delta plc (IFRS) (£)	Delta plc U.S. GAAP Adjustments (£)		Delta plc (U.S. GAAP) (£)	Exchange Rate ($/£)	Delta plc (U.S. GAAP) ($)	Acquisition and Purchase Price Allocation(7) ($)	Pro Forma Combined ($)
	(amounts in thousands, except per share amounts and exchange rates)
Current assets:
Cash	180,786	144,200	—		144,200	1.5600	224,952	(83,000)	322,738
Receivables, net	259,521	56,700	(2,400	)(1)	54,300	1.5600	84,708	—	344,229
Inventories	210,611	46,700	—		46,700	1.5600	72,852	3,643	287,106
Prepaid expenses	22,143	3,300	2,400	(1)	5,700	1.5600	8,892	—	31,035
Refundable and current deferred income tax	42,361	—	2,545	(3)	2,545	1.5600	3,970	—	46,331

Total current assets	715,422	250,900	2,545		253,445		395,374	(79,357)	1,031,439
Property, plant and equipment, net	283,088	93,100	—		93,100	1.5600	145,236	14,524	442,848
Goodwill	178,320	9,300	—		9,300	1.5600	14,508	56,271	249,099
Other intangible assets	96,378	200			200	1.5600	312	136,000	232,690
Investment in MMC	—	14,100	—		14,100	1.5600	21,996	—	21,996
Other assets	28,961	6,000	(5,590	)(3)	410	1.5600	640	3,000	32,601

	1,302,169	373,600	(3,045)		370,555		578,066	130,438	2,010,673

Current liabilities:
Current portion of long-term debt	231	100	—		100	1.5600	156	—	387
Notes payable	11,900	—	—		—	1.5600	—	—	11,900
Accounts payable	118,210	62,600	—		62,600	1.5600	97,656	—	215,866
Accrued expenses	122,532	3,000	—		3,000	1.5600	4,680	—	127,212
Dividends payable	3,944	—	—		—	1.5600	—	—	3,944

Total current liabilities	256,817	65,700	—		65,700		102,492	—	359,309
Deferred income taxes	49,281	4,900	(3,045	)(3)	1,855	1.5600	2,894	44,778	96,953
Long-term debt	160,251	—	—		—		—	385,184	545,435
Pension liability	—	71,200			71,200	1.5600	111,072	19,968	131,040
Other long-term liabilities	27,513	6,100	—		6,100	1.5600	9,516	2,500	39,529
Shareholder's equity	786,261	195,700	—		195,700	1.5600	305,292	(321,992)	769,561
Minority interest	22,046	30,000	—		30,000	1.5600	46,800	—	68,846

	1,302,169	373,600	(3,045)		370,555		578,066	130,438	2,010,673

See accompanying notes to unaudited pro forma condensed combined financial data.

Unaudited Pro Forma Condensed Combined Statement of Operations

Fiscal Year Ended December 26, 2009

	Valmont Industries, Inc. ($)	Delta plc (IFRS) (£)	Delta plc U.S. GAAP Adjustments (£)		Delta plc (U.S. GAAP) (£)	Exchange Rate ($/£)	Delta plc (U.S. GAAP) ($)	Acquisition and Purchase Price Allocation(7) ($)		Pro Forma Combined ($)
	(amounts in thousands, except per share amounts and exchange rates)
Net sales	1,786,601	333,000	—		333,000	1.56561	521,348	—		2,307,949
Cost of goods sold	1,254,587	232,000	—		232,000	1.56561	363,222	2,075	(4)	1,619,884

Gross profit	532,014	101,000	—		101,000		158,126	(2,075)		688,065
Selling, general and administrative expenses	294,020	50,600	100	(2)	50,700	1.56561	79,376	8,400	(4)	381,796

Operating income	237,994	50,400	(100)		50,300		78,750	(10,475)		306,269
Other income (expense):
Interest expense	(15,760)	(12,600)	12,400	(2)	(200)	1.56561	(313)	(19,963	)(5)	(36,036)
Interest income	1,510	3,200	—		3,200	1.56561	5,010	—		6,520
Other	2,340	12,500	(12,300	)(2)	200	1.56561	313	—		2,653

	(11,910)	3,100	100		3,200		5,010	(19,963)		(26,863)
Earnings before taxes	226,084	53,500	—		53,500	1.56561	83,760	(30,438)		279,406
Income tax expense	72,894	15,300	—		15,300	1.56561	23,954	(11,247	)(6)	85,601
Earnings from continuing operations before equity in earnings of nonconsolidated subsidiaries and noncontrolling interests	153,190	38,200	—		38,200	1.56561	59,806	(19,191)		193,805
Earnings in nonconsolidated subsidiaries	751	3,100	—		3,100	1.56561	4,854	—		5,605

Net earnings from continuing operations	153,941	41,300	—		41,300	1.56561	64,660	(19,191)		199,410
Less: Loss from discontinued operations, net of tax	—	(1,600)			(1,600)	1.56561	(2,505)	—		(2,505)
Less: Earnings attributable to noncontrolling interests	(3,379)	(8,700)	—		(8,700)	1.56561	(13,621)	—		(17,000)

Net earnings attributable to Valmont Industries, Inc.	150,562	31,000	—		31,000	1.56561	48,534	(19,191)		179,905

Earnings per share:
Basic	$5.80									$6.93
Diluted	$5.73									$6.84
Shares outstanding:
Basic	25,951,000									25,951,000
Diluted	26,289,000									26,289,000

See accompanying notes to unaudited pro forma condensed combined financial data.

Notes to Unaudited Pro Forma Condensed Combined Financial Data

(amounts in thousands, except per share amounts and exchange rates)

        The unaudited pro forma condensed combined financial data have been derived from the financial information of Valmont Industries, Inc. ("Valmont") and Delta plc ("Delta"). The financial information of Delta was prepared in accordance with International Financial Reporting Standards as adopted by the IASB (IFRS) and in pounds sterling. Adjustments have been made to the Delta information to present it in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) and in U.S. dollars. The Acquisition has been treated as an acquisition with Valmont as the acquirer and Delta as the acquiree, assuming that the Acquisition had been completed on December 26, 2009, for the unaudited pro forma condensed combined balance sheet and December 28, 2008 for the unaudited condensed combined statement of operations.

U.S. GAAP adjustments

        The following reclassification adjustments have been made to align the IFRS financial information of Delta with Valmont's accounting policies under U.S. GAAP:

        Note 1—Reclassification to Prepaid Expenses.    Certain prepaid expenses were reclassified from receivables to prepaid expenses to conform with Valmont's accounting policies under U.S. GAAP.

        Note 2—Reclassification to Selling, General and Administrative Expenses.    U.S. GAAP requires that expected interest on defined benefit plan liabilities and expected return on defined benefit plan assets be presented in selling, general and administrative expenses rather than in interest expense and investment income.

        Note 3—Reclassification to Deferred Income Taxes.    U.S. GAAP requires deferred income taxes to be classified as current and non-current based on the nature of the associated asset or liability resulting in the deferred tax.

Translation from pounds sterling to U.S. dollars

        The financial information of Delta has been translated from pounds sterling to U.S. dollars:

  •
  in the unaudited pro forma condensed combined balance sheet using an exchange rate of $1.56 / £, the exchange rate Valmont used to assess the Acquisition. Since the end of Valmont's 2009 fiscal year on December 26, 2009 through March 26, 2010, the Noon Buying Rate announced by the Federal Reserve Bank of New York for the pound sterling has ranged from $1.49 / £ to $1.64 / £; and

  •
  in the unaudited pro forma condensed combined statement of operations using an exchange rate of $1.57 / £, the average Noon Buying Rate announced by the Federal Reserve Bank of New York for the pound sterling during the period presented.

Other pro forma adjustments

        The following entries reflect the pro forma adjustments related to the Acquisition.

        Note 4—Adjustments to Depreciation and Amortization Expense.    The adjustments reflect additional depreciation and amortization expenses associated with the fair market value adjustments to property, plant and equipment (included in cost of goods sold) and finite-lived intangible assets (included in selling, general and administrative expenses):

Property, plant and equipment	$2,075
Finite-lived intangible assets	8,400

        Note 5—Adjustments to Interest Expense.    Adjustments have been made to interest expense as follows:

Interest on the notes offered hereby (assuming 7.00% interest rate)	$17,500
Interest on borrowings from Valmont's revolving credit facility (assuming an average interest rate of 1.60%)	2,163
Amortization of deferred financing costs for the notes offered hereby	300

$19,963

        A 0.125% increase or decrease in the interest rate on the notes offered hereby would change the pro forma interest expense by $312.5 for the year ended December 26, 2009. A $10.0 million change in the aggregate amount of the notes offered hereby would change the pro forma interest expense by $700 for the year ended December 26, 2009. The interest rate on borrowings under Valmont's revolving credit facility is variable, and is partially dependent on Valmont's ratio of debt to EBITDA.

        Note 6—Adjustments to Income Tax Expense.    Adjustments have been made to income tax expense. The tax effect of the interest expense adjustment was estimated at a 38.5% tax rate, which is Valmont's estimated marginal U.S. tax rate. The tax effect of the depreciation and amortization expense adjustment was estimated at 34.0%, which is Valmont's expected world-wide effective tax rate.

        Note 7—Adjustment Based Upon Purchase Price Allocation.    The unaudited pro forma condensed combined financial data includes adjustments based upon the preliminary purchase price allocation, and further adjustments may be made based on the completion of the final valuation of the Acquisition and other reviews. Specifically, following the closing of the Acquisition, Valmont will complete a valuation of Delta's fixed assets and intangible assets and evaluation of contingent liabilities. Valmont also expects to incur approximately $3.0 million of fees in connection with the offering of the notes. The acquisition price of $448.5 million was determined using an exchange rate of $1.56 / £, the exchange rate Valmont used to assess the Acquisition, and consists of £284.5 ($443.8) million for the existing ordinary share capital of Delta and £3.0 ($4.7) million for the assumed exercise of existing options and awards under Delta plans. Valmont has entered into foreign currency hedging transactions with an average exchange rate of $1.543 / £ in order to limit its exposure to any exchange rate fluctuation related to the Acquisition. The actual exchange rate will not be determined until the closing of the

Acquisition. The following table summarizes the net assets acquired from Delta and the pro forma purchase price allocation based on the audited consolidated financial statements of Delta:

Net book value of Delta plc	$305,292
Purchase consideration:
Valmont Industries, Inc. cash	$83,000
Borrowings under Valmont Industries, Inc. revolving credit facility	115,484
Notes offered hereby	250,000

Total consideration	$448,484

Excess purchase price	$143,192

Preliminary purchase price allocation:
Inventory	$3,643
Property, plant and equipment	14,524
Finite-lived intangible assets	84,000
Trade name	52,000
Goodwill	56,271
Pension liability	(19,968)
Other long-term liabilities	(2,500)
Deferred income taxes	(44,778)

$143,192

        The following table summarizes the debt incurred from the notes offered hereby and borrowings from Valmont's revolving credit facility to finance the Acquisition plus borrowings on the revolving credit facility to finance the fees associated with the notes offered hereby and the Acquisition:

Notes offered hereby	$250,000
Borrowings from Valmont's revolving credit facility for the Acquisition	115,484
Borrowings from Valmont's revolving credit facility for fees associated with the notes offered hereby and associated with the Acquisition	19,700

$385,184

        We expect to allocate a portion of the purchase price to property, plant and equipment and finite-lived intangible assets. Assuming a weighted average life of 10 years, for each $10.0 million of additional purchase price allocated to property, plant and equipment and finite lived intangible assets, pro forma net earnings would decrease by $660.

        The adjustment to the pension liability relates to an adjustment of the present value of Delta's pension benefit obligations to fair value, reflecting a change from U.S. GAAP liability to funding liability in accordance with purchase accounting requirements.

        The deferred income taxes adjustment relates to the recognition of deferred income taxes on the differences between financial accounting and income tax bases related to the allocation of excess purchase price to various assets and liabilities.

        The adjustment to other long-term liabilities relates to the recognition of certain contingent liabilities in Delta that reflect Valmont's assessment of the probability and estimability of such liabilities.

ACQUISITION OF DELTA PLC

Overview of the Acquisition

        On March 4, 2010, we announced that our wholly-owned subsidiary, Valmont Group Pty Ltd, which we refer to as "Valmont Group," would commence a cash offer for all of the issued and to be issued ordinary share capital of Delta. The offer, which was made on March 10, 2010, is 185 pence in cash for each Delta share, valuing the entire existing ordinary share capital of Delta at approximately £284.5 million, or approximately $439.0 million based on an average exchange rate of $1.543 / £ contained in foreign currency hedging transactions we executed in connection with the Acquisition. Valmont Group intends to finance the offer with the net proceeds from the sale of the notes and cash or, if the note offering is not completed, committed debt financing which will be provided by affiliates of the underwriters.

        Delta's board of directors unanimously recommended that Delta's shareholders accept the offer. Following receipt by Valmont Group within the applicable offer periods of valid acceptances to the offer in respect of not less than 90% of the nominal value of the Delta shares to which the offer relates and of the voting rights attached to those shares (or such lower percentage as Valmont Group may decide, provided that such percentage is higher than 50% of the voting rights exercisable at a general meeting of Delta), and subject to the other customary conditions being satisfied and/or waived by Valmont Group, the offer will become or be declared unconditional in all respects.

        Upon the offer becoming or being declared unconditional in all respects, Valmont Group intends, pursuant to applicable law, to acquire all remaining Delta shares on the same terms as the offer. It is Valmont Group's intention that, following the offer becoming or being declared unconditional in all respects, Valmont Group will arrange for Delta to apply to the UK Listing Authority for the cancellation of listing of Delta shares on the Official List and to the London Stock Exchange for the cancellation of admission to trading of Delta shares on its market for listed securities.

        If Valmont Group acquires 90% or more of the Delta shares to which the offer relates, Valmont Group intends to acquire the remaining Delta shares that it does not own through a "compulsory acquisition" procedure under the United Kingdom Companies Act of 2006, as amended. If it does not achieve this threshold, the compulsory acquisition procedure cannot be implemented. See "Risk Factors—Risk Factors Relating to the Delta Acquisition—Failure to acquire a significant percentage of the Delta shares may affect our ability to acquire 100% of the Delta shares, which could reduce or delay the net income benefits to the combined company."

        We announced on April 1, 2010 that we agreed to the payment by Delta of a second interim dividend of 4.8 pence per Delta ordinary share for Delta's year ended December 31, 2009 in lieu of any final dividend. This amount is in addition to the offer price of 185 pence per Delta share. We have also confirmed that the offer price is now final and will not be increased, except that Valmont Group reserves the right to increase the offer price in the event of an announcement of an offer or a possible offer for Delta shares by a third party offeror or potential offeror, or in any other competitive situation.

        Valmont Group has received an irrevocable undertaking to accept the offer from Delta's largest shareholder, Aberforth Partners LLP, in respect of 16,973,785 Delta shares, representing approximately 11% of the issued ordinary share capital of Delta.

        The current offer period expires on April 19, 2010. The closing of the Acquisition is expected to occur after the closing of this offering and is not a condition to this offering.

        We believe the Acquisition represents an opportunity for us to add:

  •
  highly complementary businesses to our existing businesses and significantly expand our footprint outside the United States, in fast-growing Asian markets and Australia's strong resource driven economy; and

  •
  new growth platforms, particularly in road safety and access systems.

Overview of Delta plc

        Delta is an international group headquartered in the United Kingdom and listed on the London Stock Exchange (LSE: DLTA) with manufacturing operations employing over 2,500 people in Australia, Asia, South Africa and the United States. Delta's businesses include engineered steel products, galvanizing services and manganese materials.

        The engineered steel products businesses produce road safety barrier systems, power transmission and distribution, lighting and telecommunications poles, industrial grating and access systems, architectural sunscreen systems and forged steel grinding media. The engineered steel products businesses sell their products primarily in Australia and Asia, and their customers include the governments in the markets in which they operate. In 2009, economic recession, strong local currencies and competition from imported products affected sales volumes in these businesses, but management of sales prices and cost reduction, particularly with a fall in the price of steel, helped manage the performance of the engineered steel products businesses.

        Delta's galvanizing services businesses provide hot-dip galvanizing services at plants in Australia, Asia and the United States. In 2009, the galvanizing services business saw a decrease in galvanizing volumes due to worsened economic conditions, particularly in volumes related to residential and commercial construction, consumer products and mining products. Price competition also increased in markets that had overcapacity. The galvanizing services businesses also saw market pressure on sales prices due to the reduced market volume and the reduced cost of zinc in 2008, despite a steady increase in the cost of zinc in 2009. The reduction and uncertainty of the supply of feedstock for certain operations due to the worsened economic conditions also affected the performance of the business.

        Delta's interests in manganese materials businesses are comprised of substantial shareholdings in Delta EMD, a company listed on the Johannesburg Stock Exchange and a leading global supplier of electrolytic manganese dioxide for use in the manufacture of disposable batteries, and in Manganese Metal Company (MMC), a leading global supplier of manganese metal for use in the production of steel, aluminum and electronic components. Global demand for electrolytic manganese dioxide reduced during the year as consumer demand for batteries weakened with the global recession, which was offset by increased selling prices. Foreign exchange movements had less of an effect on Delta EMD's margins in 2009, due to a majority of sales made in rand-denominated sales prices, but the strengthening of the South African rand during 2009 reduced the competitiveness of Delta EMD's products. Market sales prices and volumes softened for MMC with reduced global production of steel and aluminum, which was also adversely affected by the relative strength of the South African rand against the U.S. dollar.

        Delta EMD recently announced a process intended to realize value from its last remaining operation, Delta EMD South Africa, and Delta continues to explore disposal options for its 49% shareholding in MMC. These disposals, if made, will mark the successful completion of Delta management's strategy of focusing Delta on its core businesses and markets in Australia, Asia and the U.S. We are aware of the sale process commenced in relation to Delta EMD South Africa and that Delta continues to explore disposal options for its 49% stake in MMC, and have confirmed that we intend to continue to be supportive of these processes.

        For the year ended December 31, 2009, Delta had revenue and operating profit of £333.0 million and £50.4 million, respectively. For the same period, the engineered steel products, galvanizing services and manganese materials segments produced 66%, 23% and 11% of revenue, respectively, with over 80% of total revenue generated in the Australasia and South-East Asia region.

        Delta is incorporated in Great Britain as a public limited company with its registered office (principal executive office) at Bridewell Gate, 9 Bridewell Place, London, England, EC4V 6AW.

 DESCRIPTION OF THE NOTES AND GUARANTEES

        The following description of the notes (referred to in the accompanying prospectus generally as debt securities) and guarantees supplements the more general description that appears in the accompanying prospectus. You should read this section together with the section entitled "Description of Debt Securities and Guarantees" in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the accompanying prospectus, the information in this section controls.

        The following description is only a summary of certain terms of the notes, guarantees and the indenture and supplemental indenture governing the notes and guarantees. We urge you to read the indenture and supplemental indenture in their entirety because the indenture and supplemental indenture, and not this summary, define your rights as a holder of the notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended, which we refer to as the TIA, and to all of the provisions of the indenture and supplemental indenture and those terms made a part of the indenture and supplemental indenture by reference to the TIA as in effect on the date of the closing of the offering of the notes. We provide our definitions for the capitalized terms in this section that we otherwise do not define either at the end of the relevant subsection or at the end of this section.

        For purposes of this section, references to the "Company," "we," "us," "our" or similar terms refer to Valmont Industries, Inc., not including its subsidiaries.

General Description of the Notes

        The notes will mature on                , 20    . The notes will be issued in fully registered form only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Interest on the notes will accrue from                , 2010 at a rate of        % per year. Interest on the notes will be payable semi-annually on                and                beginning on                , 2010, to the persons who are registered holders of the notes at the close of business on                 and                of each year immediately preceding the respective interest payment dates, except that interest payable at maturity will be paid to the same persons to whom principal of the notes is payable.

        Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest period relating to an interest payment date (including the maturity date) shall be the period from, and including, the most recent preceding interest payment date (or, in the case of the first interest period,                , 2010) to, but excluding, the relevant interest payment date.

        All payments on the notes, including principal, premium, if any, and interest will be payable at the corporate trust office of the trustee, as paying agent under the indenture as set forth in the indenture.

        If any interest payment date, maturity date or redemption date of a note falls on a day that is not a business day, the required payment of principal and interest may be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after that interest payment date, maturity date or redemption date as the case may be, to the date of that payment on the next succeeding business day. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York, New York or Chicago, Illinois are authorized by law to close.

        The notes will constitute a series of debt securities to be issued under an indenture (including the related supplemental indenture) between us, the Guarantors and Wells Fargo Bank, National Association, as trustee, the terms of which are more fully described elsewhere in this prospectus supplement and in the accompanying prospectus.

        Initially, the notes will be limited to $250 million aggregate principal amount. The indenture does not limit the aggregate principal amount of debt securities that we may issue thereunder and provides that we may issue debt securities from time to time in one or more additional series. The terms of the indenture and notes do not limit our ability to incur additional indebtedness. The terms of the indenture and notes do not necessarily afford holders of notes protection in the event of a highly leveraged transaction or other transaction involving us that may adversely affect holders.

        The notes will not be subject to any sinking fund.

Ranking of the Notes

        The notes are:

  •
  general unsecured obligations of the Company;

  •
  ranked equally in right of payment with all of the Company's existing and future senior unsecured debt;

  •
  ranked senior in right of payment to all of the Company's existing and future subordinated debt, if any;

  •
  ranked effectively junior to all debt and other liabilities (including trade payables) of our Subsidiaries (if any) that are not Guarantors; and

  •
  fully and unconditionally guaranteed by the Guarantors.

The Guarantees

        The notes are fully and unconditionally guaranteed by the Guarantors, which currently consists of the same Subsidiaries that guarantee our Revolving Credit Facility. The Guarantees will be:

  •
  general unsecured obligations of each Guarantor;

  •
  ranked equally in right of payment with all existing and future senior unsecured debt of such Guarantor; and

  •
  ranked senior in right of payment to all existing and future subordinated debt of such Guarantor, if any.

        Each Guarantor jointly and severally guarantees the Company's obligations under the notes. The obligations of each Guarantor under its Guarantee are limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk Factors—Risk Factors Relating to the Offering—Federal and state laws allow courts, under certain circumstances, to void guarantees and require note holders to return payments received from guarantors." Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a pro rata contribution from each other Guarantor based on the net assets of each other Guarantor.

        Each Guarantor may consolidate with or merge into or sell its assets to us or another Guarantor, or with or to other persons upon the terms and conditions set forth in the indenture. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another person (whether or not such Guarantor is the surviving person), unless certain conditions are met. See "Description of Debt Securities and Guarantees—Covenants—Consolidation, Merger or Sale of Assets" in the accompanying prospectus.

        The Guarantee of a Guarantor will be deemed automatically discharged and released in accordance with the terms of the indenture. See "Description of Debt Securities and Guarantees—Subsidiary Guarantee" in the accompanying prospectus.

Optional Redemption

        We may redeem the notes at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed, and (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of those payments of interest accrued to the date of redemption) from the redemption date to the maturity date of the notes being redeemed, in each case, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus                        basis points, plus, in each case, accrued and unpaid interest on the notes to the date of redemption.

        We will mail notice of any redemption at least 30 days, but not more than 60 days, before the date of redemption to each holder of the notes to be redeemed. If less than all the notes are to be redeemed at any time, subject to DTC procedures, the trustee will select notes to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate, and the identification of the particular notes will be included in the notice to holders. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions thereof called for redemption.

Change of Control Offer

        If a Change of Control Triggering Event occurs, each holder of the notes will have the right to require us to purchase all or a portion (equal to $2,000 principal amount and any integral multiples of $1,000 in excess thereof) of such holder's notes pursuant to the offer described below (a "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase (the "Change of Control Payment"), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

        We will be required to send a notice to each holder of the notes by first-class mail, with a copy to the trustee, within 30 days following the date upon which any Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is mailed, other than as may be required by law (a "Change of Control Payment Date"). If the notice is mailed prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

        On the Change of Control Payment Date, we will, to the extent lawful:

  •
  accept for payment all properly tendered notes or portions of notes not validly withdrawn;

  •
  deposit with the paying agent the required payment for all properly tendered notes or portions of notes not validly withdrawn; and

  •
  deliver or cause to be delivered to the trustee the repurchased notes, accompanied by an officers' certificate stating, among other things, the aggregate principal amount of repurchased notes.

        We will not be required to make a Change of Control Offer with respect to the notes upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and the third-party purchases all notes properly tendered and not withdrawn under its offer.

        We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

        Future debt of the Company may also prohibit the Company from purchasing notes in the event of a Change of Control, provide that a Change of Control is a default or require repurchase upon a Change of Control. Moreover, the exercise by the noteholders of their right to require the Company to purchase the notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on the Company.

        Finally, the Company's ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the notes. See "Risk Factors—Risk Factors Relating to the Offering—We may not be able to repurchase all of the notes upon a Change of Control Triggering Event, which would result in a default under the notes."

        Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holder of the notes to require that the Company purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes of that series as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

        For purposes of the foregoing discussion, the following definitions apply:

        "Change of Control" means the occurrence of any of the following:

  •
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

  •
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of our then outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

  •
  the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

  •
  the first day on which a majority of the members of our board of directors are not Continuing Directors; or

  •
  the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Event that relates to such Change of Control.

        "Continuing Directors" means, as of any date of determination, any member of our board of directors who:

  •
  was a member of such board of directors on the first date that any of the notes were issued; or

  •
  was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

Under a recent Delaware Chancery Court interpretation of the foregoing definition of "Continuing Directors," a board of directors may approve, for purposes of such definition, a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a "Change of Control" that could trigger your right to require us to repurchase your notes as described above.

        "Rating Agencies" means:

  •
  each of Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors, and Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors; and

  •
  if either such Rating Agency ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Company's control, a substitute Rating Agency chosen by the Company.

        "Rating Event" means with respect to a Change of Control, if the notes carry immediately prior to the first public announcement of the occurrence of such Change of Control or of the intention to effect such Change of Control:

  •
  an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from both Rating Agencies, and the rating from both Rating Agencies is, within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency), either downgraded to a non-investment grade credit rating (BB+/Ba1 or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating or (in the case of a withdrawal) replaced by an investment grade credit rating;

  •
  a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from both Rating Agencies, and the rating from both Rating Agencies is, within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency), either downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and is not within such period subsequently upgraded to its earlier credit rating or better by both Rating Agencies; or

  •
  both (i) an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency, and the rating is, within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency), either downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency and (ii) a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from the other Rating Agency, and the rating is, within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency), either downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency;

provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing to the Company that such decision(s) resulted, in whole or in part, from the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control.

        "Voting Stock" means, with respect to any specified person as of any date, the Capital Stock of such person (whether now or hereafter authorized, regardless of whether such Capital Stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation) that is at the time entitled to vote generally in the election of the board of directors of such person.

Material Covenants

  Limitations on Liens

        So long as any notes are outstanding, we will not, nor will we permit any Guarantor or Domestic Subsidiary to, incur, issue, assume or guarantee any indebtedness for borrowed money, which we refer to as "Debt," secured by any mortgage or other encumbrance, which we refer to as a "Mortgage," on any Principal Property owned by us, one of our Guarantors or one of our other Domestic Subsidiaries or any shares of stock or Debt of any Restricted Subsidiaries, without concurrently securing the notes equally and ratably with such Debt so long as such Debt shall be so secured. This restriction does not apply to Debt secured by:

        (1)   Mortgages existing at the time of the indenture;

        (2)   Mortgages on property of, or on any shares of stock of, any person existing at the time it becomes a Subsidiary; provided such Mortgages were in existence before the contemplation of such person becoming a Subsidiary;

        (3)   Mortgages on property of the Company, a Guarantor or a Domestic Subsidiary or shares of stock of a Restricted Subsidiary (a) existing at the time of acquisition thereof (including acquisition through merger or consolidation), (b) to secure the payment of all or any part of the purchase price or construction cost thereof or (c) to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or the completion of any such construction and commencement of full operation of such property for the purpose of financing all or any portion of the purchase price or construction cost thereof;

        (4)   Mortgages in favor of us or any Restricted Subsidiary;

        (5)   Mortgages in favor of the United States, any state or any subdivision, department, agency or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

        (6)   Mortgages in favor of the administrative agent and lenders under the Revolving Credit Facility securing any obligations under the Revolving Credit Facility; provided that the principal amount of the Debt secured does not exceed the aggregate amount of the commitments under the Revolving Credit Facility in effect on the date the notes are issued; or

        (7)   extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in (1) through (6).

        Notwithstanding the limitations on liens described above, we, any Guarantor or any Restricted Subsidiary may incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Property owned by us or one of our Guarantors or of our other Domestic Subsidiaries or any shares of stock or Debt of any Restricted Subsidiaries, in addition to that permitted above and without any obligation to secure the notes, provided that at the time of such incurrence, issuance, assumption or guarantee of such Debt that is so secured by a Mortgage on any Principal Property owned by us or one of our Guarantors or of our other Domestic Subsidiaries or any shares of stock or Debt of any Restricted Subsidiaries, and after giving effect thereto, Exempted Debt, in the aggregate, does not exceed 15% of our Consolidated Net Tangible Assets, taken as a whole.

  Limitation on Sale and Leaseback

        So long as any notes are outstanding, we will not, nor will we permit any Restricted Subsidiary to, sell and leaseback for more than one year any Principal Property owned by us, a Guarantor or a Domestic Subsidiary. This restriction does not apply if (a) we or such Restricted Subsidiary would be entitled as described in "—Limitations on Liens" above to incur Debt secured by a Mortgage on such Principal Property in a principal amount equivalent to the Attributable Debt in respect of such arrangement without equally and ratably securing the notes or (b) we retire Funded Debt or cause Funded Debt to be retired equal to the greater of the net proceeds of such sale or the fair market value of the Principal Property to be subject to such arrangement.

        Notwithstanding the limitations on sale and leaseback transactions described above, we, a Guarantor or any Domestic Subsidiary may enter into a sale and leaseback transaction of any Principal Property in addition to that permitted above and without any obligation to retire any notes or other indebtedness referred to above, provided that at the time of entering into such sale and leaseback transaction and after giving effect thereto, Exempted Debt, in the aggregate, does not exceed 15% of our Consolidated Net Tangible Assets, taken as a whole.

  Additional Subsidiary Guarantees

        If any of our Subsidiaries, including any Subsidiary that we or any of our Subsidiaries may organize, acquire or otherwise invest in after the date of the indenture that is not a Guarantor, guarantees, or, in the case of Domestic Subsidiaries, becomes otherwise obligated under, the Revolving Credit Facility, then such Subsidiary shall (i) execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company's obligations under the notes and the indenture on the terms set forth in the indenture and (ii) deliver to the trustee an opinion of counsel that such supplemental indenture and Guarantee has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary. Thereafter, such Subsidiary shall be a Guarantor for all purposes of the indenture; provided, further, however, that any such Guarantee shall be released as provided under the last paragraph above under "—The Guarantees."

Events of Default

        Please see "Description of Debt Securities and Guarantees—Events of Default" in the accompanying prospectus.

Consolidation, Merger or Sale of Assets

        Please see "Description of Debt Securities and Guarantees—Covenants—Consolidation, Merger or Sale of Assets" in the accompanying prospectus.

Same-Day Settlement and Payment

        The notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the notes in definitive form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Further Issues

        We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional debt securities having the same terms as, and ranking equally and ratably with, the notes in all respects (or in all respects except for the payment of interest accruing prior to the Issue Date of such additional debt securities, or except for the first payment of interest following the Issue Date of such additional debt securities), so that such additional debt securities will be consolidated and form a single series with, and have the same terms as to status, redemption or otherwise as, the notes.

        Any additional debt securities that are consolidated and form a single series with the notes will be issued for U.S. federal income tax purposes in a "qualified reopening" or with no more than a de minimis amount of original issue discount.

        We may at any time and from time to time purchase notes in the open market or otherwise.

Book-Entry System; Delivery and Form

        The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of DTC or a nominee of DTC in New York, New York for the accounts of institutions that have accounts with DTC ("participants").

        Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered definitive form, which notes we refer to as "definitive notes."

        DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry systems is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

  Ownership of Beneficial Interests

        We expect that, pursuant to the procedures established by DTC, upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

        So long as DTC, or its nominee, is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive definitive notes, will not be entitled to have the notes represented by the global note registered in their names and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC's applicable procedures. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

        All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

        Unless and until it is exchanged in whole or in part for definitive notes, no global note may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principle amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange each global note for definitive notes, which it will distribute to its participants.

        Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the underwriters, the trustee nor we will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The indenture provides that if:

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  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible under the indenture and we do not appoint a successor depositary within 90 days; or

  •
  we determine that the notes shall no longer be represented by global notes, and we execute and deliver to the trustee, in our discretion, a company order to such effect,

the global notes will be exchanged for notes in definitive form of like tenor and of an equal principal amount, in authorized denominations. Such definitive notes shall be registered in such name or names as DTC shall instruct the trustee. We expect that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interest in global securities.

        We have obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but neither we nor the trustee take responsibility for its accuracy.

  Holding through Euroclear and Clearstream

        If the depositary for a global security is DTC, you may hold interests in the global security through Clearstream Banking, société anonyme, which we refer to as "Clearstream" or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as "Euroclear," in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers' securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers' securities in the depositaries' names on DTC's books.

        Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC's rules and procedures.

        Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

        In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Certain Definitions

        "Adjusted Treasury Rate" means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

        "Attributable Debt" means, as to any particular lease under which any person (as defined in the indenture) is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term thereof (after giving effect to any extensions at the option of the lessee), discounted from the respective due dates thereof to such date at the rate per annum borne by the notes.

        "Capital Stock" means, with respect to any person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such person's equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such person.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

        "Comparable Treasury Price" means, with respect to any date of redemption, (a) the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

        "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any liabilities constituting Funded Debt by reason of being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles, all as set forth on the most recent consolidated balance sheet of us and our consolidated Subsidiaries and computed in accordance with GAAP.

        "Domestic Subsidiary" means a Subsidiary of ours except a Subsidiary which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States of America.

        "Exempted Debt" means the sum of the following items outstanding as of the date Exempted Debt is being determined: (1) indebtedness of us and our Subsidiaries incurred after the date of the indenture and secured by Mortgages created or assumed pursuant to the second paragraph under "Material Covenants—Limitations on Liens" above and (2) Attributable Debt of us and our Subsidiaries in respect of every sale and leaseback transaction entered into after the date of the indenture and pursuant to the second paragraph under "Material Covenants—Limitation on Sale and Leaseback" above.

        "Funded Debt" means all indebtedness for money borrowed, other than indebtedness subordinated in right of payment to the notes, having a maturity of more than twelve months from the date as of which the amount thereof is to be determined, or having a maturity of less than twelve months from the date as of which the amount thereof is to be determined but by its terms being renewable or extendible beyond twelve months from such date at the option of the borrower.

        "Guarantee" means a guarantee by a Guarantor of the notes.

        "Guarantor" means a Subsidiary of ours that guarantees the notes.

        "Issue Date" means the date on which the notes are originally issued under the indenture.

        "Principal" includes premium, if any.

        "Principal Property" means the headquarters of the Company and any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, distribution or warehousing, owned or leased by us or any Guarantor or Domestic Subsidiary. The term "Principal Property" does not include any of the above referenced property (a) financed through the issuance of tax exempt governmental obligations or (b) that our board of directors determines in good faith is not materially important to the total business of us and our Subsidiaries.

        "Quotation Agent" means one of the Reference Treasury Dealers appointed by us.

        "Reference Treasury Dealer" means (1) each of Banc of America Securities LLC and Credit Suisse Securities (USA) LLC and the respective successors of the foregoing; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that date of redemption.

        "Restricted Subsidiary" means (1) any Guarantor and (2) any Domestic Subsidiary owning a Principal Property.

        "Revolving Credit Facility" means that certain credit agreement by and among the Company and certain Subsidiaries of the Company party thereto, as borrowers, the lenders party thereto, and Bank of America, as administrative agent, dated as of October 16, 2008, as amended, amended and restated, supplemented or modified, renewed, refinanced or replaced from time to time.

        "Subsidiary" means with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such person and one or more Subsidiaries of such person (or a combination thereof). Unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

        "Voting Stock" means, with respect to any specified person as of any date, the Capital Stock of such person (whether now or hereafter authorized, regardless of whether such Capital Stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation) that is at the time entitled to vote generally in the election of the board of directors of such person.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

        The following is a general summary of certain material U.S. federal income tax consequences of the ownership and disposition of the notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the "IRC"), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Unless otherwise indicated, this summary addresses only the U.S. federal income tax consequences relevant to investors who purchase notes at the time of original issuance at their "issue price" and applies only to beneficial owners that hold the notes as "capital assets" within the meaning of section 1221 of the IRC.

        This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder's individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, and persons holding notes as part of a "straddle" or other integrated investment. The discussion does not address any foreign, state, local or non-income tax consequences of the acquisition, ownership or disposition of the notes.

        If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the U.S. federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are beneficial owners of notes and partners in such partnerships are urged to consult with their own tax advisors regarding the U.S. federal income and other tax consequences of the ownership and disposition of the notes.

        This discussion is for general purposes only. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state, or local laws and tax treaties, and the possible effects of changes in the tax laws.

Tax Consequences to U.S. Holders

  U.S. Holder

        As used herein, the term "U.S. Holder" means a beneficial owner of a note that is for U.S. federal income tax purposes:

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  an individual citizen or resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in, or under the laws of the, U.S. or any political subdivision of the U.S.;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has made a valid election to be treated as a U.S. person.

        The term U.S. Holder also includes certain former citizens and residents of the United States.

  Potential Contingent Payment Debt Treatment

        We may be obligated to pay amounts in excess of the stated interest or principal on the notes as described under "Description of the Notes and Guarantees—Change of Control Offer." These payments may implicate the provisions of the U.S. Treasury regulations relating to "contingent payment debt instruments." According to the applicable U.S. Treasury regulations, however, certain contingent payments will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingent payments, as of the date of issuance, are remote or incidental. We intend to take the position that any contingent payments are remote or incidental, and we do not intend to treat the notes as contingent payment debt instruments. Our position that any such contingent payments are remote or incidental is binding on a U.S. Holder unless such person discloses its contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the Internal Revenue Service (the "IRS"), and if the IRS were to successfully challenge this position, a U.S. Holder might be required to accrue additional interest income for a taxable period in excess of the stated interest rate and to treat as ordinary interest income, any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Investors in these notes should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

  Payments of Interest

        Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for federal income tax purposes. It is expected (and this discussion assumes) that the notes will be issued without original issue discount for U.S. federal income tax purposes.

  Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

        Upon the sale, exchange, redemption or other taxable disposition a note (any of these, a "Disposition" for purposes of this discussion), a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between (1) the amount realized on the Disposition of the note, other than amounts attributable to accrued and unpaid interest (which will be taxed as ordinary interest income to the extent such interest has not been previously included in income), and (2) the U.S. Holder's adjusted tax basis in the note. The amount realized by a U.S. Holder is the sum of the cash plus the fair market value of all other property received by the U.S. Holder on the Disposition of the note. A U.S. Holder's adjusted tax basis in a note will generally be the cost of the note (net of accrued interest) to the U.S. Holder.

        Gain or loss realized on the Disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the Disposition, the note has been held for more than one year. For non-corporate U.S. Holders, long-term capital gains are currently taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to certain limitations. U.S. Holders are urged to consult their own tax advisors regarding the deductibility of any capital losses in light of their particular circumstances.

  Backup Withholding and Information Reporting

        Information returns will be filed with the IRS in connection with interest payments on the notes and proceeds from a Disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding tax at the applicable rate (currently 28% and scheduled to increase to 31% for 2011 and thereafter) on such payments if the U.S. Holder fails to provide its taxpayer identification number to us or the paying agent and comply with certain certification procedures. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

  Non-U.S. Holder

        As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes:

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  an individual who is classified as a nonresident for U.S. federal income tax purposes;

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  a foreign corporation; or

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  a foreign estate or trust.

        "Non-U.S. Holder" does not include a holder who is an individual present in the U.S. for 183 days or more in the taxable year of a note Disposition and who is not otherwise a resident of the U.S. for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the Disposition of a note.

  Payments of Interest

        Subject to the discussions below under "—Backup Withholding and Information Reporting" and under "—Recent Legislation", a Non-U.S. Holder will not generally be subject to U.S. federal income or withholding tax on interest paid on the notes so long as that interest is not "effectively connected" with the Non-U.S. Holder's conduct of a trade or business within the U.S. (and, if a treaty applies, is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.) and:

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  the Non-U.S. Holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

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  the Non-U.S. Holder is not a "controlled foreign corporation" for U.S. federal income tax purposes that is related to us, actually or by attribution, through stock ownership;

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  the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of the Non-U.S. Holder's trade or business; and

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  either (1) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or a suitable substitute form that it is not a "U.S. person" (as defined in the IRC), and provides its name and address, and U.S. taxpayer identification number, if any, or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (1) has been received from the Non-U.S. Holder or an intermediate financial institution and furnishes to us a copy thereof.

        A Non-U.S. Holder that does not qualify for exemption from withholding as described above will generally be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the notes (except as described below with respect to effectively connected income). A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to a reduced rate of withholding tax or is exempt from U.S. withholding tax, provided that the Non-U.S. Holder furnishes us with a properly executed IRS Form W-8BEN claiming the reduction or exemption and the Non-U.S. Holder complies with any other applicable procedures.

        Special rules regarding exemption from, or reduced rates of, U.S. withholding tax may apply in the case of notes held by partnerships or certain types of trusts. Partnerships and trusts that are prospective purchasers of the notes are urged to consult their tax advisors regarding special rules that may be applicable in their particular circumstances.

  Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

        Subject to the discussion below under "—Recent Legislation", any gain recognized by a Non-U.S. Holder on the Disposition of a note (other than amounts attributable to accrued and unpaid interest, which will be treated as described under "—Payments of Interest" above) will generally be exempt from U.S. federal income and withholding tax, unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the U.S. (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.); or

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  the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more during the taxable year of the Disposition, and certain other conditions are met.

  Effectively Connected Income

        If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest (including original issue discount) on the note is effectively connected with the conduct of this trade or business (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (see "—Tax Consequences to U.S. Holders" above), subject to an applicable income tax treaty providing otherwise. In such circumstances, the Non-U.S. Holder will be required to provide us with a properly executed IRS Form W-8ECI (Certificate of Foreign Person's Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States) in order to claim an exemption from withholding tax. A Non-U.S. Holder engaged in a trade or business in the United States as a corporation should consult its own tax advisors with respect to other U.S. tax consequences of the ownership and Disposition of the notes, including the possible imposition of a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

  Backup Withholding and Information Reporting

        Information returns will be filed with the IRS to report payments made on the notes, and any taxes withheld from such payments. Copies of such information returns may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

        Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, the Non-U.S. Holder may be subject to U.S. backup withholding on interest payments on the notes and proceeds from the Disposition of the notes. If the certification procedures described above are met for the Non-U.S. Holder, backup withholding will not apply to these payments.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

        Non-U.S. Holders are urged to consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

  Recent Legislation

        Recent legislation generally imposes a withholding tax of 30% on payments to certain foreign entities, after December 31, 2012, on interest and the gross proceeds of Dispositions of notes, unless various U.S. information reporting and due diligence requirements that are different from, and in addition to, the beneficial owner certification requirements described above have been satisfied. Non-U.S. Holders should consult their tax advisers regarding the possible implications of this legislation on their investment in the notes.

        The discussion set forth above is included for general information only and may not be applicable depending on a holder's particular situation. Holders are urged to consult their own tax advisors with respect to the tax consequences to them of the ownership and Disposition of the notes, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

 UNDERWRITING

        Banc of America Securities LLC and Credit Suisse Securities (USA) LLC are acting as representatives of the underwriters named below.

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the notes set forth opposite such underwriter's name.

Underwriter	Principal Amount of Notes
Banc of America Securities LLC	$
Credit Suisse Securities (USA) LLC

Total	$

        The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

        The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of        % of the principal amount per note. The underwriters and selling group members may allow a discount of        % of the principal amount per note on sales to other dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to dealers.

        The following table shows the underwriting discounts and commissions that we have agreed to pay to the underwriters in connection with this offering.

	As a Percentage of Principal Amount		Dollar Amount
Per note		%	$
Total			$

        In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes of a particular series in excess of the principal amount of notes of such series to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of notes of a particular series in the open market after the distribution of such notes has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes of a particular series made for the purpose of preventing or retarding a decline in the market price of the notes of such series while this offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our expenses for this offering, not including the underwriting discount, will be approximately $          .

        We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

        In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged and may in the future engage in investment and commercial banking transactions and investment advisory services with us and our affiliates for which they have received and will receive customary compensation. Affiliates of Banc of America Securities LLC act as administrative agent and lender under our revolving credit facility. An affiliate of Banc of America Securities LLC acts as the administrative agent and a lender, Banc of America Securities LLC and Credit Suisse Securities (USA) LLC act as joint lead arrangers and joint book managers, and an affiliate of Credit Suisse Securities (USA) LLC is a lender, under our senior unsecured bridge credit agreement that we entered into as of March 3, 2010. In addition, Credit Suisse Securities (USA) LLC or one of its affiliates is acting as our financial advisor in connection with a cash offer for all of the issued and to be issued ordinary share capital of Delta plc, a public limited company incorporated in Great Britain.

LEGAL MATTERS

        The validity of the notes and guarantees offered hereby will be passed on for us by McGrath North Mullin & Kratz, PC LLO, Omaha, Nebraska. Certain legal matters with respect to our Australian guarantors will be passed on for us by Gadens Lawyers, Brisbane, Queensland, Australia. Certain legal matters will be passed on for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements and the related financial statement schedule as of December 26, 2009 and December 27, 2008 and for each of the three fiscal years in the period ended December 26, 2009 incorporated by reference in this prospectus supplement and the accompanying prospectus and the effectiveness of Valmont Industries, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference in this prospectus supplement (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to the retrospective adoption of guidance related to noncontrolling interests in consolidated financial statements effective December 28, 2008 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Delta plc and its subsidiaries as of and for the years ended December 31, 2009 and 2008, included in this prospectus supplement have been audited by Deloitte LLP (UK), independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Delta plc
Consolidated Financial Statements
As of and for the years ended 31 December 2009 and 2008

Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Delta plc

        We have audited the accompanying consolidated statements of financial position of Delta plc and subsidiaries (the "Company") as of 31 December 2009 and 2008, and the related consolidated income statements, statements of changes in equity, statements of comprehensive income and cash flow statements for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Delta plc and subsidiaries as of 31 December 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Deloitte LLP
London, United Kingdom

April 6, 2010

Consolidated Income Statements

For the years ended 31 December 2009 and 2008

£ million	Notes	2009 Total	2008 Restated(i) Total
Continuing operations:
Revenue	4	333.0	330.8
Cost of sales		(232.0)	(238.1)

Gross profit		101.0	92.7

Distribution costs and administrative expenses		(54.4)	(56.0)
Business closure costs	10	5.3	(2.8)
Impairment of property plant and equipment	15	(1.5)	—
Profit on sale of property, plant and equipment	15	—	6.0

Total administrative expenses		(50.6)	(52.8)

Operating profit		50.4	39.9

Share of post-tax profit of associate and joint venture	17	3.1	8.4
Impairment of other investments	10	(0.3)	—
Investment income	7	15.5	30.7
Finance costs	8	(12.6)	(25.7)
Pension settlement	8	0.5	(48.8)

Profit before tax	6	56.6	4.5
Tax	9	(15.3)	(8.2)

Profit/(loss) for the year from continuing operations		41.3	(3.7)
Discontinued operations:
(Loss)/profit for the year from discontinued operations	11	(1.6)	0.5

Profit/(loss) for the year		39.7	(3.2)

Attributable to:
Equity holders of the parent		31.0	(8.5)
Minority interests	30	8.7	5.3

		39.7	(3.2)

Earnings per share
From continuing operations:
Basic	13	21.2	(6.0)
Diluted	13	21.2	(6.0)

From continuing and discontinued operations:
Basic	13	20.2	(5.7)
Diluted	13	20.2	(5.7)

(i)
Restatement note: following the reclassification of the Associate entity, Manganese Metal Company (MMC), from Assets held for sale to Interests in Associates, it has been reclassified from discontinued to continuing operations (see note 38).

Consolidated Statements of Comprehensive Income

For the years ended 31 December 2009 and 2008

£ million	Notes	2009	2008
Profit/(loss) for the year		39.7	(3.2)

Actuarial losses on defined benefit pension schemes	29	(75.6)	(12.5)
IAS 19 defined benefit pension asset recoverability net adjustment	29	—	9.5
Exchange differences on translation of foreign operations	28, 30	13.7	29.5

Net (loss)/income recognised directly in equity		(61.9)	26.5

Total recognised (loss)/income for the year		(22.2)	23.3

Attributable to:
Equity holders of the parent		(34.4)	16.4
Minority interests		12.2	6.9

		(22.2)	23.3

Consolidated Statements of Financial Position

At 31 December 2009, 2008 and 2007

£ million	Notes	2009	2008 Restated(i)	2007 Restated(ii)
Non-current assets
Goodwill	14	9.3	8.4	6.1
Other intangible assets	14	0.2	0.3	—
Property, plant and equipment	15	93.1	83.9	71.9
Interest in associate	17	14.1	12.4	3.6
Other investments		—	1.0	—
Deferred tax assets	26	5.6	6.0	2.4
Other receivables	19	0.4	0.5	0.8

		122.7	112.5	84.8

Current assets
Inventories	18	46.7	54.5	56.0
Trade and other receivables	19	56.7	61.4	49.9
Derivative financial instruments at fair value	22	—	1.7	—
Other investments		0.5	—	—
Other financial assets	20	2.8	2.7	2.6
Cash	21	144.2	108.1	128.7

		250.9	228.4	237.2

Total assets		373.6	340.9	322.0

Current liabilities
Trade and other payables	23	(60.2)	(53.7)	(42.1)
Current tax liabilities		(2.4)	(0.9)	(1.2)
Bank overdrafts		—	—	(1.0)
Borrowings	24	(0.1)	(1.2)	(1.4)
Provisions	25	(3.0)	(2.0)	(3.5)

		(65.7)	(57.8)	(49.2)

Net current assets		185.2	170.6	188.0

Non-current liabilities
Other payables	23	(1.2)	(4.3)	(8.0)
Retirement benefit obligation	37	(71.2)	(2.5)	—
Deferred tax liabilities	26	(4.9)	(4.6)	(2.2)
Provisions	25	(4.9)	(4.2)	(3.8)

		(82.2)	(15.6)	(14.0)

Total liabilities		(147.9)	(73.4)	(63.2)

Net assets		225.7	267.5	258.8

Equity
Share capital	27	41.3	41.3	41.3
Share premium account	27	34.0	34.0	34.0
Translation reserve	28	37.3	27.1	(0.8)
Employee share ownership trust	27	(0.2)	(2.1)	(2.2)
Retained earnings	29	83.3	138.9	159.0

Equity attributable to equity holders of the parent		195.7	239.2	231.3
Minority interests	30	30.0	28.3	27.5

Total equity		225.7	267.5	258.8

(i)
The previously disclosed "held for sale" asset, MMC, has been reclassified as an "Interest in associate" (see note 38)

(ii)
The 2007 year comparative is provided in accordance with IAS 1 (2007) Presentation of Financial Statements, where two years of comparatives are required if a retrospective restatement or reclassification is made.

Consolidated Cash Flow Statements

For the years ended 31 December 2009 and 2008

£ million	Notes	2009	2008
Cash generated from operations before tax	33	86.4	49.0
Tax
Tax refunded		—	0.2
Corporate tax paid		(12.6)	(10.2)

Net cash generated from operating activities		73.8	39.0

Investing activities
Proceeds from disposal of businesses and subsidiaries		0.4	—
Proceeds on disposal of property, plant and equipment		0.8	9.2
Acquisition of business		—	(2.9)
Payments in respect of closed and disposed business		(1.5)	(2.5)
Purchases of property, plant and equipment		(14.3)	(13.1)

Net cash used in investing activities		(14.6)	(9.3)

Financing activities
Interest received		2.9	7.5
Dividends received from investments		0.3	—
Interest paid		(0.2)	(0.5)
Pension Plan settlement contribution and costs		(7.0)	(50.2)
Dividends paid to equity holders of the parent	12	(10.9)	(8.2)
Dividends paid to minority interests	12	(11.9)	(1.5)
Capital distribution paid to minority interests		—	(3.2)
Repayments of borrowings		(1.3)	(1.7)
New bank loans raised		—	0.9
Repayment of loans due from other investment		0.2	0.8
Repayment of obligations under finance leases		—	(0.1)
Purchase of shares for ESOT		—	(1.1)
Cash received on exercise of options under ESOT		1.3	0.4
Other		—	(0.1)

Net cash used in financing activities		(26.6)	(57.0)

Net increase/(decrease) in cash and cash equivalents		32.6	(27.3)
Cash and cash equivalents at beginning of the year		108.1	127.7
Effect of foreign exchange rate changes on cash and cash-equivalents		3.5	7.7

Cash and cash equivalents at end of the year	33	144.2	108.1

Consolidated Statements of Changes in Equity

At 31 December 2009 and 2008

	Equity attributable to equity holders of the parent
£ million	Share Capital	Share Premium Account	Trans- lation Reserve	ESOT	Retained Earnings	Total	Minority Interests	Total Equity
Balance at 1 January 2008	41.3	34.0	(0.8)	(2.2)	159.0	231.3	27.5	258.8
(Loss)/profit for the year	—	—	—	—	(8.5)	(8.5)	5.3	(3.2)
Exchange differences on translation of foreign operations	—	—	27.9	—	—	27.9	1.6	29.5
Actuarial losses on defined benefit pension scheme	—	—	—	—	(12.5)	(12.5)	—	(12.5)
IAS 19 defined benefit pension asset recoverability net reversal	—	—	—	—	9.5	9.5	—	9.5

Total comprehensive income/ (loss) for the year	—	—	27.9	—	(11.5)	16.4	6.9	23.3

Dividends	—	—	—	—	(8.2)	(8.2)	(2.9)	(11.1)
Share of capital distribution	—	—	—	—	—	—	(3.2)	(3.2)
Own shares acquired in the year	—	—	—	(1.1)	—	(1.1)	—	(1.1)
Satisfaction of share options	—	—	—	0.9	(0.8)	0.1	—	0.1
Credit to equity for equity-settled share based payments	—	—	—	—	0.4	0.4	—	0.4
Cash remitted by Trustees	—	—	—	0.3	—	0.3	—	0.3

Balance at 31 December 2008	41.3	34.0	27.1	(2.1)	138.9	239.2	28.3	267.5

Profit for the year	—	—	—	—	31.0	31.0	8.7	39.7
Exchange differences on translation of foreign operations	—	—	10.2	—	—	10.2	3.5	13.7
Actuarial losses on defined benefit pension scheme	—	—	—	—	(75.6)	(75.6)	—	(75.6)
Total comprehensive income/(loss) for the year	—	—	10.2	—	(44.6)	(34.4)	12.2	(22.2)

Dividends	—	—	—	—	(10.9)	(10.9)	(10.5)	(21.4)
Satisfaction of share options	—	—	—	0.6	(0.6)	—	—	—
Credit to equity for equity-settled share based payments	—	—	—	—	0.5	0.5	—	0.5
Cash remitted by Trustees	—	—	—	1.3	—	1.3	—	1.3

Balance at 31 December 2009	41.3	34.0	37.3	(0.2)	83.3	195.7	30.0	225.7

Notes to the Consolidated Financial Statements

for the years ended 31 December 2009 and 2008

1 General information

        Delta plc (the Company) is a public limited company incorporated in Great Britain under the Companies Act 2006. The Group is engaged in metal and electrolytic manganese oxide manufacturing and providing services that relate to galvanizing. These operations are organized into the the following three business segments

Engineered Steel Products	Manufacture and distribution of galvanized steel products, grinding media and engineered tooling.
Galvanizing Services	Provision of hot-dip galvanizing and zinc reclamation services.
Manganese Materials	Manufacture and distribution of electrolytic manganese dioxide for use in the manufacture of primary batteries.

        The Group operates from sites in 13 countries and has either sales or sourcing arrangements with various other countries within Asia, Africa and South America. The Group operates in many countries, with substantially all of the Group's operating profit earned outside the UK. The Group's products and services utilise a range of raw materials most notably zinc, steel and manganese ore. Our operations also require substantial quantities of electricity and natural gas.

Adoption of new and revised standards

        The following new and revised standards and interpretations have been adopted in these financial statements. Their adoption has not had any significant impact on the amounts reported in these financial statements and has not led to any changes in the Group's accounting policies in these consolidated financial statements. In some cases there has been a change in relation to disclosures in financial statements.

Standards affecting presentation and disclosure

        IAS 1 (as revised in 2007) Presentation of Financial Statements—IAS 1(2007) has introduced terminology changes (including revised titles for the primary statements) and changes in the format and content of the financial statements.

        Amendments to IFRS 5 Non-current Assets Held for Sale and Discontinued Operations (adopted in advance of effective date of 1 January 2010)—Disclosures in these financial statements have been modified to reflect the International Accounting Standards Board's clarification (as part of Improvements to IFRSs (2009)) that the disclosure requirements in Standards other than IFRS 5 do not generally apply to non-current assets classified as held for sale and discontinued operations.

        Improving Disclosures about Financial Instruments (Amendments to IFRS 7 Financial Instruments: Disclosures) The amendments to IFRS 7 expand the disclosures required in respect of fair value measurements and liquidity risk. The Group has elected not to provide comparative information for these expanded disclosures in the current year in accordance with the transitional reliefs offered in these amendments.

Standards and Interpretations adopted with no effect on financial statements

IAS 28 (as revised in 2008) Investments in Associates
IFRS 3 (as revised in 2008) Business Combinations
IFRIC 13 Customer Loyalty Programmes

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

1 General information (Continued)

Amendments to IFRS 2 Share-based Payment—Vesting Conditions and Cancellations

IAS 23 (as revised in 2007) Borrowing Costs
IFRIC 16 Hedges of a Net Investment in a Foreign Operation

IFRIC 17 Distributions of Non-cash Assets to Owners (adopted in advance of effective date of 1 July 2009)

IFRIC 18 Transfers of Assets from Customers (adopted in advance of effective date of transfers of assets from customers received on or after 1 July 2009)

Improvements to IFRSs (2008)

Amendments to IAS 40 Investment Property

Amendments to IAS 20 Accounting for Government Grants and Disclosure of Government Assistance

Amendments to IAS 39 Financial Instruments: Recognition and Measurement and IFRS 7 Financial Instruments: Disclosures regarding reclassifications of financial assets

Amendments to IAS 32 Financial Instruments: Presentation and IAS 1 Presentation of Financial Statements—Puttable Financial Instruments and Obligations Arising on Liquidation

Amendments to IFRS 1 First-time Adoption of International Financial Reporting Standards and IAS 27

Amendments to IAS 7 Statement of Cash Flows (adopted in advance of effective date of 1 January 2010)

Consolidated and Separate Financial Statements—Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate

Amendments to IAS 39 Financial Instruments: Recognition and Measurement—Eligible Hedged Items

Embedded Derivatives (Amendments to IFRIC 9 and IAS 39)

Standards and Interpretations in issue not yet adopted

Improvements to IFRSs (2009)

Amendments to IFRS 2 Share-based Payment

        The directors continue to evaluate the impact of these Standards and Interpretations but do not currently anticipate that the future adoption of them will have a material impact on the consolidated financial statements of the Group.

Statutory Financial Statements

        The consolidated financial statements as at 31 December 2009 and 2008 do not comprise statutory financial statements for the purposes of Section 240 of the UK Companies Act 2006. Statutory financial statements prepared in accordance with IFRS, as adopted for use in the European Union for the year ended 31 December 2009 have been delivered to the Registrar of Companies for England and Wales. The auditors' reports on those financial statements were unqualified.

2 Significant accounting policies

Basis of accounting

        The consolidated financial statements have been prepared in accordance with IFRS as issued by the International Accounting Standards Board. The consolidated financial statements have been prepared on the historical cost basis, except for the revaluation of certain financial instruments.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

2 Significant accounting policies (Continued)

        The principal accounting policies set out below have been consistently applied to all years presented in these financial statements.

Basis of consolidation

        The consolidated financial statements comprise the results, cash flows, assets and liabilities of Delta plc and all its subsidiaries, recognising any minority interest in those subsidiaries, together with the Group's share of the results and net assets of its associates and joint venture. The financial statements of subsidiaries, associates and joint venture are prepared as of the same reporting date using consistent accounting policies. Intercompany balances and transactions between subsidiaries, including any unrealised profits arising from intercompany transactions, are eliminated on consolidation.

        Subsidiaries are entities where the Group has the power to govern the financial and operating policies, generally accompanied by a share of more than 50% of the voting rights. Subsidiaries are consolidated from the date on which control is transferred to the Group and are included until the date on which the Group ceases to control them. Where a subsidiary is less than 100% owned by the Group, the minority interest share of the results and net assets are recognised at each reporting date. Where a company with minority interests has net liabilities, no asset is recorded within minority interests unless the minority shareholder has an obligation to make good its share of the net liabilities.

        Associates are entities over which the Group has the power to exercise significant influence but not control or joint control, generally accompanied by a share of between 20% and 50% of the voting rights. Joint ventures are entities subject to joint control, that is when the strategic financial and operating policy decisions relating to the activities require the unanimous consent of the parties sharing control. Investments in associates and joint ventures are accounted for using the equity method. If the Group's share of losses in an associate or joint venture equals or exceeds its investment in the associate or joint venture, the Group does not recognise further losses, unless it has obligations in relation to or made payments on behalf of the associate or joint venture.

Business combinations

        All business combinations are accounted for by applying the purchase method. The cost of a business combination is measured as the aggregate of the fair values, at the acquisition date, of the assets given, liabilities incurred or assumed and any equity instruments issued by the Group in exchange for control of the acquiree, together with any costs directly attributable to the combination. The identifiable assets, liabilities and contingent liabilities of the acquiree are measured initially at fair value at the acquisition date, except for non-current assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 "Non-current assets held for sale and discontinued operations" which are recognised at fair value less costs to sell. The excess of the cost of the business combination over the Group's interest in the fair value of the identifiable assets (including any intangibles recognised), liabilities and contingent liabilities is recognised as goodwill.

        The interests of minority shareholders in the acquiree are initially measured at the minority's proportion of the net fair value of the assets, liabilities and contingent liabilities recognised.

Goodwill

        Goodwill acquired in business combinations represents the excess of the cost of a business combination over the Group's interest in the fair value of the identifiable assets (including any

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

2 Significant accounting policies (Continued)

intangibles recognised), liabilities and contingent liabilities of the subsidiary, associate or joint venture at the date of acquisition. Goodwill is carried at cost less any accumulated impairment loss. Goodwill is tested at least annually for impairment or if circumstances indicate that the carrying value may be impaired. Any impairment is calculated in accordance with IAS 36 "Impairment of assets" and is recognised immediately in the consolidated income statement and is not subsequently reversed. Goodwill subsisting on disposal of the related operation is taken to the consolidated income statement as part of the profit or loss on disposal.

        Goodwill arising on acquisitions before the date of transition to IFRS has been retained at the previous UK GAAP amounts subject to being tested for impairment at that date. Goodwill written off to reserves under UK GAAP prior to 1998 has not been reinstated and is not included in determining any subsequent profit or loss on disposal.

Intangible Assets

        Intangible assets are stated at cost less accumulated amortisation and any provision for impairment. They are amortised in accordance with the relevant income stream over their useful lives from the time they are first available for use. The estimated time useful lives vary according to the specific use of the asset but are typically: one to three years for customer relationships; up to one year for customer order back-logs; and one to five years for trademarks and brand. Intangible assets which are not being amortised are subject to annual impairment reviews.

Investments in associates

        An associate is an entity over which the Group has significant influence and that is neither a subsidiary nor an interest in a joint venture. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies.

        The results and assets and liabilities of associates are incorporated in these financial statements using the equity method of accounting, except when the investment is classified as held for sale, in which case it is accounted for in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations. Under the equity method, investments in associates are carried in the consolidated statement of financial position at cost as adjusted for post-acquisition changes in the Group's share of the net assets of the associate, less any impairment in the value of individual investments. Losses of an associate in excess of the Group's interest in that associate (which includes any long-term interests that, in substance, form part of the Group's net investment in the associate) are recognised only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the associate.

        Any excess of the cost of acquisition over the Group's share of the net fair value of the identifiable assets, liabilities and contingent liabilities of the associate recognised at the date of acquisition is recognised as goodwill. The goodwill is included within the carrying amount of the investment and is assessed for impairment as part of that investment. Any excess of the Group's share of the net fair value of the identifiable assets, liabilities and contingent liabilities over the cost of acquisition, after reassessment, is recognised immediately in profit or loss.

        Where a group entity transacts with an associate of the Group, profits and losses are eliminated to the extent of the Group's interest in the relevant associate.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

2 Significant accounting policies (Continued)

Non-current assets held for sale

        Non-current assets (and disposal groups) classified as held for sale are measured at the lower of their previous carrying amount and fair value less costs to sell.

        Non-current assets and disposal groups are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the asset (or disposal group) is available for immediate sale in its present condition. Management must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year from the date of classification.

Revenue recognition

        The Group sells manufactured galvanized steel products, grinding media and electrolytic manganese dioxide. Revenue from the sale of these goods is measured at the fair value of the consideration received and is recognised when the Group has transferred the significant risks and rewards of ownership of the goods and services to the buyer, when the amount of revenue can be measured reliably and when it is probable that the economic benefits associated with the transaction will flow to the Group. Revenue is measured net of discounts, value added tax and other sales related taxes.

        The Group also provides hot-dip galvanizing services. Revenue is typically recognised once the Group has performed its services for the customer, evidenced either by delivery of finished goods or other evidence of completion of work.

        Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable.

        Dividend income from investments is recognised when the shareholders' rights to receive payment have been established.

Leasing

        Leases other than finance leases are classified as operating leases. Payments made under operating leases are recognised as an expense in the consolidated income statement on a straight-line basis over the lease term. Any incentives to enter into operating leases are recognised as a reduction of rental expense over the lease term on a straight-line basis.

Foreign currencies

        The financial statements for each of the Group's subsidiaries and associates are prepared using their functional currency. The functional currency is the currency of the primary economic environment in which an entity operates.

        The functional currency of all the Group's subsidiaries is the currency of the country in which that subsidiary operates.

        The presentation currency of the Group and functional currency of Delta plc is sterling.

        Foreign currency transactions are translated into the functional currency of the entity using exchange rates prevailing at the dates of the transactions. Exchange differences resulting from the

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

2 Significant accounting policies (Continued)

settlement of such transactions and from the translation at exchange rates ruling at the statement of financial position date of monetary assets and liabilities denominated in currencies other than the functional currency of the entity are recognised in the consolidated income statement.

        The statement of financial positions of foreign operations are translated into pound sterling using the exchange rate at the statement of financial position date and the income statements are translated into pound sterling using the average exchange rate for the year. Where this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, the exchange rate on the transaction date is used.

        Exchange differences arising upon consolidation are taken to the cumulative translation reserve in equity. The cumulative exchange difference held in shareholders' equity in respect of an operation is transferred to the consolidated income statement upon disposal.

Operating profit

        Operating profit is defined as revenue from continuing operations less related expenses and is stated before the share of post-tax profits/(losses) of associates and joint venture and before investment income, other gains and losses, finance costs and tax.

Retirement benefit costs

        The Group operates defined benefit pension plans and defined contribution pension plans.

        A defined benefit pension plan is one that specifies the amount of pension benefit that an employee will receive on retirement. The Group operates a number of funded defined benefit pension plans, where actuarially-determined payments are made to trustee-administered funds.

        The defined benefit obligation is calculated by independent actuaries using the projected unit credit method and is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability.

        The Group accounts for actuarial gains and losses in full through the consolidated statement of recognised income and expense in the year in which they occur. Where the actuarial valuation of the plan demonstrates that the plan is in surplus, the recognisable asset is limited to that for which the Group can benefit in the future.

        The current service cost is included in distribution costs and administrative expenses in the consolidated income statement. Past service costs, if any, are similarly included where the benefits have vested, otherwise they are amortised on a straight-line basis over the vesting period. Gains and losses on settlements and curtailments are taken to the consolidated statement of comprehensive income.

        The expected return on assets of funded defined benefit pension plans is recorded in investment income in the consolidated income statement. The expected interest on pension plan liabilities is recorded in finance costs in the consolidated income statement.

        A defined contribution plan is one under which fixed contributions are paid to a third party. The Group has no further payment obligations once these contributions have been paid. The contributions are recognised in the consolidated income statement when they are due.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

2 Significant accounting policies (Continued)

Taxation

        The Group's liability for current tax, including UK and foreign tax, is provided at amounts expected to be paid or recovered using tax rates that have been enacted or substantially enacted by the statement of financial position date.

        Tax expense represents the sum of tax currently payable and deferred tax. The tax currently payable is based on the taxable profit for the year. Taxable profit differs from reported profit in the consolidated income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible.

        Deferred tax is provided in full, using the statement of financial position liability method, on temporary differences arising between the tax base of assets and liabilities used in the computation of taxable profit and their carrying amounts in the financial statements.

        Deferred tax liabilities are recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible differences can be utilised. Deferred tax is provided for on unremitted earnings within the Group where it is expected that these earnings will be distributed in the future.

        Deferred tax assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than a business combination) of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

        The carrying amount of deferred tax assets is reviewed at each statement of financial position date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

        Deferred tax is calculated at the tax rates that are expected to apply in the year when the liability is settled or the asset is realised. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are not discounted.

        Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to corporate taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Property, plant and equipment

        Property, plant and equipment is carried at cost less accumulated depreciation and accumulated impairment losses. Cost comprises purchase price and directly attributable costs.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

2 Significant accounting policies (Continued)

        Freehold land and assets under construction are not depreciated. For all other property, plant and equipment, depreciation is calculated on a straight-line basis to allocate cost less residual values of the assets over their estimated useful economic lives as follows:

Freehold buildings	50 years
Leasehold property	Term of lease
Plant and machinery, including motor vehicles	4 to 25 years
Fixtures, fittings, tools and equipment	5 years

Inventories

        Inventories are measured at the lower of cost and net realisable value. Cost is determined on a first-in, first-out basis for our Galvanizing Services' related businesses or otherwise a weighted average cost basis. Cost comprises directly attributable purchase and conversion costs and an allocation of production overheads based on normal operating capacity. Net realisable value is the estimated selling price less estimated costs of completion and marketing, selling and distribution costs. Provision is made for obsolete, slow-moving or defective items where appropriate.

Impairment of assets

        The Group assesses at each reporting date whether there is any indication that an asset may be impaired. Where an indicator of impairment exists, the Group makes an estimate of recoverable amount. Where the carrying amount of an asset exceeds its recoverable amount the asset is written down to its recoverable amount. Recoverable amount is the higher of fair value less costs to sell and value in use and is determined for an individual asset. If the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, the recoverable amount of the cash-generating unit to which the asset belongs is determined. The present value of estimated future cash flows is calculated using discount rates reflecting the risks specific to that asset and the current market assessment of the time value of money for the value in use calculation. Impairments are recognised in the consolidated income statement.

        Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of the recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (cash-generating unit) in prior years. A reversal of an impairment loss is recognised in income immediately, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

Cash and cash equivalents

        Cash and cash equivalents for the purposes of the consolidated cash flow statement comprise cash at bank and in hand, money market deposits and other short-term highly liquid investments with original maturities at acquisition of three months or less, and bank overdrafts. Bank overdrafts are shown within current liabilities in the consolidated statement of financial position.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

2 Significant accounting policies (Continued)

Financial instruments

        Financial assets and financial liabilities are recognised in the Group's statement of financial position when the Group becomes a party to the contractual provisions of the instrument. The fair values of financial assets and financial liabilities are determined as follows:

  •
  Foreign currency forward contracts are measured using quoted forward exchange rates and yield curves derived from quoted interest rates matching maturities of the contracts.

  •
  Foreign currency options are measured using quoted foreign exchange rates, yield curves derived from quoted interest rates matching maturities of the contracts and foreign currency volatilities derived from quoted prices for similar foreign currency options.

  •
  The fair value of non-derivative financial assets and financial liailities with standard terms and conditions and traded on active liquid markets are determined with reference to quoted market prices.

  •
  The fair value of other non-derivative financial assets and financial liabilities are determined in accordance with generally accepted pricing models based on discounted cash flow analysis using prices from observable current market transactions and dealer quotes for similar instruments.

Financial assets

        All financial assets are recognised and derecognised on a trade date where the purchase or sale of a financial asset is under a contract whose terms require delivery of the investment within the timeframe established by the market concerned, and are initially measured at fair value, plus transaction costs, except for those financial assets classified as at fair value through profit or loss, which are initially measured at fair value.

        Financial assets are classified into the following specified categories: financial assets 'at fair value through profit or loss' (FVTPL), 'held-to-maturity' investments, 'available-for-sale' (AFS) financial assets and 'loans and receivables'. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition.

Financial assets through profit and loss (FVTPL)

        Derivatives embedded in other financial instruments or other non-financial host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of the host.

'Held-to-maturity' investments

        Bills of exchange and debentures with fixed or determinable payments and fixed maturity dates that the Group has the positive intent and ability to hold to maturity are classified as held-to-maturity investments. Held-to-maturity investments are recorded at amortised cost using the effective interest method less any impairment, with revenue recognisd on an effective yield basis.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

2 Significant accounting policies (Continued)

'Available for sale'

        The Group has an investment in unlisted shares that are not traded in an active market that is classified as an associate.

Loans and receivables

        Trade receivables are measured at amortised cost using the effective interest rate method. Appropriate allowances for estimated irrecoverable amounts are recognised in income when there is objective evidence that the asset is impaired. The allowance recognised is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows discounted at the effective interest rate computed at initial recognition.

Effective interest method

        The effective interest method is a method of calculating the amortised cost of a financial asset and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees on points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial asset, or, where appropriate, a shorter period.

        Income is recognised on an effective interest basis for debt instruments other than those financial assets classified as at FVTPL. The Group chooses not to disclose the effective interest rate for debt instruments that are classified as at fair value through profit or loss.

Derecognition of financial assets

        The Group derecognises a financial asset only when the contractual rights to the cash flows from the asset expire; or it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received.

Trade payables

        Trade payables, loans and other payables are measured at amortised cost using the effective interest rate method.

Financial liabilities

        Financial liabilities are classified as either financial liabilities 'at FVTPL' or 'other financial liabilities'.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

2 Significant accounting policies (Continued)

Other financial liabilities

        Other financial liabilities, including borrowings, are initially measured at fair value, net of transaction costs. Other financial liabilities are subsequently measured at amortised cost using the effective interest method, with interest expense recognised on an effective yield basis. The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period.

Derecognition of financial liabilities

        The Group derecognises financial liabilities when, and only when, the Group's obligations are discharged, cancelled or they expire.

Hedge accounting

        The Group designates certain hedging instruments, which include derivatives, embedded derivatives and non-derivatives in respect of foreign currency risk, as either fair value hedges, cash flow hedges, or hedges of net investments in foreign operations. Hedges of foreign exchange risk on firm commitments are accounted for as cash flow hedges.

        At the inception of the hedge relationship, the entity documents the relationship between the hedging instrument and the hedged item, along with its risk management objectives and its strategy for undertaking various hedge transactions. Furthermore, at the inception of the hedge and on an ongoing basis, the Group documents whether the hedging instrument that is used in a hedging relationship is highly effective in offsetting changes in fair values or cash flows of the hedged item.

        Note 22 sets out details of the fair values of the derivative instruments used for hedging purposes.

Fair value hedges

        Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in profit or loss immediately, together with any changes in the fair value of the hedged item that is attributable to the hedged risk. The change in the fair value of the hedging instrument and the change in the hedged item attributable to the hedged risk are recognised in the line of the income statement relating to the hedged item.

        Hedge accounting is discontinued when the Group revokes the hedging relationship, the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. The adjustment to the carrying amount of the hedged item arising from the hedged risk is amortised to profit or loss from that date.

Cash flow hedges

        The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are deferred in equity. The gain or loss relating to the ineffective portion is recognised immediately in profit or loss, and is included in the 'other gains and losses' line of the income statement.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

2 Significant accounting policies (Continued)

        Amounts deferred in equity are recycled in profit or loss in the periods when the hedged item is recognised in profit or loss, in the same line of the income statement as the recognised hedged item. However, when the forecast transaction that is hedged results in the recognition of a non-financial asset or a non-financial liability, the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the non-financial asset or non-financial liability.

        Hedge accounting is discontinued when the Group revokes the hedging relationship, the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. Any cumulative gain or loss deferred in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised in profit or loss. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was deferred in equity is recognised immediately in profit or loss.

Provisions

        Provisions are recognised when a present obligation (legal or constructive) exists in respect of a past event, it is probable that a transfer of economic benefits will be required to settle the obligation and where the amount can be reliably estimated by the directors. Where the impact is material, provisions are discounted to present value.

Share-based payments

        The Group operates various equity-settled incentive schemes for certain employees. For equity-settled share options and awards, the services received from employees are measured by reference to the fair value of the share options or awards granted. Fair value is calculated at grant date and recognised in the consolidated income statement, together with a corresponding increase in shareholders' equity, on a straight-line basis over the vesting period, based on an estimate of the number of options or awards that will eventually vest. Vesting conditions, other than market conditions, are not taken into account when estimating fair value.

        Fair value is measured using either the Black-Scholes option pricing or Stochastic model. The expected life used in the model has been adjusted, based on management's best estimate, for the effects of non-transferability, exercise restrictions and behavioural considerations.

Employee Share Ownership Trust

        Investments in own shares (held through an Employee Share Ownership Trust) are shown at cost as a deduction from shareholders' equity and shown under the heading "Employee Share Ownership Trust" in the consolidated statement of financial position. The costs of administration of the Employee Share Ownership Trust are included in the consolidated income statement as they accrue. Dividends on shares held by the Trust have been waived.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

3 Critical accounting judgements and key sources of estimation uncertainty

        In the process of applying the Group's accounting policies which are described above, management has made various judgements that potentially have a significant effect on the amounts recognised in the financial statements. These judgements relate primarily to the following items:

Pensions (see note 37)

        The obligation in respect of the Group's retirement benefit obligations is dependent on a number of estimates including those relating to mortality, inflation, salary increases and the rate at which liabilities are discounted. Any change in these assumptions would impact the retirement benefit obligation recognised.

Provisions in respect of disposed entities (see note 25)

        Provisions in respect of disposed entities relate to the current estimate of future liabilities expected to arise as a result of businesses disposed, where the Group has retained responsibility for items including product warranty, product liability and environmental remediation. At the end of each reporting period management performs a detailed assessment of expected future cash outflows relating to these obligations, and adjusts remaining provisions accordingly. In reviewing these provisions consideration is given to the historical utilisation of such provisions, and the expected costs of works either ongoing currently or reasonably expected to be undertaken for which the Group would be liable.

Carrying amount of certain assets and goodwill (see note 14)

        In reviewing the carrying value of certain assets and capitalised goodwill, estimates of future financial performance of the assets and businesses concerned are taken into account. The estimates inherently include assumptions of internal and external factors that, whilst considered reasonable at the date of these accounts, may change in the future from those levels currently expected.

Deferred tax assets (see note 26)

        Deferred tax has only been recognised where it has been assumed that the deferred tax asset is recoverable. The accumulated losses reported by the Group for tax purposes in various tax jurisdictions have not been recognised as deferred tax assets where the Directors hold the view that it is improbable that the Group will be able to utilise them in the future. The future use, if any, of these accumulated losses will depend upon applicable tax rules and regulations, and upon the Group generating appropriate taxable income in those jurisdictions.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

4 Revenue

        An analysis of significant categories of revenue, as defined and disclosed in accordance with IAS 18: Revenue, is given below:

£ million	Notes	2009	2008
Continuing operations:
Sales of goods		333.0	330.8
Interest on bank deposits	7	2.9	7.2
Dividends received from investment	7	0.3	—
Discontinued operations:
Sales of goods	11	—	—

		336.2	338.0

5 Segmental information

        The details of the principal activities are as follows:

Engineered Steel Products	Manufacture and distribution of galvanized steel products, grinding media and engineered tooling.
Galvanizing Services	Provision of hot-dip galvanizing and zinc reclamation services.
Manganese Materials	Manufacture and distribution of electrolytic manganese dioxide for use in the manufacture of primary batteries.

        Segment profit represents operating profit earned by each segment without the allocation of business closure costs, central administration costs including directors' salaries and expenses that management view as being outside the normal course of business. This is the measure reported to the Group's Chief Executive for the purpose of resource allocation and assessment of segment performance.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

5 Segmental information (Continued)

        Information regarding the Group's operating segments is reported below.

Year ended 31 December 2009

Continuing operations

£ million	Engineered Steel Products	Galvanizing Services	Manganese Materials	Eliminations	Total
External sales	218.7	77.5	36.8	—	333.0
Inter-segment sales(1)	0.3	3.4	—	(3.7)	—

Total revenue	219.0	80.9	36.8	(3.7)	333.0

Segment operating profit	31.5	8.4	11.0	—	50.9
Central administration costs and directors' salaries					(4.3)
Business closure costs					5.3
Exceptional impairment of land and buildings					(1.5)

Operating profit					50.4
Share of post-tax profit of associate and joint venture					3.1
Impairment of investment					(0.3)
Investment income					15.5
Finance costs					(12.6)
Pension settlement					0.5

Profit before tax (continuing operations)					56.6
Tax					(15.3)

Profit after tax (continuing operations)					41.3

Discontinued operations

£ million
Costs relating to disposed entities					(1.6)

Loss before tax (discontinued operations)					(1.6)
Tax					—

Loss after tax (discontinued operations)					(1.6)

Consolidated profit for the year					39.7

Note:

(1)
Inter-segment sales are charged at prevailing market rates.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

5 Segmental information (Continued)

Year ended 31 December 2008 Restated

Continuing operations

£ million	Engineered Steel Products	Galvanizing Services	Manganese Materials	Eliminations	Total
External sales	200.9	86.6	43.3	—	330.8
Inter-segment sales(1)	0.4	3.9	—	(4.3)	—

Total revenue	201.3	90.5	43.3	(4.3)	330.8

Segment operating profit	21.3	10.2	9.2	—	40.7
Business closure costs					(2.8)
Profit on disposal of property					6.0
Central administration costs and directors' salaries					(4.0)

Operating profit					39.9
Share of post-tax profit of associate and joint venture					8.4
Investment income					30.7
Finance costs					(25.7)
Pension settlement					(48.8)

Profit before tax (continuing operations)					4.5
Tax					(8.2)

Loss after tax (continuing operations)					(3.7)

Discontinued operations

£ million
Release of provisions of previously disposed operations					0.3

Profit before tax (discontinued operations)					0.3
Tax credit					0.2

Profit after tax (discontinued operations)					0.5

Consolidated loss for the year					(3.2)

Note:

(1)
Inter-segment sales are charged at prevailing market rates.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

5 Segmental information (Continued)

Segment assets

£ million	2009	2008
Engineered Steel Products	89.7	90.0
Galvanizing Services	81.4	78.5
Manganese Materials	43.6	48.5

Total segment assets	214.7	217.0
Unallocated assets	158.9	123.9

Consolidated total assets	373.6	340.9

Other segment information

Capital additions and depreciation

£ million	2009	2008
Additions to non-current assets
Engineered Steel Products	5.5	4.0
Galvanizing Services	7.7	8.7
Manganese Materials	1.1	0.4

	14.3	13.1

Depreciation and amortisation
Engineered Steel Products	3.0	3.1
Galvanizing Services	3.4	2.8
Manganese Materials	1.6	0.9

	8.0	6.8

Geographical information

        The Group operates in six principal geographical areas—Europe (including UK, country of domicile), Australasia, South-East Asia, North and South America, Near and Middle East and Africa.

        The Group's revenue from external customers by geographical location is detailed below:

£ million	2009	2008
Europe (including UK)	4.0	20.5
Australasia	219.0	209.6
South-East Asia	52.6	56.0
North and South America	50.6	38.6
Near and Middle East	1.8	1.7
Africa	5.0	4.4

Total revenue	333.0	330.8

Information about major customers

        The Group has many customers in different geographical locations. No customer had sales which exceeded 10% of Group revenues (2008: none).

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

6 Profit for the year

        Profit for the year for total operations has been arrived at after charging/(crediting):

£ million	Notes	2009	2008
Cost of inventories recognised as an expense		156.5	160.1
Research and development costs		0.3	0.6
Depreciation of property, plant and equipment	15	7.9	6.5
Amortisation of other intangible assets	14	0.1	0.3
Operating lease rentals:
—land and buildings		3.2	2.5
—plant and equipment		1.8	1.9
Staff costs		61.1	62.0
Part reversal of impairment of share of net assets of associate	17	—	(6.4)
Impairment of property, plant and equipment	15	0.6	(0.6)
Impairment of inventories	18	0.6	0.7
Impairment of trade receivables	19	0.2	0.6

7 Investment income

		Continuing operations
£ million	Note	2009	2008
Interest on bank deposits		2.9	7.2
Dividends received from investment		0.3	—
Expected return on defined pension scheme assets	37	12.3	23.5

		15.5	30.7

8 Finance costs (including pension settlement)

£ million	Note	2009	2008
Interest on borrowings		0.2	0.6
Expected interest on defined benefit scheme liabilities	37	12.4	25.1

		12.6	25.7
Pension settlement		(0.5)	48.8

		12.1	74.5

        The 2008 settlement costs in relation to the Delta Pension Plan constituted a one-off contribution by, and charge to the Group of £49.9 million to the Trustees toward a total bulk annuity purchase of £450.9 million, incremental settlement-related credit of £2.1 million, together with associated advisors costs of £1.0 million. The purchase of the bulk annuity was in relation to the funding of Delta Pension Plan (DPP) liabilities pertaining to the pensioner population. This pensioner population substantially relates to former employees of UK businesses no longer owned by the Group.

        £0.5 million of the total settlement costs accrued for in 2008 was credited to profit for the year during 2009, since costs were lower than expected.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

9 Tax

Tax expense

	2009			2008
£ million	Continuing	Discontinued	Total	Continuing	Discontinued	Total
Corporate tax:
Current tax—current year	15.4	—	15.4	9.5	—	9.5
Deferred tax—current year	0.1	—	0.1	2.1	—	2.1
Adjustment in respect of prior years
—current tax	(0.4)	—	(0.4)	(0.8)	(0.2)	(1.0)
—deferred tax	0.2	—	0.2	(2.6)	—	(2.6)

Tax expense for the year	15.3	—	15.3	8.2	(0.2)	8.0

        Following the change in rate on 1 April 2008 from 30% to 28%, prior year corporation tax is calculated at an average rate for the year of 28.5%.

        Tax in other jurisdictions is calculated at the rates prevailing in the respective jurisdictions.

Reconciliation of tax expense

        The total charge for the year can be reconciled to the accounting profit as follows:

£ million	2009	2008
Profit/(loss) before tax:
Continuing operations	56.6	(3.7)
Discontinued operations (including disposals)	(1.6)	0.3

	55.0	(3.4)
Tax at the UK corporation tax rate of 28% (2008: 28.5%)	15.4	(1.0)
Tax effect of items not deductible/assessable for tax purposes:
Non-deductible closure costs of EMD Australia business	—	0.6
Net release of provisions relating to disposed entities	0.7	(0.1)
Deferred tax not recognised on Delta Pension Plan settlement costs	—	10.4
IAS 19 pension deferred tax adjustment	—	0.6
Other expenses that are not tax deductible	(2.5)	0.2
Tax effect of utilisation of tax losses, capital allowances not previously recognised	(2.4)	(4.1)
Tax effect of unrelieved current year losses	0.3	2.8
Effect of different tax rates of subsidiaries operating in other jurisdictions	0.1	0.1
Withholding tax	2.7	0.8
Adjustment in respect of prior years	(0.2)	(3.6)
Other	1.2	1.3

Tax expense for the year	15.3	8.0

        In 2008 the Australian operations claimed a one-off tax credit arising from the establishment of a consolidated tax group for the Australian entities of £1.5 million.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

9 Tax (Continued)

        A tax credit on environmental remediation costs incurred, as described in note 15, amounted to £0.2 million.

10 Business closure costs

£ million		Year ended 31 December 2009	Restated Year ended 31 December 2008
Closure of site	(a)	—	(0.7)
Business closure costs	(b)	5.7	(2.1)
Loss on disposal of business	(c)	(0.4)	—

Total business closure costs		5.3	(2.8)

Impairment of other investment	(d)	(0.3)	—

		5.0	(2.8)

(a)
On 12 December 2008 the Group announced the closure of its machine tool manufacturing site at Kirkby, Nottinghamshire, UK. The costs associated with this closure amounted to £0.7 million.

(b)
On 18 December 2007, the Group announced the closure of its EMD Australian business, as part of a co-ordinated plan to address the on-going loss-making nature of that business. Additional liabilities of £2.1 million were recognised in 2008 as follows:

(i)
Site restoration and rehabilitation costs of £1.8 million.

(ii)
Impairment of plant and equipment to its recoverable amount of £0.3 million.

During 2009 the closure provisions previously established for the EMD Australia residue disposal site were reduced by £7.0 million. This is primarily due to the amendment of the environmental licence governing the Kooragang island site which will allow a more cost-effective rehabilitation. Offset against this are costs of £1.3 million incurred during the year in maintaining the sites prior to sale.

(c)
On 3 July 2009 the Group disposed of its machine tool manufacturing business at Manchester, UK. The loss on disposal amounted to £0.4 million. See note 32 for more details.

(d)
Impairment of other investments of £0.3 million relate to a write down of investments held by the Group (2008:£nil).

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

11 Profit for the year from discontinued operations

        During the year, costs of £1.6 million were incurred in respect of previously disposed businesses (2008: £0.3 million credit).

        The table below details the operating results on previously disposed businesses.

Year ended 31 December 2009

£ million	2009
Operating profit	—
Cost relating to disposed businesses	(1.6)

Loss before tax	(1.6)
Tax	—

Loss after tax	(1.6)

Net loss attributable to discontinued operations	(1.6)

        Discontinued operations include a net receipt of £nil (2008: £1.6 million) to the Group's net operating cash flows and a net payment of £1.5 million (2008: £nil) in respect of investing activities.

        The effect of discontinued operations on segment results is disclosed in note 5.

Year ended 31 December 2008

£ million	2008
Operating profit	—
Adjustments to provisions	0.3

Profit before tax	0.3
Tax credit	0.2

Profit after tax	0.5

Net profit attributable to discontinued operations	0.5

        During 2008, a refund of capital gains tax of ZAR3.0 million (£0.2 million) was received from the South African tax authorities in respect of the disposal of the former South African Industrial Supplies businesses in September 2005.

        The effect of discontinued operations on segment results is disclosed in note 5.

12 Dividends

Preference dividends

£ million	2009	2008
6.0% cumulative first preference shares and 4.5% cumulative second preference shares	0.1	0.1

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

12 Dividends (Continued)

Ordinary dividends

£ million		2009	2008
Proposed dividends for the period:
—ended 30 June 2008	(1.9 pence per share)	—	2.9
—ended 31 December 2008	(4.6 pence per share)	—	7.1
—ended 30 June 2009	(2.4 pence per share)	3.7	—

		3.7	10.0

£ million		2009	2008
Paid dividends for the period:
—ended 31 December 2007	(3.4 pence per share)	—	5.2
—ended 30 June 2008	(1.9 pence per share)	—	2.9
—ended 31 December 2008	(4.6 pence per share)	7.1	—
—ended 30 June 2009	(2.4 pence per share)	3.7	—

		10.8	8.1

Total preference and ordinary dividends paid		10.9	8.2

Dividends in respect of minority interests

£ million	2009	2008
Proposed dividends for the period:
—ended 30 June 2008	—	—
—ended 31 December 2008	—	2.9
—ended 30 June 2009	3.2	—
—ended 31 December 2009	8.7	—

	11.9	2.9

£ million	2009	2008
Paid dividends for the period:
—ended 30 June 2008	—	—
—ended 31 December 2008	—	1.5
—ended 30 June 2009	4.6	—
—ended 31 December 2009	7.3	—

	11.9	1.5

        Delta EMD Limited, incorporated in South Africa, declared a final dividend of R0.80 per share, which will be payable on 15 March 2010. The dividend was announced on 19 February 2010 and has not been included as a liability in these consolidated financial statements.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

13 Earnings per share

        The calculation of the earnings per share figures is based on the earnings and weighted average number of shares tables presented below.

	Continuing operations		Discontinued operations		Total operations
Pence per share	2009	2008 Restated	2009	2008 Restated	2009	2008 Restated
IAS 33
Basic earnings per share	21.2	(6.0)	(1.0)	0.3	20.2	(5.7)
Diluted earnings per share	21.2	(6.0)	(1.0)	0.3	20.2	(5.7)

Earnings

	Continuing operations		Discontinued operations		Total operations
£ million	2009	2008 Restated	2009	2008 Restated	2009	2008 Restated
IAS 33
Profit/(loss) attributable to equity holders	31.0	(8.5)	—	—	31.0	(8.5)
Adjustments:
Profit/(loss) from discontinued operations	1.6	(0.5)	(1.6)	0.5	—	—
Preference dividends (note 12)	(0.1)	(0.1)	—	—	(0.1)	(0.1)

	32.5	(9.1)	(1.6)	0.5	30.9	(8.6)

Weighted average number of ordinary shares

Number of shares (million)	2009	2008
For basic earnings per share
Weighted average number of shares(1)	152.7	152.2

For diluted earnings per share
Total per above(1)	152.7	152.2
Effect of dilutive share options(2)	0.1	0.2

Revised weighted average number	152.8	152.4

(1)
The number of ordinary shares represents the weighted average for the period. The average number of ordinary shares in issue excludes those held in the Delta plc Employee Share Ownership Trust, which are treated as cancelled.

(2)
For diluted earnings per share, the weighted average number of ordinary shares in issue is adjusted to assume conversion of all potentially dilutive ordinary shares. Where basic earnings per share are at a loss, the anti-dilutive effect of any further shares is ignored.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

14 Intangible assets

£ million	Goodwill	Trademarks	Customer lists	Customer relationships	Total
Cost
At 31 December 2007	6.7	—	—	—	6.7
Exchange differences	0.7	0.1	—	—	0.8
Acquisition of subsidiary	1.6	0.3	0.1	0.1	2.1

At 31 December 2008	9.0	0.4	0.1	0.1	9.6
Exchange differences	0.9	—	—	—	0.9

At 31 December 2009	9.9	0.4	0.1	0.1	10.5

Accumulated amortisation and impairment losses
At 31 December 2007	(0.6)	—	—	—	(0.6)
Amortisation charge for the year	—	(0.2)	—	(0.1)	(0.3)

At 31 December 2008	(0.6)	(0.2)	—	(0.1)	(0.9)
Amortisation charge for the year	—	(0.1)	—	—	(0.1)

At 31 December 2009	(0.6)	(0.3)	—	(0.1)	(1.0)

Carrying amount
At 31 December 2009	9.3	0.1	0.1	—	9.5

At 31 December 2008	8.4	0.2	0.1	—	8.7

Goodwill by business segment

£ million	2009	2008
Engineered Steel Products	6.6	5.9
Galvanizing Services	2.7	2.5
Manganese Materials	—	—

	9.3	8.4

        The Group's goodwill at 31 December 2009 totalled £9.3 million, being approximately 2.5% of the Group's total assets.

        The Group's accounting policy regarding impairment testing of goodwill is stated in note 2 and includes testing annually for impairment or more frequently if indicators of impairment exist. There has been no impairment to goodwill recorded in 2009 or 2008. The goodwill impairment testing uses a methodology similar to that described on the following page.

        Goodwill is allocated for impairment testing to cash-generating units (CGUs) which reflect how it is monitored for internal management purposes, hence it is allocated to the primary segments noted above.

        The recoverable amount of each CGU is determined based on calculating its value in use, which is calculated by discounting cashflow forecasts for the CGU. The cash flow forecasts are derived from the most recent financial budgets approved by management for the next three years and extrapolates cash flows into perpetuity based on an estimated growth rate, which is based on GDP for the territories in

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

14 Intangible assets (Continued)

which the businesses operate. The rate used to discount the forecast cash flows is based on an estimate of Delta's weighted average cost of capital of 8.5% and is adjusted for factors specific to the particular CGU.

        Management believes that any reasonable change in the key assumptions would not cause the carrying amounts to exceed their recoverable amounts.

15 Property, plant and equipment

£ million	Land and buildings	Plant and machinery	Fixtures, fittings, tools and equipment	Total
Cost
At 31 December 2007	47.6	104.4	8.8	160.8
Capital additions	2.5	9.5	1.1	13.1
Exchange differences	8.3	11.1	1.1	20.5
Acquisition of business	—	0.4	0.3	0.7
Disposals	(3.0)	(2.6)	(1.3)	(6.9)

At 31 December 2008	55.4	122.8	10.0	188.2
Capital additions	4.2	8.6	1.5	14.3
Exchange differences	2.2	12.2	0.8	15.2
Disposal of businesses	(0.4)	(1.6)	(0.2)	(2.2)
Disposals	(0.5)	(9.0)	(1.1)	(10.6)

At 31 December 2009	60.9	133.0	11.0	204.9

£ million	Land and buildings	Plant and machinery	Fixtures, fittings, tools and equipment	Total
Accumulated depreciation and impairment losses
At 31 December 2007	(14.1)	(67.7)	(7.1)	(88.9)
Depreciation charge for the year	(1.2)	(4.6)	(0.7)	(6.5)
Exchange differences	(3.1)	(8.9)	(0.8)	(12.8)
Acquisition of business	—	(0.1)	(0.1)	(0.2)
Impairment losses	—	0.6	—	0.6
Reversal of depreciation on disposed assets	0.5	1.9	1.1	3.5

At 31 December 2008	(17.9)	(78.8)	(7.6)	(104.3)
Depreciation charge for the year	(1.6)	(5.4)	(0.9)	(7.9)
Exchange differences	(0.8)	(7.5)	(0.7)	(9.0)
Impairment losses	(1.5)	(0.6)	—	(2.1)
Disposal of businesses	0.1	1.5	0.1	1.7
Reversal of depreciation on disposed assets	0.1	8.7	1.0	9.8

At 31 December 2009	(21.6)	(82.1)	(8.1)	(111.8)

Carrying amount
At 31 December 2009	39.3	50.9	2.9	93.1

At 31 December 2008	37.5	44.0	2.4	83.9

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

15 Property, plant and equipment (Continued)

        In the year ended 31 December 2008 a profit on sale of property of £6.0 million was recognised, which related to the disposal of a former site of an Australian Engineered Steel Products business on 27 June 2008. Total net consideration amounted to £8.6 million.

        Land and property of an Australian Galvanizing business, including remediation costs, was impaired by £1.5 million to its recoverable amount. This land and property was vacant at the year end and will require further environmental remediation costs to be incurred prior to its disposal.

        Included in the previous tables are payments on account and assets in the course of construction:

£ million	Land and buildings	Plant and machinery	Fixtures, fittings, tools and equipment	Total
At 31 December 2009	0.2	1.6	0.4	2.2
At 31 December 2008	0.1	0.9	0.1	1.1

        Operating leases commitments are disclosed in note 35.

        The Group does not pledge any property, plant and equipment as security for liabilities (2008: £nil) or provide as collateral or hold guarantees over these assets (2008: £nil).

Capital commitments

£ million	2009	2008
Commitments for the acquisition of property, plant and equipment	1.1	3.0

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

16 Principal Group and associated companies at 31 December 2009

Country of incorporation	Company	% Interest	Activity
Great Britain	Delta plc	n/a	Parent holding company
Australia	Hi-Light Industries Pty Ltd	100%	Galvanized steel products
Australia	Webforge Australia Pty Ltd	100%	Galvanized steel products
Australia	Donhad Pty Limited	60%	Mining consumables
Australia	Galvline Tasmania Pty Ltd	100%	Galvanizing services
Australia	Industrial Galvanizers Corporation Pty Ltd	100%	Galvanizing services
China	Chengdu Webforge Grating Co Ltd	100%	Galvanized steel products
China	Guangzhou Webforge Grating Co Ltd	100%	Galvanized steel products
China	Wuxi Webforge Grating Co Ltd	100%	Galvanized steel products
China	Wuxi Webforge Trading Co Ltd	100%	Galvanized steel products
Indonesia	PT Webforge Indonesia	100%	Galvanized steel products
Indonesia	PT Bukit Terang Paksi Galvanizing(i)	50%	Galvanizing services
Malaysia	Webforge (KL) Sdn Bhd	100%	Galvanized steel products
Malaysia	Industrial Galvanizers Corporation (Malaysia) Sdn Bhd	70%	Galvanizing services
New Zealand	New Zealand Webforge (NZ) Ltd	100%	Galvanized steel products
Philippines	Webforge Philippines Inc	100%	Galvanized steel products
Philippines	Industrial Galvanizers Corporation of the Philippine Inc	100%	Galvanizing services
Singapore	Webforge (Singapore) Pte Ltd	100%	Galvanized steel products
South Africa	Delta EMD (Pty) Ltd(ii)	56.4%	Electrolytic Manganese
South Africa	DEI Services (Pty) Ltd	56.4%	Group services
South Africa	Manganese Metal Co (Pty) Ltd(iii)	49%	Manganese metal
Thailand	Webforge (Thailand) Ltd	100%	Galvanized steel products
Great Britain	Delta Group Services Ltd(iv)	100%	Group services
USA	Industrial Galvanizers Alabama Inc	100%	Galvanizing services
USA	Industrial Galvanizers South Carolina Inc	100%	Galvanizing services
USA	Industrial Galvanizers Southeastern Inc	100%	Galvanizing services
USA	Industrial Galvanizers Virginia Inc	100%	Galvanizing services

(i)
Accounted for as a joint venture to 30 June 2008, and as an investment from 1 July 2008 after loss of significant influence.

(ii)
Delta plc's interests in electrolytic manganese dioxide are held indirectly through Delta EMD Ltd which is listed on the Johannesburg Stock Exchange and reports results to 27 December.

(iii)
Accounted for as an associate. This was previously disclosed as "held for sale" but has been restated as at 30 September 2009—see note 38.

(iv)
With the exception of Delta Group Services Ltd, all of the above named companies are indirectly owned by Delta plc.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

17 Interest in associate

Consolidated statement of financial position

£ million	Associates 2009	Restated 2008
Cost of investment	12.4	2.1
Share of post-tax profits	3.1	1.8
Exchange differences	(1.4)	2.1
Reversal of impairment of associate	—	6.4

Total Interest	14.1	12.4

        Presented below are the summary statement of financial position information for the associate which is not included in the consolidated statement of financial position, but is detailed here for disclosure purposes only:

£ million	Associates 2009	Restated 2008
Total assets (100%)	51.4	50.3
Total liabilities (100%)	(22.6)	(25.0)

Net assets	28.8	25.3

Consolidated income statement

Revenue

        The following revenue and profit before interest and tax figures are not included in the consolidated income statement, but are detailed here for disclosure purposes only:

£ million	Associates 2009	Restated 2008
Revenue (100)%	55.5	54.2

Profit before interest and tax (100)%	8.5	18.7

Share of post-tax gains of associate

£ million	Associates 2009	Restated 2008
Share of post-tax profits before asset impairment of associate	3.1	1.8
Partial reversal of asset impairment of associate	—	6.4

Share of post-tax gains	3.1	8.2

        The reversal of the impairment of the net assets of the associate refers to the further recognition of £6.4 million in the year ended 31 December 2008 for MMC. MMC was impaired by £8.5 million to a nil carrying value in the year ended 31 December 2005. This impairment is now fully reversed.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

17 Interest in associate (Continued)

        The statutory annual financial statements of MMC are made up to 30 June each year. For the purpose of applying the equity method of accounting, the latest monthly management accounts have been used with appropriate adjustments made, for statutory reporting purposes.

18 Inventories

£ million	2009	2008
Raw materials	22.1	27.2
Work-in-progress	4.0	3.3
Finished goods	20.6	24.0

	46.7	54.5

        Impairment charges of £0.6 million (2008: £0.7 million) against Group inventories were made in the Income Statement (see note 6). The directors consider that there is no material difference between the statement of financial position value of inventories and their replacement cost.

19 Trade and other receivables

£ million	2009	2008
Amounts falling due within one year:
Trade receivables	54.6	59.2
Allowance for doubtful debts	(1.9)	(1.8)

	52.7	57.4
Other receivables	1.4	0.7
Corporate tax receivables	0.2	1.0
Prepayments and accrued income	2.4	2.3

Trade and other receivables	56.7	61.4

Amounts falling due after one year:
Other receivables	0.3	0.4
Prepayments and accrued income	0.1	0.1

Other receivables	0.4	0.5

        The directors consider that the carrying value of trade and other receivables approximates to their fair value.

        The average credit period on sale of goods is 37 days (2008: 39 days). The time periods from date of invoice from which interest is charged on trade receivables varies from business to business within the Group. The Group has provided fully for all trade receivables over 120 days overdue. Trade receivables between 30 and 120 days are provided for based on estimated irrecoverable amounts from the sale of goods, determined by reference to the past default experience of the business concerned.

        Included in the Group's aggregate trade receivable balance are trade receivables with a carrying amount of £10.6 million (2008: £13.1 million) which are overdue at the reporting date for which the Group has not provided as there has not been a significant change in credit quality and the Group

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

19 Trade and other receivables (Continued)

believes that these amounts are still considered recoverable. The Group does not hold any collateral over these balances. The average age of these receivables is 50 days (2008: 54 days).

        Past due up to 30 days £7.7 million (2008: £9.6 million); past due between 30 and 60 days £1.7 million (2008: £3.5 million); past due between 60 and 90 days £1.2 million (2008: £nil) and past due greater than 90 days £nil (2008: £nil).

        The movement in the aggregate allowances for doubtful debts are as follows:

£ million	2009	2008
Balance at the beginning of year	1.8	1.6
Exchange differences	(0.1)	0.4
Amounts written off during the year	(0.2)	(0.6)
Increase in allowances recognised in profit and loss	0.4	0.4

Balance at the end of the year	1.9	1.8

        In determining the recoverability of trade receivables, the Group considers any change in the credit quality of the trade receivables from the date the credit was initially granted up to the reporting date. The concentration of credit risk is limited due to the customer base being large, diverse and unrelated. Accordingly, the directors believe that there is no further credit provision required in excess of the aggregate allowances for doubtful debts detailed above.

20 Other financial assets

£ million	2009	2008
Other financial assets	2.8	2.7

        £2.8 million (2008: £2.7 million) cash has been secured as collateral in support of a €3.0 million letter of credit maturing in 2012.

21 Cash and cash equivalents

£ million	2009	2008
Cash	144.2	108.1

Cash and cash equivalents	144.2	108.1

        Cash as at 31 December 2009 includes money market funds of £74.9 million (2008: £30.6 million) and bank and other deposits repayable in excess of 24 hours' notice of £14.5 million (2008: £39.2 million).

        £30.1 million (2008: £24.2 million) of the Group's net cash in certain instances is subject to exchange controls, in that the authority of a government body is needed to transfer cash balances to the UK.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

21 Cash and cash equivalents (Continued)

        The carrying amounts of the Group's cash balances are denominated in the following currencies:

At 31 December 2009

£ million	GBP	AUD	ZAR	USD	Other	Total
Cash	75.2	41.1	9.6	3.2	15.1	144.2

At 31 December 2008

£ million	GBP	AUD	ZAR	USD	Other	Total
Cash	27.2	50.9	9.5	7.4	13.1	108.1

22 Financial instruments

Capital risk management

        The Group manages its capital to ensure that entities in the Group will be able to continue as going concern while maximising the return to stakeholders through the optimisation of the debt and equity balance. The capital structure of the Group consists of debt, which includes the borrowings disclosed in note 24, cash and cash equivalents disclosed in note 21, other financial assets disclosed in note 20 and equity attributable to equity holders of the parent, comprising issued capital, reserves and retained earnings as disclosed in notes 27 to 29.

Gearing ratio

        The Board reviews the capital structure on a semi-annual basis. As part of this review, the Board considers the cost of capital and the risks associated with each class of capital.The Group does not have significant debt, and does not therefore set a target gearing ratio.

Externally imposed capital requirement

        The Group is not subject to externally imposed capital requirements.

Significant accounting policies

        Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognised, in respect of each class of financial asset, financial liability and equity instrument are disclosed in note 2 to the financial statements.

Fair value of financial instruments

        The directors consider that the carrying amounts of financial assets and financial liabilities recognised at amortised cost in the financial statements approximate their fair values, except for other investments which has a fair value of £0.5 million. Other investments are recognised at fair value through profit and loss and are measured subsequent to intial recognition at fair value and grouped under Level 3 fair value measurement based on the degree to which fair value is observable. Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset which is not based on observable market data (unobservable inputs).

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

22 Financial instruments (Continued)

        Total impairment loss for the period of £0.3 million was recognised in the Consolidated Income Statement which represents the changes to fair value for the asset in order to arrive at total fair value of £0.5 million as at 31 December 2009. The fair value is obtained by reference to the net realisable value expected upon disposal of this asset.

Financial risk management objectives

        The Group's fundamental treasury policy remains one of risk management and control, and not to undertake speculative transactions. Group Treasury does not operate as a profit centre, and all activities are closely monitored by the Group Finance Department, who make recommendations to the Board on matters of treasury policy and implement policies approved by the Board.

Liquidity risk

        Ultimate responsibility for liquidity risk management rests with the Board of Directors. The Group manages liquidity risk by maintaining adequate cash reserves and monitoring forecast and actual cash flows, as well as ensuring that the maturity profiles of the financial assets adequately provide for capital spending. Due to the significant cash balances held by the Group, the Group is exposed to credit risks with counterparty banks. In particular, the Group has cash balances with banks located in the UK, Republic of South Africa, Australia and the United States; and consequently has an exposure to those banking sectors. The balances are held with large commercial banks. At year end the large balances were held in Australia and the UK. In order to minimise market risk, Treasury policy dictates that surplus cash in the UK must be deposited in AAA-rated money market funds, whilst in Australia it must be deposited with AA-rated banks.

Credit risk

        The Group's financial assets include investments, trade and other receivables, derivatives and cash and cash equivalents.

        Credit risk refers to the risk that a counterparty will default on its obligations in respect of these instruments to the Group.

        With regard to trade receivables, Group policy is only to deal with counterparties with an appropriate credit rating. Furthermore, credit risk relating to trade receivables is considered lower than average due to the nature of our clients being large blue chip corporates and companies involved in government-funded infrastructure work. Our clients are also spread across diverse industries and geographical areas. Appropriate credit checks are undertaken on potential customers before sales commence.

Market risk

        The Group's activities expose it primarily to the financial risks of changes in foreign currency exchange rates and interest rates.

Foreign currency exchange risk

        Material currency exposures arising from trading transactions at most of the Group's businesses are covered as they arise.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

22 Financial instruments (Continued)

        The Group utilises currency derivatives to manage its exposure to fluctuations in foreign exchange rates. The derivative instruments used are foreign exchange swaps and forward foreign exchange contracts. The Group does not trade in financial instruments, so there are no derivatives held for trading purposes.

        The carrying amounts of the Group's foreign currency denominated monetary assets and monetary liabilities at the reporting date are as follows:

	Liabilities		Assets
£ million	2009	2008	2009	2008
Australian Dollar	—	(1.1)	41.1	50.9
US Dollar	—	—	3.2	7.4
South African Rand	—	—	9.6	9.5
Other	(0.1)	(0.1)	15.1	13.1

Foreign currency sensitivity analysis

        An analysis of cash and cash equivalents by currency is set out above. As none of these balances are hedged, the Group's sensitivity to currency gains or losses upon these balances is proportional to their values. Significantly all such translation gains or losses would be reported within equity.

        The Group is mainly exposed to Australian Dollars, US Dollars and South African Rand.

        The following table details the Group's sensitivities to a 10% increase and decrease in pounds sterling against the respective foreign currencies. The 10% is the rate used when reporting foreign currency risk internally to key management personnel, and represents management's assessment of the reasonably possible change in foreign exchange rates in a normal year. The sensitivity analysis includes only outstanding foreign currency-denominated monetary items, and adjusts their translation at the period end for a 10% change in foreign currency rates. The sensitivity analysis includes external loans as well as loans to foreign operations within the Group where the denomination of the loan is in a currency other than the currency of the lender or the borrower. A positive number in the table indicates an increase in other equity where the pound sterling strengthens 10% against the relevant currency. For a 10% weakening of the pound sterling against the relevant currency, there would be an equal and opposite impact on other equity, and the balances in the tables would be negative.

	Consolidated
£ million	2009	2008
Australian Dollar
Other equity	(4.1)	(5.0)
US Dollar
Other equity	(0.3)	(0.7)
South African Rand
Other equity	(1.0)	(1.0)

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

22 Financial instruments (Continued)

Forward foreign exchange contract

        The sterling values of operating profits arising in other currencies are not hedged. Consequently, the sterling value of overseas profits remains subject to currency exchange movements. The Group does not normally use net investment hedging to protect the sterling value of its non-sterling assets and no such hedging was used in 2008 or 2009.

        The following comprise the book and fair values of foreign exchange contracts at each respective year end:

	2009		2008
£ million	Book Value	Fair Value	Book Value	Fair Value
Foreign exchange contracts:
Forward exchange contracts	—	—	1.7	1.7

        All forward foreign exchange contracts are settled within a year.

        At the statement of financial position date, the total notional amount of outstanding foreign exchange contracts that the Group has committed was £2.0 million (2008: £7.8 million).

        Positive fair values for derivative financial instruments are disclosed as assets in the consolidated statement of financial position and negative fair value derivative financial instruments are disclosed as liabilities in the consolidated statement of financial position.

Interest rate risk

        Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

        Due to the significant cash balances held by the Group, the Group is exposed to credit risks with counterparty banks. In particular, the Group has cash balances with banks located in the Republic of South Africa, Australia, China and the United States; and consequently has an exposure to those banking sectors. The balances are held with large commercial banks.

        The Group has no outstanding interest rate derivatives. The Group's only significant interest rate exposures are in respect of interest receivable on cash balances.

        The weighted average interest rates applied are as follows:

Year ended 31 December 2009

Interest rate (%)	GBP	AUD	ZAR	USD	Other	Total
Cash	0.7%	3.2%	7.7%	0.7%	0.8%	2.2%

Year ended 31 December 2008

Interest rate (%)	GBP	AUD	ZAR	USD	Other	Total
Cash	5.5%	6.5%	12.7%	1.1%	1.2%	6.1%

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

22 Financial instruments (Continued)

        All Group cash balances and borrowings attract interest at floating rates, thus exposing the Group to cash flow interest risk. A 1% change in interest rate would impact income by about £1.3 million (2008: £1.0 million).

        The directors estimate that the fair value of the Group's cash balances and borrowings are equal to the book value shown.

        The other principal features of the Group's cash balances and borrowings are as follows:

  (i)
  Bank overdrafts are repayable on demand;

  (ii)
  No overdrafts (2008: £nil) have been secured by a charge over certain of the Group's assets.

Intra-group loan economic hedges

        The Group has taken out financial instruments to manage the exposure of the sterling value of loans granted (or payable) by Delta plc and other Group companies, where the loan is not in Delta plc's functional currency (pounds sterling). The financial instruments used are forward foreign exchange contracts.

23 Trade and other payables

£ million	2009	2008
Amounts falling due within one year:
Trade payables	32.4	21.9
Other payables	11.1	12.1
Other taxation and social security payables	2.2	3.5
Accruals and deferred income	14.5	16.2

	60.2	53.7

Amounts falling due in more than one year:
Other payables	1.2	1.1
Other taxation and social security payables	—	0.1
Accruals and deferred income	—	3.1

	1.2	4.3

	61.4	58.0

        The directors consider that the carrying amount of trade and other payables approximates to their fair value.

        The average credit period on purchases of supplies is 50 days (2008: 43 days). Arrangements differ between business units regarding the payment of interest on outstanding balances. The Group has financial risk management policies in place to ensure that payables are paid within credit timeframes.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

24 Borrowings

£ million	At 31 December 2009	At 31 December 2008
Bank loans	—	1.1
Finance lease liabilities	0.1	0.1

	0.1	1.2

        Bank loans of £nil (2008: £1.1 million) are unsecured.

        At 31 December 2009, the Group had available £10.8 million (2008: £0.4 million) of undrawn committed facilities in respect of which all conditions precedent had been met. The increase from 2008 relates to a new facility established by Delta EMD South Africa during the year amounting to £10.3 million.

        The directors estimate that the fair value of the finance lease liabilities is equal to the book value shown.

Finance lease liabilities

	Minimum lease payments		Present value of minimum lease payments
£ million	At 31 December 2009	At 31 December 2008	At 31 December 2009	At 31 December 2008
No later than 1 year	0.1	0.1	0.1	0.1
Later than 1 year and not later than 5 years	—	—	—	—
Later than 5 years	—	—	—	—
Less future finance charges	—	—	—	—

Present value of minimum lease payments	0.1	0.1	0.1	0.1

        Finance leases relate to vehicles with original lease terms of up to five years. The Group's obligations under finance leases are secured by the lessors' title to the leased assets.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

25 Provisions

£ million	Restructuring provisions(i)	Disposed entities(ii)	Other(iii)	Total
At 31 December 2008	0.9	1.5	3.8	6.2
Additional provisions in the year	0.1	1.1	3.4	4.6
Utilisation of provisions in the year	(0.7)	(1.1)	(1.4)	(3.2)
Release of provisions in the year	—	(0.4)	—	(0.4)
Exchange adjustments	—	—	0.7	0.7

At 31 December 2009	0.3	1.1	6.5	7.9

Analysed as:
Current liabilities	0.3	0.7	2.0	3.0
Non-current liabilities	—	0.4	4.5	4.9

	0.3	1.1	6.5	7.9

(i)
Restructuring provisions relate to the closure of the EMD Australian business (see note 10).

(ii)
Provisions in respect of disposed entities relate to the current estimate of future liabilities expected to arise as a result of businesses disposed.

(iii)
Includes environmental remediation and employee-related provisions.

26 Deferred tax

(Assets)/liabilities £ million	Accelerated tax depreciation of plant and equipment	Accelerated tax depreciation and timing differences of property	Unremitted earnings	Tax losses	Accrued leave and other timing differences	Total
At 31 December 2007	5.1	1.2	0.1	(4.4)	(2.2)	(0.2)
(Credit)/charge to income for the year	(2.3)	—	—	3.6	(1.8)	(0.5)
Exchange differences	(0.1)	0.1	—	(0.1)	(0.6)	(0.7)

At 31 December 2008	2.7	1.3	0.1	(0.9)	(4.6)	(1.4)
Charge/(credit) to income for the year	(0.3)	(0.2)	—	0.6	0.2	0.3
Exchange differences	0.5	0.2	—	0.1	(0.4)	0.4

At 31 December 2009	2.9	1.3	0.1	(0.2)	(4.8)	(0.7)

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

26 Deferred tax (Continued)

        Certain deferred tax assets and liabilities have been offset in accordance with the Group's accounting policy. The following is the analysis of the deferred tax balance (after offset) for statement of financial position purposes:

£ million	2009	2008
Deferred tax liabilities	4.9	4.6
Deferred tax assets	(5.6)	(6.0)

	(0.7)	(1.4)

Deferred tax not recognised

£ million	2009	2008
Capital losses	(90.0)	(71.8)
Tax losses	(19.9)	(14.0)
Property, plant and equipment	(0.2)	(6.9)
Retirement benefit obligations	(7.0)	(10.9)
Unremitted foreign earnings	1.4	33.9

	(115.7)	(69.7)

        The overall amount of deductible temporary differences, unused tax losses and unused tax credits for which no deferred tax is recognised at the statement of financial position date is £416.9 million (2008: £246.0 million) together with Virginia, USA state tax losses of £7.8 million at a tax rate of 6% (2008: £8.7 million).

Capital losses

        The substantial increase in capital losses arose in connection with the liquidation of a subsidiary. This crystallised a loss partly originating from the sale of Netherlands electrical trades in 2003, and partly from transactions in earlier years. However, the relevant submissions have not yet been agreed with HM Revenue and Customs, hence deferred tax has not been recognised.

Tax losses

        The accumulated losses reported by the Group for tax purposes in various tax jurisdictions include the following, most of which were incurred by disposed businesses. The following figures are subject to audit by tax authorities and do not include amounts recognised as deferred tax assets that are expected to be utilised in future: £62 million in the UK (2008: £44 million), and £nil in Australia (2008: £3 million). The UK and Australian tax losses have no applicable expiry date. The future use, if any, of these accumulated losses will depend upon applicable tax rules and regulations, and upon the Group generating appropriate taxable income in those countries. Consequently, the figures include losses which it is improbable that the Group will be able to utilise in the future.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

26 Deferred tax (Continued)

Property plant and equipment

        A deferred tax asset has not been recognised in respect of temporary differences in the UK as there is insufficient evidence that the asset will be recovered. The amount of the deductible temporary differences not recognised relates to capital allowances in excess of depreciation: £0.8 million (2008: £23.9 million). The asset would be recovered if there were sufficient UK profits in the future.

Unremitted foreign earnings

        No deferred tax has been recognised on the unremitted earnings of overseas subsidiaries, associates and joint venture. The temporary differences at 31 December 2009 are significantly reduced from the previous year as a result of a change to UK tax legislation which largely exempts from UK tax, overseas dividends received on or after 1 July 2009. The temporary difference on unremitted foreign earnings in 2009 is in respect of secondary taxation on future distributions from South Africa.

27 Share capital, share premium and Employee Share Ownership Trust

Share capital and share premium

£ million	2009	2008
Share capital:
Ordinary Shares	38.5	38.5
Preference Shares	2.8	2.8

	41.3	41.3

Ordinary shares

	Ordinary share capital		Share premium
£ million	2009	2008	2009	2008
Authorised:
188 million ordinary shares of 25p each	47.0	47.0	—	—
Issued and fully paid:
At the beginning of the year	38.5	38.5	34.0	34.0
Exercise of share options	—	—	—	—

	38.5	38.5	34.0	34.0

        The Company has one class of ordinary share.

        The total number of authorised ordinary shares was 188,000,000 (2008: 188,000,000) and 153,763,755 were shares allotted and fully paid at 31 December 2009 (2008: 153,763,755).

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

27 Share capital, share premium and Employee Share Ownership Trust (Continued)

Preference shares

£ million		2009	2008
Authorised:
1,000,000	6% Cumulative first preference shares	1.0	1.0
2,000,000	4.5% Cumulative second preference shares	2.0	2.0

		3.0	3.0

Issued and fully paid:
866,152	6% Cumulative first preference shares	0.9	0.9
1,940,000	4.5% Cumulative second preference shares	1.9	1.9

		2.8	2.8

        The total number of authorised cumulative first preference shares was 1,000,000 (2008: 1,000,000) and 866,152 shares allotted and fully paid at 31 December 2009 (2008: 866,152). The total number of authorised cumulative second preference shares was 2,000,000 (2008: 2,000,000) and 1,940,000 shares allotted and fully paid at 31 December 2009 (2008: 1,940,000). The preference shares are not redeemable.

Employee Share Ownership Trust

        Shares in the ESOT are valued at their original cost and deducted from equity. The dividends on the shares held in the ESOT are waived except to the extent of 0.01p per share.

        In lieu of issuing new shares, it is intended that all share-based incentives will be satisfied through the Delta plc ESOT by way of market purchase. During the year, 111,600 shares were purchased to satisfy share-based incentives at an average share price of 171p (2008: 962,500 shares at 119p). At 31 December 2009, the four shares (2008: 1,537,197 shares) held by the ESOT had a market value of £nil (2008: £1.3 million).

£ million	2009	2008
Balance at 1 January 2009	2.1	2.2
Acquisition of shares	—	1.1
Satisfaction of options	(0.6)	(0.9)
Cash remitted by Trustees	(1.3)	(0.3)

Balance at 31 December 2009	0.2	2.1

        During the year, the Employee Share Ownership Trust (ESOT) satisfied options granted under the 1999 Delta Executive Share Option Scheme ("ESOS") totalling 1,576,661 shares (2008: 617,670 shares) and awards made under the Performance Share Plan ("PSP") totalling 72,132 shares; none of these shares were cash settled. However, there were no awards made under the Deferred Bonus Plan 2006 ("DBP") (2008: 7,203 shares), and no awards in regards to the Save As You Earn and International Save As You Earn share option schemes (2008: 66,341 shares).

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

28 Translation reserve

£ million	Foreign currency translation reserve(i)
Balance at 31 December 2007	(0.8)
Exchange differences on translation of foreign operations	27.9

Balance at 31 December 2008	27.1
Exchange differences on translation of foreign operations	10.2

Balance at 31 December 2009	37.3

(i)
Exchange differences arising from the translation of foreign operations on consolidation are included within the foreign currency translation reserve. Cumulative translation differences were deemed to be zero at the IFRS transition date of 4 January 2004. Any gains and losses recognised in the consolidated income statement on subsequent disposal of foreign operations will therefore exclude translation differences prior to that transition date.

29 Retained earnings

£ million	Notes	Total
Balance at 31 December 2007		159.0
Dividends paid	12	(8.2)
Loss for the year		(8.5)
Share-based payments		0.4
Satisfaction of share options by ESOT		(0.8)
Actuarial losses for year	37	(12.5)
IAS 19 defined benefit pension asset recoverability assessment	37	9.5

Balance at 31 December 2008		138.9
Dividends paid	12	(10.9)
Profit for the year		31.0
Share-based payments		0.5
Satisfaction of share options by ESOT		(0.6)
Actuarial losses for year	37	(75.6)

Balance at 31 December 2009		83.3

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

30 Minority interests

£ million	Notes	Total
Balance at 31 December 2007		27.5
Dividends paid	12	(2.9)
Share of capital distribution		(3.2)
Exchange adjustments		1.6
Share of profit for the year		5.3

Balance at 31 December 2008		28.3
Dividends paid	12	(10.5)
Exchange adjustments		3.5
Share of profit for the year		8.7

Balance at 31 December 2009		30.0

31 Related party transactions

        Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note. Transactions between the Group and its associates are disclosed below:

	Sale of goods		Purchase of goods(1)		Amounts owed to related parties(1)		Amounts owed by related parties(2)
£ million	2009	2008	2009	2008	2009	2008	2009	2008
Associates	—	—	(1.1)	(4.8)	(0.1)	(0.5)	—	0.2

(1)
The purchase of goods, and amounts owed to related parties relate to the supply of Manganese products by the Associate MMC.

(2)
The amounts owed by related parties is a loan due by the associate PT Bukit.

        The key management are considered to be the Board of Directors and their remuneration is as follows:

Directors' emoluments

Aggregate directors' remuneration, excluding pension entitlements under defined benefit pension schemes

£ million	2009	2008
Basic salary	763,583	730,000
Other emoluments	154,960	153,007
Bonus—cash element	395,594	331,050
Shares awarded under the DBP	395,594	331,050

	1,709,731	1,545,107

        Share options relating to the key management personnel are disclosed in note 36.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

31 Related party transactions (Continued)

Directors' interests in shares

        The beneficial interests in the shares of the Company of the directors in office at 31 December 2009, including the beneficial interests of their families, are set out in the table below:

	Number of ordinary shares of 25p each owned
Directors' shareholdings	At 31 December 2009	At 1 January 2009
T Atkinson	260,484	218,092
J Kempster	17,500	17,500
M Lejman	50,569	50,569
S Marshall	15,000	15,000
P Gismondi	10,000	0
A Walker	9,074	9,074

        No changes to the above holdings have occurred between 31 December 2009 and the date of this report.

        Other than the shareholdings and the options shown in note 36 and the table above, none of the directors had or has any interest, or any holding without beneficial interest, in any class of any share capital of the Company or of any subsidiary. Other than the service contracts and remuneration schemes described in note 36, at no time during the year has any director had any material interest in a contract with any Group company, being a contract of significance in relation to the Group's business.

32 Disposal of businesses

        Effective 3 July 2009, the Group sold its machine tool manufacturing business in Manchester, UK for a total gross consideration of £0.5 million, of which £0.1 million is deferred consideration. The loss on sale totalled £0.4 million.

        The net assets of the business at the date of disposal and at the end of the comparative year were as follows:

£ million	At date of disposal	At 31 December 2008
Property, plant and equipment	0.5	0.5
Inventories	0.1	0.1
Trade and other receivables	0.5	0.5
Trade and other payables	(0.2)	(0.2)

Net assets	0.9	0.9

Net assets disposed	0.9	0.9

Pre-tax (loss) on disposal of business	(0.4)

Total consideration	0.5

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

32 Disposal of businesses (Continued)

        The total consideration for the business was satisfied as follows:

£ million	At date of disposal
Cash	0.4
Deferred consideration	0.1

0.5

        All of the £0.1 million deferred consideration is current.

        The net cash inflow arising on the disposal of the business was as follows:

£ million	At date of disposal
Net cash consideration received	0.5
Overdrafts disposed of	—

0.5

        During the year ended 31 December 2009, the Manchester business contributed £nil to operating profit, contributed £nil to the Group's net operating cash flows, contributed £nil to investing cash flows, and contributed £nil to financing cash flows. In the year ended 31 December 2008, the Manchester business contributed £0.2 million to operating profit, contributed £0.1 million to the Group's net operating cash flows, contributed £nil to investing cash flows, and contributed £nil to financing cash flows.

        Results through to the date of sale have been reported as part of the Engineered Steel Products segment within continuing operations. The loss on sale has also been reported within continuing operations.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

33 Notes to the consolidated cash flow statement

£ million	2009	2008
Operating profit from continuing operations	50.4	39.9

Operating profit	50.4	39.9
Business closure costs	0.4	2.8
Depreciation on property, plant and equipment	7.9	6.5
Amortisation of other intangible assets	0.1	0.3
Impairment of property, plant and equipment	2.1	—
Reversal of provisions on disposed businesses	—	(0.3)
Profit on disposal of property, plant and equipment	—	(6.0)
Movement in provisions	1.4	0.8
Movement in derivatives	1.7	(1.7)
Expense for share options	0.5	0.4

Operating cash flows before movements in working capital	64.5	42.7
Decrease in inventories	12.5	7.6
Decrease/(increase) in receivables	8.3	(3.4)
Increase in payables	1.1	2.1

	21.9	6.3

Cash generated by operations before tax	86.4	49.0

        Cash and cash equivalents in the consolidated cash flow statement are reconciled to the consolidated statement of financial position as follows:

£ million	2009	2008
Cash	144.2	108.1
Bank overdrafts	—	—

Cash and cash equivalents per the consolidated cash flow statement	144.2	108.1

34 Contingent liabilities

£ million	2009	2008
Financial guarantees	1.2	3.2
Other contingent liabilities	5.0	2.7

	6.2	5.9

Financial Guarantees

        It is not expected that any loss will arise in respect of these financial guarantees all of which were undertaken in the ordinary course of business.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

34 Contingent liabilities (Continued)

Other Contingent Liabilities

        The 2007 disposal of a German subsidiary included an indemnity provided to the purchaser for certain potential liabilities that may arise. This was secured by a letter of credit amounting to €3 million (£2.7 million) which is included in other contingent liabilities.

        Following Delta EMD Limited's 2005 disposal of its South African Industrial Services businesses, a tax assessment was received by one of Delta EMD Limited's subsidiary companies which resulted in a tax refund as reported in the Group's 2007 accounts.

        During 2009 a revised assessment of ZAR 27 million (£2.3 million) was issued by the South African Revenue Services (SARS) for additional capital gains taxation in respect of the disposal. Delta EMD Limited's South African subsidiary submitted an objection in respect of the revised assessment, and SARS, in 2010 have disallowed the objection. The subsidiary is permitted by the Income Tax Act 1962 to lodge an appeal with SARS against the decision to disallow the objection, and can also request that SARS refer the matter to Alternative Dispute Resolution (ADR). The subsidiary also may request that SARS suspend payment of the outstanding revised assessment, although interest will accrue nonetheless. Should the matter not be resolved satisfactorily through appeal or ADR, the subsidiary could refer the matter to the Tax Court, where the merits of the subsidiary's objection to the revised assessment would be considered objectively. Management disagrees with the revised assessment and intends to pursue all possible avenues of appeal. The liquidation of the subsidiary commenced following the original assessment and it now has negligible net assets. Should a tax liability be imposed against the subsidiary, it would not have the resources to pay the assessment. Management does not believe that it is probable that the Group will have liability for any assessment imposed against the subsidiary. £2.3 million has been included in other contingent liabilities in respect of this matter.

Other Matters

        During 2009 the US Internal Revenue Service issued summons requesting documentation related to UPC Holdings Inc. and the tax year ended 31 December 2001. The Group disposed of the shares of UPC Holdings Inc. to DAI Acquisition Corp. on 29 December 2000 for approximately US$100 million. At that time, UPC Holdings Inc. held the shares of United Power Corporation, the Group's former power quality business. Documents describing the transaction were provided to the Internal Revenue Service during September 2009, and no further correspondence has been received. At this point in time, it is unclear whether any Group company is a target of the Internal Revenue Service's examination, however given the size and nature of the transaction further enquiry might follow. A contingent liability has not been quantified because the possibility of any liability arising from this matter is considered to be remote.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

35 Operating lease commitments

        At the statement of financial position date, the aggregate amount of minimum lease payments under non-cancellable operating leases are as follows:

£ million	2009	2008
Within one year	4.5	4.0
In the second to fifth years inclusive	8.4	8.0
After five years	11.3	10.9

Total commitments under operating leases	24.2	22.9

        Operating lease commitments relate to operating leases over property, plant and equipment in businesses throughout the Group.

36 Share-based payments

        IFRS 2: Share-based payments has only been applied to equity instruments that were granted after 7 November 2002 and that had not vested before 1 January 2005.

        Included within staff costs are IFRS 2 expenses related to share-based payments totalling £0.5 million (2008: £0.4 million).

Save As You Earn schemes

        The Company has a scheme in place known as "Save As You Earn" (SAYE), and its international equivalent, known as "International Save As You Earn" (ISAYE). There have been no SAYE or ISAYE grants since October 2002 (and thus this share-based payment scheme does not fall under the provisions of IFRS 2). Options are exercisable at a price equal to the average quoted market price of the Company's shares on the date of grant. In normal circumstances the options mature either 36, 60 or 84 months following grant and can be exercised within six months of the relevant maturity date. Options are forfeited if the employee leaves the Group before the option vests.

Executive Share Option Scheme (ESOS)

        The Company has a share option scheme for executives of the Group. Options are exercisable at a price equal to the average quoted market price of the Company's shares on the date of grant. The options are exercisable between three and ten years after the date on which the options were granted subject to performance criteria being met. Options are forfeited if the executive leaves the Group before the options vest.

        ESOS was approved by shareholders at the May 1999 Annual General Meeting. The scheme was amended in 2002 to reflect the preferences of certain institutional investors. Grants under the ESOS were made annually and had values of up to one times annual salary. No grants have been made since 2005.

        ESOS options are subject to the following performance conditions:

  (a)
  granted before 29 June 2001, on or before the tenth anniversary of the grant date:

  •
  earnings per share growth over a period of at least three consecutive years must equal or exceed the growth in the Retail Prices Index plus 3% per annum; and

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

36 Share-based payments (Continued)

    •
    earnings per share before exceptional items must equal or exceed twenty pence.

  (b)
  granted on or after 29 June 2001, on or before the sixth anniversary of the grant date:

  •
  earnings per share growth over a period of at least three consecutive years must equal or exceed the growth in the Retail Prices Index plus 3% per annum.

        Details of the share options outstanding during the year are as follows:

	2009		2008
	Number of share options	Weighted average exercise price (p)	Number of share options	Weighted average exercise price (p)
Outstanding at the beginning of the year	1,836,318	114.2	2,524,339	112.7
(Forfeited) during the year	(83,000)	154.0	(391,369)	120.7
(Exercised) during the year	(1,576,661)	109.0	(296,652)	92.9

Outstanding at the end of the year	176,657	141.4	1,836,318	114.2

Exercisable at the end of the year	176,657	141.4	1,836,318	114.2

        The weighted average share price at the date of exercise for share options exercised during the year was 156.7p (2008: 111.8p).

        The options outstanding at the end of the year have a weighted average remaining contractual life of 2.2 years (2008: 4.8 years) and have exercise prices ranging from 120p to 150p.

        There were no options granted under this scheme in 2009 or 2008. The scheme was replaced by the Performance Share Plan which was approved by shareholders on 28 April 2006.

        The Group recognised total expenses of £nil (2008: £nil) relating to the above equity-settled ESOS during the year.

Share Award Scheme for Chief Executive

        The Chief Executive is entitled to options in other schemes as explained in other sections of this note, and in addition can be awarded options under this scheme. Details of the share award outstanding during the year are as follows:

	2009		2008
	Number of share options	Weighted average exercise price(p)	Number of share options	Weighted average exercise price(p)
Outstanding at the beginning of the year	—	—	264,961	Nil
Dividends paid as share award during the year	—	—	56,057	Nil
(Exercised) during the year	—	—	(321,018)	Nil

Outstanding at the end of the year	—	—	—	—

Exercisable at the end of the year	—	—	—	—

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

36 Share-based payments (Continued)

        The Group recognised an expense of £nil (2008: £0.1 million) related to the above equity-settled share award scheme during the year.

Performance Share Plan

        The Performance Share Plan was introduced in 2006 to replace the ESOS. The conditional awards generally have a three-year vesting period and an exercise price of £nil. The extent to which an award under the plan may vest will be determined by the Company's Total Shareholder Return ("TSR") performance over the three-year period commencing the start of the financial year in which the grant was made against the TSR performance of the constituents of the FTSE SmallCap Index (excluding investment trusts) over the same period. For median performance, one quarter may vest, rising proportionally to full vesting for upper quartile performance.

        Regardless of the Company's TSR performance, no part of an award under the plan will vest unless the Financial Underpin Condition is met, the Financial Underpin Condition being that the Remuneration Committee considers that the Company's underlying financial performance over the same measurement period is satisfactory.

        Awards are forfeited if the executive leaves the Group before the awards vest.

        Details of the share awards outstanding during the year are as follows:

	2009		2008
	Number of share options	Weighted average exercise price (p)	Number of share options	Weighted average exercise price (p)
Outstanding at the beginning of the year	1,085,631	Nil	640,844	Nil
Granted during the year	524,357	Nil	763,810	Nil
(Exercised) during the year	(72,132)	Nil	—	—
(Forfeited) during the year	(27,586)	Nil	(319,023)	Nil

Outstanding at the end of the year	1,510,270	Nil	1,085,631	Nil

Exercisable at the end of the year	140,280	Nil	—	—

        The weighted average share price at the date of exercise for share options exercised during the year was 118.0p.

        The awards outstanding at the end of the year have a weighted average remaining contractual life of 1.3 years and have an exercise price of £nil (2008: 1.7 years and had an exercise price of £nil).

        In 2009, an award was granted on 26 March (2008: 28 March). The estimated fair value of the award granted on this date was 95.7p (2008: 46.5p). The total fair value was £501,810 (2008: £355,172).

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

36 Share-based payments (Continued)

The fair values were calculated using a stochastic model. The inputs used for fair valuing awards granted during 2009 were as follows:

	2009	2008
Weighted average share price at date of grant	108.5p	92.0p
Weighted average exercise price	£nil	£nil
Weighted average expected volatility	37.4%	28.6%
Weighted average expected life	3.0 years	3.0 years
Risk-free rate	1.73%	4.0%

        Expected volatility was determined by calculating the historical volatility of the Company's share price over a historical period commensurate with the expected performance period for the award. Participants are entitled to receive the dividends that would have been received on the vested shares therefore the dividend yield does not impact on the valuation of the awards.

        The Group recognised total expenses of £0.3 million (2008: £0.2 million) related to the above equity-settled share-based Performance Share Plan during the year.

Deferred Bonus Plan

        The Deferred Bonus Plan was introduced in 2006. One half of any bonus payable under the scheme is paid in cash with the other half being deferred in ordinary shares in the Company.

        Deferred bonus share awards are forfeited on cessation of employment prior to the third anniversary of award, except in the case of "good leavers" in which case the deferred shares are released early.

        Details of the share awards outstanding during the year are as follows:

	2009		2008
	Number of share options	Weighted average exercise price (p)	Number of share options	Weighted average exercise price (p)
Outstanding at the beginning of the year	422,592	Nil	182,680	Nil
Granted during the year	357,120	Nil	343,287	Nil
(Forfeited) during the year	—	—	(96,172)	Nil
(Vested) during the year	—	—	(7,203)	Nil

Outstanding at the end of the year	779,712	Nil	422,592	Nil

Exercisable at the end of the year	—	—	—	—

        The awards outstanding at the end of the year have a weighted average remaining contractual life of 1.5 years and have an exercise price of £nil. (2008: 2.0 years and had an exercise price of £nil).

        In 2009, an award was granted on 26 March (2008: 27 March). The estimated fair value of the award granted on this date was 93.4p (2008: 83.6p). The total fair value was £0.3 million (2008: £0.3 million).

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

36 Share-based payments (Continued)

        The fair values were calculated using Black-Scholes option pricing model. The inputs used for fair valuing awards granted during 2009 were as follows:

	2009	2008
Weighted average share price at date of grant	108.5p	91.5p
Weighted average exercise price	£nil	£nil
Weighted average expected volatility	37.4%	25.0%
Weighted average expected life	3.0 years	3.0 years
Risk free rate	1.73%	4.5%
Expected dividend yield	5.0%	3.0%

        Expected volatility was determined by calculating the historical volatility of the Company's share price over a historical period commensurate with the expected performance period for the award. Participants are not entitled to receive the dividends that would have been received on the vested shares. The share awards were issued for £nil consideration and the exercise price is £nil.

        The Group recognised total expenses of £0.2 million (2008: £0.1 million) related to the above equity-settled Deferred Bonus Plan during the year.

37 Retirement benefit schemes

Defined contribution schemes

        The Group operates a number of defined contribution retirement benefit schemes for qualifying employees. The related pension assets are held in trustee-administered funds separate from the company, unless required otherwise by local best practice and regulations. The total cost charged to income of £3.5 million (2008: £3.3 million) represents contributions payable to those schemes by the Group at rates specified in the rules of the respective schemes.

Defined benefit scheme

        The Group operates a funded defined benefit scheme for qualifying employees in the United Kingdom via the DPP. Under the DPP, participants are entitled to pension retirement benefits of 1.67% of final salary per year of service on attainment of a retirement age of 65 years.

        The Group has opted to recognise all actuarial gains and losses immediately via the consolidated statement of comprehensive income.

Details of valuation assumptions

        The most recent actuarial valuation of the DPP's assets and liabilities for financial reporting purposes was performed at 31 December 2009 by independent actuaries Xafinity Consulting Limited. The projected unit credit method was used for valuation purposes. The projected unit credit method is an accrued benefits valuation method in which the plan liabilities make allowance for projected earnings.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

37 Retirement benefit schemes (Continued)

        The actuarial valuation used the following principal assumptions:

	2009	2008
Discount rate	5.7%	6.3%
Inflation rate	3.6%	2.5%
Expected return on equity instruments	7.5%	7.0%
Expected return on debt instruments	5.7%	6.3%
Expected return on cash	2.0%	5.0%
Expected return on property	7.5%	7.0%
Expected rate of salary increases	4.6%	3.5%
Future pension increases	3.5%	3.0%
Mortality assumptions:	PxA92 MC	PxA92MC
	1%(m)/0.75%(f)
Expected future lifetimes from age 65
—Males aged 45	24.6 years	23.1 years
—Females aged 45	27.0 years	25.9 years
—Males aged 65	22.6 years	22.0 years
—Females aged 65	25.4 years	24.9 years

        The expected return on DPP assets is a blended average of projected long-term returns for the various asset classes. Asset class returns are based on a forward-looking building block approach. Equity returns are developed based on the selection of an equity risk premium above the risk-free rate which is measured in accordance with yields on government bonds. Returns on property are assumed to be the same as those on equities. Bond returns are selected by reference to the yields on government and corporate debt as appropriate to the DPP holdings of these instruments.

        The estimated sensitivities regarding the principal assumptions used to measure the scheme liabilities as above are set out as follows:

Assumption	Change in assumption	Impact on scheme liabilities
Discount rate	Increase/decrease by 0.5%	Decrease/increase by 11%
Inflation rate	Increase/decrease by 0.5%	Increase/decrease by 11%
Rate of salary growth	Increase/decrease by 0.5%	Increase/decrease 0.1%
Rate of mortality	Increase by 1 year	Increase by 2%

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

37 Retirement benefit schemes (Continued)

Amounts included in the consolidated income statement

        The amounts recognised in respect of the defined benefit scheme are as follows:

£ million	Notes	2009	2008
Current service cost		(0.2)	(0.4)
Expected interest on defined benefit pension scheme liabilities	8	(12.4)	(25.1)
Expected return on defined benefit pension scheme assets	7	12.3	23.5

Amounts charged to the consolidated income statement		(0.3)	(2.0)
Actuarial losses in consolidated statement of comprehensive income		(75.6)	(12.5)

		(75.9)	(14.5)

        Current service cost is included in administrative expenses.

Amounts included in the consolidated statement of financial position

        The aggregated amount recognised in the consolidated statement of financial position in respect of the Group's defined benefit pension schemes are as follows:

£ million	2009	2008
Fair value of plan assets	217.8	194.7
Present value of plan liabilities	(289.0)	(197.2)

Net defined benefit deficit before consideration of the IAS 19 asset recoverability assessment	(71.2)	(2.5)
Adjustment in respect of the IAS 19 asset recoverability assessment	—	—

Net consolidated statement of financial position retirement benefit liability	(71.2)	(2.5)

        The cumulative amount of net actuarial losses taken to the consolidated statement of comprehensive income is £37.5 million since the date of transition to IFRS.

Reconciliations of movements in the consolidated statement of financial position

        Overall movements in the present value of DPP were as follows:

£ million	2009	2008
Net liability/(asset) at start of year	2.5	(9.5)
Current service cost	0.2	0.4
Contributions	(7.2)	(50.3)
Settlement	—	47.8
Net interest expense	0.1	1.6
Actuarial losses	75.6	12.5

Net liability at end of year	71.2	2.5

        The above aggregated table can be split into the following liabilities and assets tables.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

37 Retirement benefit schemes (Continued)

        Movements in the present value of DPP liabilities were as follows:

£ million	2009	2008
Opening present value of plan liabilities	197.2	631.2
Service cost	0.2	0.4
Interest cost	12.4	25.1
Contributions	0.1	0.1
Settlement	—	(413.7)
Actuarial losses/(gains)	86.1	(27.3)
Benefits paid	(7.0)	(18.6)

Closing present value of plan liabilities	289.0	197.2

        Movements in the fair value of DPP assets were as follows:

£ million	2009	2008
Opening fair value of plan assets	194.7	640.7
Expected return on plan assets	12.3	23.5
Settlement	—	(461.5)
Actuarial gains/(losses)	10.6	(39.8)
Employer contributions	7.1	50.3
Member contributions	0.1	0.1
Benefits paid	(7.0)	(18.6)

Closing fair value of plan assets	217.8	194.7

        The actual return on DPP assets was £22.9 million (2008: £(16.3) million).

        Following completion of the triennial valuation at 31 March 2009 employer contributions have been set at £6.3million per annum in accordance with the Plan's 10-year recovery plan, along with a contribution to cover the administrative costs of the Plan of approximately £1.0 million per annum. In addition the Group will continue to make regular contributions to cover the accrual of future benefits for existing staff.

Further analysis of DPP's assets

        Scheme assets are analysed as follows:

£ million	2009	2008
Equity instruments	9.6	5.3
Debt instruments	200.3	175.7
Property	0.2	10.5
Cash	7.7	3.2

	217.8	194.7

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

37 Retirement benefit schemes (Continued)

Percentage	2009	2008
Equity instruments	4%	3%
Debt instruments	92%	90%
Property	0%	5%
Cash	4%	2%

	100%	100%

        The expected rates of return on each of the scheme assets are disclosed in the valuation assumptions section above. The DPP assets do not include any of the Group's own financial instruments, nor any property occupied by, or other assets used by, the Group.

Five-year history

        The five-year history of aggregate experience adjustments is as follows:

£ million	2009	2008	2007	2006	2005
Fair value of scheme liabilities	289.0	197.2	631.2	652.0	672.8
Fair value of scheme (assets)	(217.8)	(194.7)	(640.7)	(651.8)	(670.6)

Deficit/(surplus) in the schemes	71.2	2.5	(9.5)	0.2	2.2

Experience adjustments on schemes' liabilities
Losses/(gains) (£m)	86.1	(27.3)	(20.8)	(14.2)	47.4
Percentage of schemes' liabilities	29.79%	(13.84)%	(3.30)%	(2.18)%	7.05%

Experience adjustments on schemes' assets
Losses/(gains) (£m)	10.6	(39.8)	(11.9)	(12.4)	60.0
Percentage of schemes' assets	4.87%	(20.44)%	(1.86)%	(1.90)%	8.95%

Additional information with respect to the DPP

Triennial valuation

        The next triennial valuation for the DPP is due as of 31 March 2012. At the last valuation, as of 31 March 2009, the DPP's assets totalled £184.3 million and its liabilities totalled £232.8 million, resulting in a net deficit of £48.5 million. The following assumptions were employed: discount rate 5.9%; annual increase in pensionable earnings: 3.4%; annual pension increases: from 2.2% to 3.0%; cash commutation: 25%; and price inflation: 2.4%. Mortality tables used were PxA92MC with a 1%(m)/0.75%(f) floor, for both pensioner and non-pensioner members.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

37 Retirement benefit schemes (Continued)

Analysis of scheme assets

        The scheme assets of the Delta Pension Plan at 31 December 2009 may be further analysed as follows:

£ million	2009
UK index tracking equity instruments	3.3
Non UK index tracking equity instruments	6.3

Total equity instruments	9.6
UK corporate bonds	190.2
UK government bonds—index linked	10.1

Total debt instruments and insured policies	209.9
Property	0.2
Cash	7.7

217.8

        Of the above table's asset values, 96.4% is managed by Legal & General Investment Management and 0.1% by Blackrock Investment Management (UK) Ltd, a total of 96.5%. The Trustee receives advice regarding investment strategy and asset allocation from Towers Watson.

Participant population

        The Group continues to make pension contributions to the DPP for current participants.

        In the following tables, 'M' denotes Male, 'F' denotes Female, and 'T' denotes Total. 'Current' denotes participants in current employment with the Group's UK businesses. 'Deferred' denotes participants who have departed the Group's UK businesses, however are not yet drawing a pension. 'Pensioners' are those in receipt of a pension.

        The number of plan participants as at 31 December 2009 for the years below was as follows:

Number of participants	Current	Deferred	Pensioners	Total
5 April 2004	94	10,291	10,845	21,230
5 April 2005	86	9,681	10,799	20,566
5 April 2006	79	7,824	10,600	18,503
5 April 2007	72	7,564	10,349	17,985
31 December 2008	57	7,114	197	7,368
31 December 2009	7	6,694	507	7,208

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

37 Retirement benefit schemes (Continued)

        The 7,208 plan participants at 31 December 2009 may be analysed as follows:

	Current			Deferred			Pensioners			Total
Age	M	F	T	M	F	T	M	F	T	M	F	T
25-34	—	—	—	125	54	179	—	—	—	125	54	179
35-44	—	1	1	820	459	1,279	—	1	1	820	461	1,281
45-54	2	3	5	1,709	636	2,345	18	28	46	1,729	667	2,396
55-64	1	—	1	2,153	314	2,467	123	118	241	2,277	432	2,709
65-74	—	—	—	307	12	319	200	12	212	507	24	531
75-84	—	—	—	103	2	105	4	3	7	107	5	112

Total	3	4	7	5,217	1,477	6,694	345	162	507	5,565	1,643	7,208

        The liabilities of the Delta Pension Plan as at 31 December 2009 pertained to the participant population as follows:

Age	Current	Deferred	Pensioners	Total
25-34	—	2.0	—	2.0
35-44	0.1	35.2	—	35.3
45-54	0.7	120.4	2.6	123.7
55-64	0.3	98.0	18.1	116.4
65-74	—	1.3	10.1	11.4
75-84	—	0.1	0.1	0.2

Total	£1.1m	£257.0m	£30.9m	£289.0m

38 Restatement

        In accordance with IAS 1 (2007) Presentation of Financial Statements, retrospective restatements or reclassifications in the financial position has been presented for the current and the past two financial years.

        Following the initiation of a sales process in 2008 for the Group's associate, Manganese Metal Company (MMC), the Group recognised the interest as "Asset held for sale" in accordance with IFRS 5: Non-current Assets Held for Sale and Discontinued Operations. Uncertainties around this sale process have now required the restatement of MMC, to reflect the fact that our share since 30 September 2009 has been reclassified as continuing. Variable costs within Cost of sales and Distributions costs have been reclassified for the 2008 financial year in order to be consistent with the current year when disclosing the classification.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

38 Restatement (Continued)

        The following table provides a summary of the key changes to the income statement arising from the restatement for the comparative year:

Consolidated income statement—year ended 31 December 2008

£ million	As previously reported	Adjustment	Restated
Continuing operations:
Revenue	330.8		330.8
Cost of sales	(243.8)	5.7	(238.1)

Gross profit	87.0	5.7	92.7

Distribution costs and administrative expenses	(50.3)	(5.7)	(56.0)
Business closure costs	(2.8)		(2.8)
Profit on sale of property, plant and equipment	6.0		6.0

Operating profit	39.9		39.9

Share of post-tax profit of associate and joint venture	0.2	8.2	8.4

(Loss)/profit before tax	(3.7)	8.2	4.5

Loss for the year from continuing operations	(11.9)	8.2	(3.7)

Discontinued operations:
Profit for the year from discontinued operations	8.7	(8.2)	0.5

Continuing and discontinued operations:
Loss for the year	(3.2)		(3.2)

        The following table provides a summary of the key changes to earnings per share for the comparative year arising from the restatement:

Earnings per share—year ended 31 December 2008

Pence per share	As previously reported	Adjustment	Restated
From continuing operations:
Basic	(11.4)	5.4	(6.0)
Diluted	(11.4)	5.4	(6.0)

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

38 Restatement (Continued)

        The following tables provides a summary of the key changes to the financial position arising from the restatement for the comparative years:

Consolidated statement of financial position—year ended 31 December 2008

£ million	As previously reported	Adjustment	Restated
Non-current assets
Interest in associate and joint venture	—	12.4	12.4

Total non-current assets	100.1	12.4	112.5

Current assets
Assets classified as held for sale	12.4	(12.4)	—

Total current assets	240.8	(12.4)	228.4

Total assets	373.6	—	373.6

Net assets	225.7	—	225.7

Consolidated statement of financial position—year ended 31 December 2007

£ million	As previously reported	Adjustment	Restated
Non-current assets
Interest in associate and joint venture	1.5	2.1	3.6

Total non-current assets	82.7	2.1	84.8

Current assets
Assets classified as held for sale	2.1	(2.1)	—

Total current assets	239.3	(2.1)	237.2

Total assets	322.0	—	322.0

Net assets	258.8	—	258.8

39 Post balance sheet events

Delta EMD Limited

        On 18 January 2010, the Group's South African subsidiary Delta EMD Limited announced its commencement of a process to realise the value of its last operations, which may result in a possible disposal of operations. The timing and value of this event is still uncertain. In line with accounting guidelines the business is disclosed as continuing operations. It comprises the entire Manganese Materials segment in Note 5.

Notes to the Consolidated Financial Statements (Continued)

for the years ended 31 December 2009 and 2008

39 Post balance sheet events (Continued)

Offer for the Group

        On 4th March 2010, the Board announced a recommended cash offer for Delta by Valmont Industries, Inc. The offer comprises 185 pence per ordinary share and values Delta's issued ordinary share capital at approximately £284 million.

Second interim dividend

        On 1st April 2010, the Board declared a second interim dividend for the year ended 31 December 2009 of 4.8 pence per ordinary share in lieu of any final dividend.

40 Exchange rates

	Year Ended 31 December 2009	Year Ended 31 December 2008
Average Exchange Rates
Australian Dollar	2.00	2.18
South African Rand	13.05	15.07
US Dollar	1.56	1.87

	31 December 2009	31 December 2008
Closing Exchange Rates
Australian Dollar	1.79	2.09
South African Rand	11.89	13.45
US Dollar	1.61	1.45

        The balance sheets of foreign operations are translated into pound sterling using the exchange rate at the balance sheet date and the income statements are translated into pound sterling using the average exchange rate for the year.

PROSPECTUS

VALMONT INDUSTRIES, INC.

Debt Securities

Guarantees of Debt Securities by Certain Subsidiaries

        We may offer from time to time debt securities in amounts, at prices and on terms that will be determined at the time the securities are offered. Certain of our subsidiaries may fully and unconditionally guarantee any debt securities that we issue. We urge you to read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of these securities, carefully before you make your investment decision.

        Investing in our securities involves certain risks. See "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 26, 2009, which is incorporated by reference herein, and in any comparable section of the accompanying prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 7, 2010

        You should rely only on the information contained in or incorporated by reference in this prospectus or any related prospectus supplement or free writing prospectus we provide to you. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Unless otherwise noted or the context otherwise requires, references in this prospectus to "Valmont," "the Company," "our company," "we," "us" or "our" refer to Valmont Industries, Inc. and its direct and indirect subsidiaries.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell any securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

        Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

 VALMONT INDUSTRIES, INC.

        We are a diversified global producer of fabricated metal products and are a leading producer of steel and aluminum pole and tower structures in our engineered support structures segment, steel and concrete pole structures in our utilities support structures segment and are a global producer of mechanized irrigation systems in our irrigation segment. We also provide metal coating services, including galvanizing, painting and anodizing in our coatings business.

        Our pole and tower structures, sold through the engineered support structures segment, support outdoor lighting and traffic control fixtures and wireless communication equipment. Our pole structures, sold through our utilities support structures segment, support electrical transmission and distribution lines and related power distribution equipment. Our irrigation segment produces mechanized irrigation equipment that delivers water, chemical fertilizers and pesticides to agricultural crops. Customers and end-users of our products include state and federal governments, contractors, utility and telecommunications companies, manufacturers of commercial lighting fixtures and large farms as well as the general manufacturing sector.

THE SUBSIDIARY GUARANTORS

        One or more of Valmont's subsidiaries, whom we refer to as the "subsidiary guarantors" in this prospectus, may fully and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus. The prospectus supplement relating to any such series will identify any subsidiary guarantors. Financial information concerning our subsidiary guarantors and any non-guarantor subsidiaries will be included in our consolidated financial statements filed as part of our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") to the extent required by the rules and regulations of the SEC.

        Additional information concerning our subsidiaries and us is included in reports and other documents incorporated by reference in this prospectus. Please read "Where You Can Find More Information."

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Fiscal Years Ended
	December 26, 2009	December 27, 2008	December 29, 2007	December 30, 2006	December 31, 2005
Ratio of earnings to fixed charges	11.67	9.86	7.52	5.67	3.79

        For purposes of these computations, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges include interest on indebtedness and that portion of rental expense that we believe to be representative of interest.

        As of the date of this prospectus we have not issued any preferred shares.

USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

        This section describes certain general terms and provisions of the debt securities. The debt securities will be our direct general obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated debt from time to time outstanding. We will issue any debt securities under a senior debt indenture between us and Wells Fargo Bank, National Association, as trustee. When we offer to sell a particular series of debt securities, we will describe the specific terms for the debt securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. If any of the terms of a series of debt securities that are described in a prospectus supplement are inconsistent with any of the terms of the debt securities or the indenture as described in this section, then the description of those terms in that prospectus supplement will supersede and replace any different or inconsistent description in this prospectus.

        We have summarized certain terms and provisions of the indenture. The summary is not complete and is qualified in its entirety by reference to the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indenture for the provisions which may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

        The indenture does not limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

  •
  the designation and aggregate principal amount;

  •
  the maturity date;

  •
  the interest rate, if any, or the method for calculating the interest rate;

  •
  the interest payment dates and the record dates for the interest payments;

  •
  any mandatory or optional redemption terms or prepayment or sinking fund;

  •
  the place where we will pay principal and interest;

  •
  if other than denominations of $2,000 or higher multiples of $1,000, the denominations the debt securities will be issued in;

  •
  whether the debt securities will be issued in the form of global securities or certificates;

  •
  additional provisions, if any, relating to the defeasance of the debt securities;

  •
  the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

  •
  any United States federal income tax consequences;

  •
  the dates on which premium, if any, will be paid;

  •
  our right, if any, to defer payment of interest and the maximum length of this deferral period;

  •
  any listing on a securities exchange;

  •
  the initial public offering price; and

  •
  other specific terms, including any additional events of default or covenants.

Subsidiary Guarantee

        If specified in the prospectus supplement, one or more of the subsidiary guarantors will guarantee the debt securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the subsidiary guarantee of the subsidiary guarantor.

        Subject to the limitations described below and in the prospectus supplement, one or more of the subsidiary guarantors will jointly and severally, fully and unconditionally guarantee:

          (a)   the full and punctual payment of principal of and interest on debt securities of the series when due, whether at stated maturity, by acceleration, by redemption or otherwise, and all other of our monetary obligations under the indenture and the debt securities and

          (b)   the full and punctual performance within applicable grace periods of all other obligations of the Company under the indenture and the debt securities (all such obligations guaranteed by a subsidiary guarantor being herein called the "guaranteed obligations").

        The subsidiary guarantors will also pay all expenses (including reasonable attorneys' fees) incurred by the applicable trustee in enforcing any rights under a subsidiary guarantee with respect to a subsidiary guarantor.

        Each subsidiary guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the subsidiary guarantor without rendering such subsidiary guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        Each subsidiary guarantee will be a continuing guarantee and will inure to the benefit of and be enforceable by the trustee, the holders of the debt securities and their successors, transferees and assigns.

        A subsidiary guarantor will be released from its obligations under the indenture:

          (a)   upon the sale or other disposition of a subsidiary guarantor;

          (b)   upon the sale or disposition of all or substantially all the assets of such subsidiary guarantor;

          (c)   upon defeasance of the debt securities pursuant to the indenture;

          (d)   upon the discharge of the Company's obligations in accordance with the indenture; or

          (e)   upon delivery of an officer's certificate to the trustee that such subsidiary guarantor does not guarantee the obligations of the Company under any indebtedness for borrowed money of the Company and that such other guarantees have been released other than through discharges as a result of payment by such guarantor on such guarantees.

provided, however, that in the case of clauses (a) and (b) above, (i) such sale or other disposition is made to a person other than the Company or a subsidiary of the Company and (ii) such sale or disposition is otherwise permitted by the indenture.

        At the request of the Company, and delivery to the trustee of an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to such release have been complied with, the trustee will execute any documents reasonably requested by the Company evidencing such release, upon receipt of an officer's certificate and legal opinion to the effect that such release is permissible under the indenture. In addition, the prospectus supplement may specify additional circumstances under which a subsidiary guarantor can be released from its subsidiary guarantee.

Events of Default

        "Event of Default," with respect to the debt securities of any series, means:

          (1)   default in the payment of the principal of any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;

          (2)   default in the payment of interest on any debt security of such series when the same becomes due and payable, and such default continues for a period of 30 days;

          (3)   default in the performance of or breach of any other covenant or agreement of the Company or any subsidiary guarantor in the indenture with respect to any debt security of such series or in the debt security of such series and such default or breach continues for a period of 90 consecutive days or more after written notice to the Company by the trustee or to the Company and the trustee by the holders of 25% or more in aggregate principal amount of the debt securities of all series affected thereby specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the indenture;

          (4)   certain events of bankruptcy, insolvency, reorganization or similar proceedings with respect to the Company or any subsidiary guarantor;

          (5)   default on any indebtedness for money borrowed by the Company or a subsidiary in excess of $50,000,000 in principal amount that results in the acceleration of such indebtedness prior to its maturity;

          (6)   any other Events of Default set forth in the applicable prospectus supplement; and

          (7)   any subsidiary guarantee ceases to be in full force and effect (other than in accordance with the terms of such subsidiary guarantee or the indenture) or any subsidiary guarantor denies or disaffirms its obligations under its subsidiary guarantee.

        If an Event of Default (other than an Event of Default specified in clause (4) with respect to the Company) under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may by written notice, require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any.

        If an Event of Default under the indenture specified in clause (4) with respect to the Company occurs and is continuing, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities), together with accrued and unpaid interest, will automatically become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

        After a declaration of acceleration or any automatic acceleration under clause (4) described above of the debt securities of any series, the holders of a majority in principal amount of outstanding debt securities of that series may rescind this accelerated payment requirement if all existing Events of Default with respect to that series, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults with respect to that series, except a default in paying principal or interest on any outstanding debt security of such series, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

        In the event of a declaration of acceleration of the notes because an Event of Default described in clause (5) above has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to such clause (5) shall be remedied or cured, or waived by the holders of such indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived. Holders of at least 25% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have made written request, and offered indemnity reasonably satisfactory to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request from holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

        During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person's own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders of the applicable debt securities unless those holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

        The trustee will, within 90 days after any default occurs with respect to the debt securities of any series that is known to the trustee, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

        We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Covenants

Consolidation, Merger or Sale of Assets

        The indenture provides that we will not consolidate or combine with or merge with or into, or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to, any person or persons in a single transaction or through a series of transactions, unless:

  •
  we shall be the continuing person or, if we are not the continuing person, the resulting, surviving or transferee person (the "surviving entity") is a company organized and existing under the laws of the United States or any State or territory;

  •
  the surviving entity will expressly assume all of our obligations under the debt securities issued under the indenture, and will, if required by law to effectuate the assumption, execute supplemental indentures which will be delivered to the trustee and will be in form and substance reasonably satisfactory to the trustee;

  •
  immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing under the indenture; and

  •
  we or the surviving entity will have delivered to the trustee an officers' certificate and opinion of counsel stating that the transaction or series of transactions and supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.

        The indenture also provides that we will not permit any subsidiary guarantor to consolidate or combine with or merge with or into, or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to, any person or persons (other than the Company or another subsidiary guarantor) in a single transaction or through a series of transactions, unless:

  •
  except in the case of a subsidiary guarantor (a) that has been disposed of in its entirety to another person (other than the Company or a subsidiary of the Company), whether through a merger, consolidation or sale of capital stock or assets or (b) that, as a result of the disposition of all or a portion of its capital stock, ceases to be a subsidiary, in both cases, if in connection therewith we provide an officers' certificate to the trustee to the effect that the resulting, surviving or transferee person (if not such subsidiary) shall be a person organized and existing under the laws of the jurisdiction under which such subsidiary was organized or under the laws of the United States or any State or territory, and such person shall expressly assume, by a subsidiary guarantee, in a form satisfactory to the trustee, all the obligations of such subsidiary, if any, under its subsidiary guarantee;

  •
  immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing under the indenture; and

  •
  we will have delivered to the trustee an officers' certificate and opinion of counsel stating that such consolidation, merger or transfer and such subsidiary guarantee, if any, comply with the indenture.

        If any consolidation, combination or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indenture, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of the Company under the indenture with the same effect as if such successor corporation had been named as the Company and, except in the case of (1) any lease or (2) any sale, assignment, conveyance, transfer, lease or other disposition to one or more subsidiaries of the Company, we will be discharged from all obligations and covenants under the indenture and the debt securities.

Satisfaction, Discharge and Defeasance

        We may terminate our obligations under debt securities of any series under the indenture, when:

  •
  either:

  •
  all debt securities of such series issued that have been authenticated and delivered have been delivered by us to the trustee for cancellation; or

  •
  all the debt securities of such series issued that have not been delivered by us to the trustee for cancellation will become due and payable, or by their terms to become due and payable, within one year and we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name, and at our expense and we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium;

  •
  we have paid or caused to be paid all other sums then due and payable under the indenture with respect to such securities; and

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to such debt securities have been complied with.

        We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series ("legal defeasance"). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

  •
  the rights of holders of the debt securities to receive principal, interest and any premium when due;

  •
  our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, the Company's right of optional redemption, mutilated, defaced, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

  •
  the rights, obligations and immunities of the trustee; and

  •
  the defeasance provisions of the indenture.

        In addition, we may elect to have our obligations released with respect to certain covenants in the indenture ("covenant defeasance"). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under "Events of Default" will no longer constitute an event of default for that series.

        In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

  •
  we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

  •
  money in an amount;

  •
  U.S. government obligations; or

  •
  a combination of money and U.S. government obligations,

in each case sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal of interest on and any premium on the debt securities at their respective due dates or maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, the redemption date;

  •
  in the case of legal defeasance, we have delivered to the trustee an opinion of counsel (a) confirming we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) stating that, under then applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same U.S. federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

  •
  in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel stating that under the applicable U.S. federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same U.S. federal income tax as would be the case if the deposit and covenant defeasance did not occur;

  •
  no default relating to bankruptcy or insolvency has occurred and is continuing at the time of such deposit;

  •
  if at such time the debt securities of such series are listed on a national securities exchange, we have delivered to the trustee an opinion of counsel to the effect that the debt securities of such series will not be delisted as a result of such deposit, defeasance and discharge;

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with; and

  •
  if the debt securities of such series are to be redeemed prior to the final maturity thereof (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given pursuant to the indenture or provision therefor satisfactory to the trustee shall have been made.

Modification or Waiver

        We, the subsidiary guarantors and the trustee may amend the indenture or the debt securities of any series without notice to or the consent of any holder of debt securities in order to:

  •
  cure ambiguities, defects or inconsistencies, provided that such amendment shall not adversely affect the interests of the holders in any material respect;

  •
  provide for the assumption of our obligations, or the obligations of any subsidiary guarantor, in the case of a merger or consolidation; provided that such merger or consolidation is in compliance with the terms of the indenture;

  •
  comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

  •
  evidence and provide for the acceptance of appointment with respect to the debt securities of any series by a successor trustee and add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee;

  •
  establish the form or forms or terms of debt securities of any series and related coupons, if any;

  •
  to add any additional event of default;

  •
  to add to our covenants for the benefit of holders of debt securities of any series or to surrender any right or power conferred upon us;

  •
  provide for uncertificated or unregistered debt securities of any series;

  •
  make any change that does not materially and adversely affect the rights of any holder; or

  •
  add guarantees with respect to, or secure, debt securities of any series.

        In addition, we, the subsidiary guarantors and the trustee may otherwise amend the indenture or the debt securities of any series with the consent of the holders of a majority in principal amount of each series of outstanding debt securities affected by such amendment. However, we may not take any of the following actions without the consent of each holder of outstanding debt securities affected thereby:

  •
  change the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such holder's debt security;

  •
  reduce the principal amount of or the interest rate of or extend the time of payment for interest on, or reduce any premium payable upon the redemption of such holder's debt security;

  •
  change the place or currency of payment of principal, or premium, if any, or interest on, such holder's debt security;

  •
  impair a holder's right to initiate suit for the enforcement of any payment on or with respect to any debt security;

  •
  reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment or modification of the indenture with respect to the debt securities of the relevant series;

  •
  reduce the percentage in principal amount outstanding of debt securities of the relevant series the consent of whose holders is required for any supplemental indenture or for any waiver of compliance with certain provisions of the indenture or certain defaults and their consequences provided for in the indenture; or

  •
  make any change in or release any subsidiary guarantee that would adversely affect such holder (other than in accordance with the subsidiary guarantees or the indenture).

        A modification with respect to one or more particular series of debt securities, if any, will not affect the rights under the indenture of the holders of debt securities of any other series and related coupons, if any.

        The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default under the indenture with respect to the debt securities of such series, except a default (i) in the payment of principal of, interest on, or premium payable upon, such series or (ii) in respect of a covenant or provision which, as described above, cannot be modified or amended without the consent of each holder of debt securities of such series. Upon any such waiver, the default will cease to exist with respect to the debt securities of such series and any Event of Default arising therefrom will be deemed to have been cured for every purpose of the debt securities of such series under the indenture, but the waiver will not extend to any subsequent or other default or impair any right consequent thereon.

        We may elect in any particular instance not to comply with certain covenants set forth in the indenture or the debt securities of any series if, before the time for such compliance, the holders of a majority in principal amount of the outstanding debt securities of such series either waive compliance in that instance or generally waive compliance with those provisions, but the waiver may not extend to or affect any term, provision or condition except to the extent expressly so waived, and, until the waiver becomes effective, our obligations and the duties of the trustee in respect of any such provision will remain in full force and effect.

        In addition, the applicable prospectus supplement will set forth the terms and provisions relating to defeasance with respect to a particular series of debt securities.

 FORMS OF SECURITIES

        Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

        We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

        If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

        Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

        So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

        Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Valmont, its affiliates, the trustee or any other agent of Valmont, or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street name," and will be the responsibility of those participants.

        If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

        We may sell the debt securities in one or more of the following ways (or in any combination) from time to time:

  •
  through underwriters or dealers;

  •
  directly to a limited number of purchasers or to a single purchaser; or

  •
  through agents.

        The prospectus supplement will state the terms of the offering of the debt securities, including:

  •
  the name or names of any underwriters, dealers or agents;

  •
  the purchase price of such debt securities and the proceeds to be received by us, if any;

  •
  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which the securities may be listed.

        If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

  •
  negotiated transactions;

  •
  at a fixed public offering price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to prevailing market prices; or

  •
  at negotiated prices.

        Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

        We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

        We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

        The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

        Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

        Each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

        You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers like Valmont who file electronically with the SEC. The address of the site is http://www.sec.gov.

        The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

        This prospectus incorporates by reference the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed) until all the securities offered under this prospectus are sold.

Valmont SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 26, 2009
Current Reports on Form 8-K	Filed on March 9, 2010

        Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the company at the following address:

Valmont Industries, Inc.
One Valmont Plaza
Omaha, Nebraska 68154-5215
Attention: Investor Relations
Telephone: (402) 963-1000

 INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

        Certain statements contained or incorporated by reference in this prospectus and the accompanying prospectus supplement may constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which the Company operates, as well as management's perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this prospectus and the accompanying prospectus supplement, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company's actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in the Company's reports to the SEC, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this prospectus is made as of the date of this prospectus and any forward-looking statement included in the accompanying prospectus supplement is made as of the date of the prospectus supplement and the Company does not undertake to update any forward-looking statement except as required by applicable law or regulation.

LEGAL MATTERS

        The validity of the debt securities and guarantees in respect of which this prospectus is being delivered will be passed on for us by McGrath North Mullin & Kratz, PC LLO, Omaha, Nebraska.

EXPERTS

        The consolidated financial statements and the related financial statement schedule as of December 26, 2009 and December 27, 2008 and for each of the three fiscal years in the period ended December 26, 2009 incorporated by reference in this prospectus and the effectiveness of Valmont Industries, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference in this Registration Statement (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to the retrospective adoption of guidance related to noncontrolling interests in consolidated financial statements effective December 28, 2008 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.